UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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LendingClub Corporation (Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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595 Market Street, Suite 200
San Francisco, California 94105

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 8, 2023

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2023 Annual Meeting of Stockholders of LendingClub Corporation (the “Company,” “LendingClub,” “we,” “us” and “our”) will be held on June 8, 2023 at 11:00 a.m. Pacific Time via the Internet at www.virtualshareholdermeeting.com/LC2023 (the “Annual Meeting”). There is no physical location for the Annual Meeting.
At the Annual Meeting, you will be asked to:

1.Elect Kathryn Reimann, Scott Sanborn and Michael Zeisser as Class III directors, each of whom is currently serving on our Board of Directors, to serve until the 2026 Annual Meeting of Stockholders and until his or her successor has been elected and qualified or his or her earlier death, resignation or removal;
2.Approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in the Proxy Statement;
3.Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;
4.Approve a management proposal to amend and restate the Company’s Restated Certificate of Incorporation to phase in the declassification of our Board of Directors;
5.Approve a management proposal to amend and restate the Company’s Restated Certificate of Incorporation to remove the supermajority voting requirements to amend our governing documents; and
6.Approve a management proposal to amend and restate the Company’s 2014 Equity Incentive Plan to extend the expiration of the 2014 Equity Incentive Plan by four years from December 2024 to December 2028.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
Only stockholders of record at the close of business on April 11, 2023 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.
By Order of the Board of Directors,
Brandon Pace
Chief Administrative Officer and Corporate Secretary

San Francisco, California
April [XX], 2023

Whether or not you expect to participate in the Annual Meeting, please vote via the Internet, by phone, or complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope (if applicable) so that your shares may be represented at the Annual Meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2023: THIS PROXY STATEMENT, PROXY, AND THE ANNUAL REPORT ARE AVAILABLE AT WWW.PROXYVOTE.COM

Dear Stockholders,

We are a digitally native, vertically integrated, customer-focused company that brings together fintech and banking to help our over 4.5 million members manage their financial lives. We do this by leveraging data and technology to improve access to credit, lower borrowing costs and improve returns on savings. As record inflation and elevated interest rates have strained the finances of Americans across income bands even further, our purpose and opportunity have never been greater.

In 2022, despite the headwinds of increasing inflation and interest rates, we delivered record revenue and profitability through fee revenue from our capital-light marketplace, and durable interest income from loans held on our balance sheet. We also invested in our mobile offering to enhance our customer experience, and leveraged our banking advantage by repurchasing a $1.05 billion portfolio of high-quality LendingClub personal loans which had been previously purchased by one of our bank partners; this helped mitigate a slowdown in our marketplace fee revenue.

In 2023, we are positioning the Company to remain profitable while navigating an increasingly challenging macro environment. We have made difficult but necessary decisions on expense management and remain keenly focused on execution, including delivering on credit quality. Although the macro environment appears likely to remain dynamic and uncertain over the near and intermediate term, we believe that LendingClub has tremendous opportunities ahead and is well placed to resume growth as conditions stabilize.

Critical to our ability to successfully operate our business and execute against future opportunities is recruiting and retaining a talented employee base. Attrition remains low and we continue to receive external accolades with respect to our workplace. And since our last annual meeting, we have made a number of critical new hires, including successfully transitioning to our new CFO, Drew LaBenne. Drew replaced Tom Casey, who recently retired after playing a critical role at LendingClub as our finance chief, director and valued leader.

Maintaining high employee engagement and productivity necessitate that we deliver a compelling combination of culture, opportunity and compensation. As a fintech company with a substantial presence in the San Francisco Bay Area, we operate a broad-based equity program to deliver market compensation while driving alignment with stockholders across the organization. We are cognizant of the dilution this creates on our stockholders and have undertaken a number of mitigating initiatives, including reducing award sizes, allowing employees to voluntarily elect cash compensation in lieu of equity and changing our tax withholding mechanics to provide for holding back, rather than selling, shares in connection with the vesting of RSUs.

We are committed, however, to further reducing the dilution from our equity compensation program, and we have therefore included a proposal in this year’s proxy to extend the expiration of our 2014 Equity Incentive Plan from 2024 to 2028 to reflect and facilitate our desire to spread the number of shares already in the program over a longer period of time. Please note that the proposal does not solicit any new shares, nor does it extend the existing evergreen provision, which will automatically sunset per its original terms in 2024. We are simply requesting additional time to use existing shares, while making commitments to adopt various best practices and substantially -- yet prudently -- reduce the dilution created by our equity compensation program. Accordingly, we believe this proposal is a win-win as it supports the recruiting and retaining of critical talent while enabling reductions in the dilution stockholders experience from equity compensation. Please refer to pages 3 and 70 of this proxy statement for more information on this important proposal.

Further, we have included two important governance proposals for your consideration. First, we continue to believe in the merits of a declassified board and have again included a proposal this year to phase out our current classified board structure. Second, we have included a proposal this year to remove the supermajority voting standard to amend our governing documents.

As part of our commitment to good governance, in the months leading up to the filing of this proxy statement, we engaged with several stockholders on the direction of our compensation and governance programs. Among other things, we discussed the three proposals described above. Supported by these discussions, we believe these proposals address common areas of stockholder feedback and therefore highly encourage you to vote “FOR” each of them.

With our award-winning banking product, market-leading lending capabilities, innovation-oriented culture and seasoned executive team, we remain optimistic about our future and committed to creating value for our stockholders, as well as our customers, employees and communities.

On behalf of the entire board, thank you for your investment in LendingClub.

Sincerely,

Scott Sanborn, Chief Executive Officer and member of the Board

John C. (Hans) Morris, Independent Chairman of the Board

2023 PROXY STATEMENT

2023 PROXY STATEMENT | PROXY SUMMARY
PROXY SUMMARY

April [XX], 2023

Overview of Voting Items

Proposal	Board Recommendation	Page
Proposal One: Election of Class III directors	For each nominee	63
Proposal Two: Advisory vote to approve the compensation of our named executive officers	For	64
Proposal Three: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2023 fiscal year	For	65
Proposal Four: Management proposal to amend and restate the Company’s Restated Certificate of Incorporation to phase in the declassification of the Board of Directors	For	66
Proposal Five: Management proposal to amend and restate the Company’s Restated Certificate of Incorporation to remove the supermajority voting requirements to amend our governing documents	For	68
Proposal Six: Management proposal to amend and restate the Company’s 2014 Equity Incentive Plan to extend the expiration of the 2014 Equity Incentive Plan by four years from December 2024 to December 2028	For	70

The Notice of Internet Availability of Proxy Materials (the “Notice”), Proxy Statement, form of proxy and Annual Report on Form 10-K for the year ended December 31, 2022 (the “Annual Report”) will be first distributed and made available to stockholders on or about April [XX], 2023.

Who We Are

LendingClub Corporation (“LendingClub”, the “Company”, “we”, “us”, “our”) operates America’s leading digital marketplace bank. As a digitally native, vertically integrated, customer-focused company, and one of a small number of fintech companies with a national bank charter, we are uniquely positioned to rewrite the rules of traditional banking and create a suite of integrated financial products and services that make smart money moves simple and rewarding. We do this by bringing together the best of both worlds – fintech and banking – leveraging data and technology to increase consumer access to credit, lower their borrowing costs, and improve the return on their savings while delivering a seamless experience that focuses on fairness and simplicity.

The Company was founded in 2006 and brought a traditional credit product – the installment loan – into the digital age by leveraging technology, data science and a unique marketplace model. In doing so, we became one of the largest providers of unsecured personal loans in the United States. In February 2021, LendingClub completed the acquisition of an award-winning digital bank, Radius Bancorp, Inc. (“Radius”), becoming a bank holding company and forming LendingClub Bank, National Association (“LendingClub Bank”), as its wholly-owned subsidiary through which we operate the vast majority of our business. The result is a combination of complementary strengths that create an economically attractive and resilient digital marketplace bank.

Our customers – our “members” – can gain access to a broader range of financial products and services designed to help them digitally optimize their lending, spending and savings. Economic volatility and the current rising costs of healthcare, housing, education and more have contributed to millions of everyday Americans having insufficient financial reserves or living paycheck to paycheck, including approximately 50% of those earning over $100,000 annually. They often turn to a limited set of higher cost debt solutions to bridge cash flow gaps and manage their financial lives. Our mission is to empower our members on a path to better financial health, giving them new ways to pay less on their debt and earn more on their savings. Since 2007, more than 4.5 million individuals have become members, joining the Club to help achieve their financial goals.

Our primary loan products include unsecured personal loans, secured auto refinance loans, and patient and education finance loans. We currently offer borrowers multiple features to lower their cost of debt and enhance their financial health, including balance transfers (where a borrower’s existing credit card debt is directly paid down and the loan is consolidated into a fixed-rate term loan) and joint applications (where borrowers may receive a better rate when they jointly apply for a personal

LENDINGCLUB CORPORATION | 1

2023 PROXY STATEMENT | PROXY SUMMARY
loan). These loan products are underpinned by a scalable technology platform and capabilities targeted directly at our members’ core needs to either lower the cost of their debt and/or improve the returns on their savings. Our commercial lending business is primarily focused on small businesses, and we participate in the U.S. Small Business Administration lending programs. Our deposit business includes sourcing deposits directly from consumer and commercial customers and from third-party marketing channels and deposit brokers. For consumer depositors, we offer high-yield savings accounts, checking accounts and certificates of deposit. With our FDIC-insured high-yield savings account, members can enhance their savings by earning competitive interest on their entire balance. Our checking accounts deliver an award-winning digital experience, customer friendly features, such as ATM fee rebates, no overdraft fees, and early direct deposits.

To execute on our vision, grow the business responsibly and create value for our stockholders, it is critical that we have a sophisticated, dedicated and committed management team, overseen by an independent Board of Directors (the “Board”) with substantial and relevant expertise.

2022 Strategic Priorities and Results

Our management team and Board are deeply focused on the evolution, execution and oversight of our strategy. Below is a summary of key 2022 strategic priorities and how we executed against them.
Executing against our 2022 strategic priorities drove record financial results in 2022. Below is a summary of our total revenue and GAAP consolidated net income/loss performance.

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2023 PROXY STATEMENT | PROXY SUMMARY

Responsiveness to Stockholder Feedback

Our Board and Compensation Committee have undertaken a number of changes or measures to be responsive to feedback regarding our governance and compensation practices each year since 2017. Below is a brief summary of what we have done. Stockholders have overwhelmingly expressed support for the initiative the Company has taken to solicit and incorporate stockholder feedback.

Proposed Amendment and Restatement of 2014 Equity Incentive Plan

Our Board believes that our success depends on the ability to attract the best available personnel. Therefore, we strive to provide compensation packages that are competitive, reward personal and company performance, and enable us to recruit and retain the talent necessary to operate our business and execute against our intermediate and long-term strategic objectives. To that end, the Company operates a broad-based equity program to deliver market compensation while driving alignment with stockholders across the organization. In 2022, a total of 866 employees (over 50%) received an equity award, with our executive officers receiving 16.6% of the total intended value. Without an equity compensation program, we believe we would be at a significant disadvantage in terms of recruiting and retaining talent, especially for leadership roles and relative to other fintech companies operating in the San Francisco Bay Area market.

However, we are also cognizant of the dilution created by our equity compensation program on our stockholders. Although, we have implemented a number of measures intended to mitigate the level of dilution, it remains elevated. Therefore, as part of our commitment to good and proactive governance, in January 2023 we filed a Winter 2023 stockholder outreach presentation with the Securities and Exchange Commission (the “SEC”) to, among other things, solicit feedback on a proposal to extend the expiration of our 2014 Equity Incentive Plan (the “Plan”) by four years to December 2028. We believe the proposal to extend the expiration of our Plan is a win-win for the Company and our stockholders by allowing the Company additional time to grant existing shares while facilitating significant reductions to dilution over time. Specifically, if our proposal to amend and restate the Plan is approved, we expect to significantly reduce equity utilization through a combination of prudent use of equity, operational changes (such as changes in withholding mechanics), higher stock price and/or steady shift towards cash-based awards/compensation. Notably, we will target reducing the overhang and annual utilization rate from our equity compensation program to below 20% and 4%, respectively, by the end of 2027.

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2023 PROXY STATEMENT | PROXY SUMMARY
Importantly, the proposal does not request any new shares, nor does it request an extension of the previously stockholder approved evergreen provision. Below is an overview of the proposal.

Extend Expiration of 2014 Equity Plan from 2024 to 2028

No Additional Shares / No Extension of Evergreen

Facilitates Significant Reductions in Dilution by Providing Additional Time to Use Existing Shares

TODAY	2027
> 25% overhang > 5.5% annual utilization	< 20% overhang < 4% annual utilization

Key Facts & Commitments

- No additional shares requested
- No extension of the plan's evergreen provision; to expire in 2024 per existing terms
- Not issue any additional shares from the Radius Bancorp, Inc. 2016 Omnibus Incentive Plan; effective forfeiture of 1.34 million shares otherwise available for grant
- Reduce overhang and annual utilization rate to below 20% and 4%, respectively, by the end of 2027
- Review equity compensation program and explore opportunities for cash-based awards/compensation, while ensuring executive compensation programs remain sufficiently performance-based

Key Objectives

- Provide additional time to prudently use existing shares, which the Company expects to sustain a broad-based equity compensation program until at least 2027
- Concurrently reduce overall dilution in a systematic manner that avoids abrupt changes in compensation practices
- Enable short-term cash preservation to navigate the uncertain economic environment and fund corporate initiatives intended to support longer-term stockholder value, such as retaining additional loans to drive revenue and sustained profitability

Adopt Best Practices

- Limit ability to accelerate equity awards
- Prohibit dividends (or equivalent) on unvested awards
- Implement 1-year holding period on vested awards for executives

The stockholders that we engaged with generally expressed support for our proposal to amend and restate the Plan, as well as our accompanying commitment to reduce dilution and adopt various best practices. In particular, stockholders noted that the proposal was thoughtful and appreciated the Company’s transparency and self-awareness. With respect to dilution, stockholders recognized the significant steps the Company has taken to date and welcomed the commitment to significantly reduce dilution from the Company’s compensation programs over time. Further, stockholders appreciated that equity compensation is a fundamental component of the Company’s ability to deliver market levels of compensation and that abruptly shifting to and increasing cash compensation to offset unavailability of equity compensation would be disadvantageous in the current economic climate and may also adversely impact the Company’s ability to attract and retain the human capital necessary to execute and advance its strategy. With respect to the timing of the proposal, stockholders recognized that the sooner the Company is provided more time to use its existing share reserve, the more expeditiously and systematically it can begin taking measures to reduce the dilution from its equity compensation program.

Finally, while some stockholders expressed a preference for an equity incentive plan that does not contain an evergreen provision, all stockholders we spoke with appreciated that the Company’s proposal does not include an extension of the evergreen provision and acknowledged that the Company is entitled to the final remaining evergreen tranche in 2024 per the original terms of the Plan.

Further details regarding the proposed amendment and restatement of our 2014 Equity Incentive Plan can be found in Proposal Six of this Proxy Statement, beginning on page 70.

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2023 PROXY STATEMENT | PROXY SUMMARY

Board Composition

The Board maintains a robust refreshment process and remains focused on ensuring that the skills and experiences of the Board align with the Company’s evolving business. In the past four years, the Board has appointed six new members, all of whom brought different but relevant skills to our Board. The information in the table and graphs below describes the current composition of our Board and Board committees.

Directors	Faiz Ahmad	Stephen Cutler	Allan Landon	Timothy Mayopoulos	John C. (Hans) Morris Independent Chairman	Kathryn Reimann	Scott Sanborn Chief Executive Officer	Erin Selleck	Michael Zeisser
Age	51	61	75	64	64	66	53	66	58
Director Since	2022	2023	2021	2016	2013	2022	2016	2021	2019
Independent	✓	✓	✓	✓	✓	✓		✓	✓
Current Committee Membership
Audit		✓	Chair			✓		✓
Compensation	✓		✓						Chair
Credit Risk and Finance			✓	✓	Chair			✓
Nominating and Corporate Governance	✓				✓				Chair
Operational Risk	✓	✓		Chair		✓		✓
Skills & Experience
Consumer Banking		✓	✓	✓	✓	✓		✓
Fintech			✓	✓	✓	✓	✓
Consumer Internet	✓				✓		✓		✓
Financial Markets		✓	✓	✓	✓		✓	✓	✓
Legal/Regulatory		✓	✓	✓	✓	✓		✓
Marketing/ PR	✓						✓
Compensation/ Employee Matters			✓		✓		✓		✓
Public Board Experience			✓	✓	✓			✓	✓
Risk Management	✓	✓	✓	✓	✓	✓		✓
Technology/ Product	✓				✓		✓		✓
Cybersecurity	✓							✓

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2023 PROXY STATEMENT | PROXY SUMMARY

Safe Harbor Statement

Some of the statements in this Proxy Statement, including statements regarding financial results, our ability to effectuate and the effectiveness of Company strategy, the design of our compensation programs, the benefits of our products and services, Company performance, the dilution created by the Company’s equity compensation program, future equity utilization and the timeline for soliciting additional shares for issuance under our equity compensation program are “forward-looking statements.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “project,” “will,” “would” and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that could cause actual results to differ materially from those contemplated by these forward-looking statements include whether Proposal Six of this Proxy Statement is approved by the Company’s stockholders and those factors set forth in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K, as filed with the SEC, as well as in our subsequent filings made with the SEC. We may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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2023 PROXY STATEMENT | ENVIRONMENTAL, SOCIAL AND GOVERNANCE
ENVIRONMENTAL, SOCIAL AND GOVERNANCE

Our mission is to empower our members on a path to better financial health, giving them new ways to pay less on their debt and earn more on their savings. That is especially critical today, as economic volatility and the rising costs of food, gas, healthcare, housing, education, and more have contributed to millions of everyday Americans having insufficient financial reserves or living paycheck to paycheck, including almost 50% of those earning over $100,000 annually. We aim to offer lower cost solutions than traditional credit products to help them bridge cash flow gaps and manage their financial lives. Since 2007, over 4.5 million individuals have become members, joining the Club to help achieve their financial goals.

We believe that our business is inherently aligned with supporting Environmental, Social and Governance (“ESG”) matters. With oversight from our Nominating and Corporate Governance Committee, we intend to build upon our strategy, progress and disclosures on ESG matters over time based on stakeholder feedback and new rulemaking on the topic.

Our Values

Our values are the foundation of what we strive to be, individually and collectively. They guide all aspects of our business, from strategic corporate decisions to promotions/hiring.
Do What’s Right
We are committed to acting with honesty and integrity. We act in the best interest of our members and everyone involved. We recognize that trust and confidence are critical to our marketplace, so we stand up for what’s right — even when it’s hard.
Make Impossible Happen
We look beyond what is possible today to boldly imagine new and better ways to improve the lives of our members. We take on big challenges and drive relentlessly forward to overcome all obstacles to make our vision a reality.
Know Your Stuff
We are a data-driven business. Each of us must be an expert in our areas, continuously rooted in a deep understanding of the data. We measure our efforts so that we can manage, make well-informed decisions, and identify new opportunities.

Be Confident With Humility
We are exceptionally capable individuals who put our egos aside and focus on our collective goals. We listen first and assume positive intent. We get the right people together to inform our collective perspective, evaluate the implications, and debate the trade-offs — so we can move forward quickly, collaboratively, and with confidence.
Evolve With Purpose
We embrace and create change. While we set our strategy for the long term, we stay flexible to adapt to new opportunities. We test bold ideas in real-world situations, without the fear of failure, so we can improve and evolve.
Act Like An Owner
We take ownership and hold ourselves accountable to our commitments. We roll up our sleeves and pick up tasks that need doing, even if they’re not in our job description. We are committed to LendingClub’s future and we act that way.

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2023 PROXY STATEMENT | ENVIRONMENTAL, SOCIAL AND GOVERNANCE

Environmental

We aim to do our part in conserving the environment by incorporating environmental-related considerations and risks into certain aspects of our operations. Key actions we’ve taken to support the environment include:

Light Physical Footprint
As a digital marketplace bank we operate online, which provides our members with access to banking services anywhere, anytime. This reduces the environmental impact associated with brick and mortar bank branches, including the impact of members visiting a bank branch.

Facilities
We lease LEED Gold certified buildings in San Francisco and Utah. When renovating our facilities, we emphasize recycling and the use of environmentally friendly materials.

Sustainability
We advocate for the use of sustainable or re-usable products in our spaces, such as providing compostable materials in our offices, and in our work, such as leveraging electronic signature platforms when possible.

Hybrid Work
We have adopted a hybrid work model for our employees, reducing the environmental impact associated with a fully in-office work environment, including the impact of our employees commuting to our offices each day and reduced office space needs.

Member Focused
Our core business is focused on relatively smaller denominated loans to individuals and small businesses, and not dependent on large loans to customers that negatively impact the environment.
Efficient Data Centers
We utilize leading third-party data centers for data storage that enable us to remain environmentally efficient even as we grow our business, customer base and data.

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2023 PROXY STATEMENT | ENVIRONMENTAL, SOCIAL AND GOVERNANCE

Social

LendingClub is a social impact business with a mission of empowering our members on their path to better financial health. We advance this mission through a technology enabled business model focused on the economic empowerment of Americans across the income spectrum, especially those that have not been well served by traditional banks.

This aspiration, combined with our values, has driven us to lead the financial industry in advancing several policies and programs designed to reduce disparities, protect consumers and small businesses from irresponsible financing practices, and encourage innovation that supports financial health.

Championing Financial Health

Through our digital marketplace bank, we help our members on their path towards financial health by enabling them to pay less on their debt and earn more on their savings. By receiving a loan through LendingClub’s platform, many of our members take the first step toward financial health by refinancing out of higher cost debt.

In fact, our borrowers have told us that approximately 80% of personal loans received through LendingClub’s platform are used for refinancing or consolidating credit card debt. They also told us that we improved their financial health by reducing the APR on their debt by approximately four percentage points on average while providing a responsible paydown plan. We believe we are well positioned to increase our engagement with existing members by offering additional products and services to enable them to manage and improve their financial health.	LendingClub personal loans save borrowers in interest, while providing a responsible paydown plan to help borrowers regain control of their financial health.

In order to champion the financial success of our members with fairness, simplicity and heart, we have implemented a number of initiatives to support our borrowers during difficult times. All of our members have a 15-day grace period to make loan payments with no penalty. We also launched a loan extension program, which extends the repayment term for eligible borrowers that fell behind on their loan payments and have resumed making regular payments. The program allows such borrowers to become current on their loan and pay any past-due amounts at the end of the loan’s new repayment term, and helps borrowers that may have experienced temporary financial difficulty. Additionally, we offer relief programs to eligible borrowers to provide flexibility during tough times like natural disasters. During COVID-19, we waived late fees for existing borrowers and launched new hardship plans tailored for the COVID-19 pandemic, which helped borrowers preserve their financial health in a difficult economic and credit environment. To support our small business borrowers, we leveraged our digital banking capabilities to support the Paycheck Protection Program (“PPP”). Throughout the pandemic, we cumulatively facilitated over $870 million of PPP loans to help small businesses keep over 75,000 people employed.

Competitive Interest Rates and Increased Savings

Our technology is fundamental to our ability to deliver better rates and products. Over the past 15 years, we’ve refined our advance credit decisioning and machine-learning models with more than 150 billion cells of data and over $80 billion in loans. With this underwriting technology, we’re able to underwrite loans more efficiently, which enables us to offer lower interest rates to our borrowers.	Federal Reserve researchers found that LendingClub-facilitated loans maintain exceptionally low default rates while extending access to credit to riskier borrowers.

On average, LendingClub members save ~$1,800 over the term of a personal loan.	Researchers from the Federal Reserve Bank of St. Louis found that LendingClub loans have had lower APRs than credit cards across FICO bands. Additionally, researchers from the Federal Reserve Bank of Philadelphia have found that “consumers pay smaller spreads on loans from LendingClub than from credit card borrowing”, which is supported by our data that indicates that our members save approximately $1,800 on average over the term of a personal loan from LendingClub. These savings also extend to our auto refinance loans, which reduce the APRs members pay by over three percentage points and results in average savings of approximately $2,100 over the life of the auto loan.

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In addition to providing lower APRs, we have focused on being a responsible lender and have voluntarily committed to a 36% APR cap on our loans. We have also supported legislation in California and Illinois to establish statewide 36% APR caps. Through our support of the American FinTech Council, we also marshal fintech support for federal 36% APR cap legislation.

As a digital marketplace bank, we are also placing emphasis on helping our members build up savings through products and services built to help them make the most of their money, like our award winning high-yield savings and checking accounts. Through our high-yield savings account, members can earn one of the best interest rates in the country on their account balance. There are no monthly maintenance fees, fees to wire funds or overdraft fees for our high-yield savings account, resulting in more savings and benefits for our members. With our checking accounts, members can earn interest at rates higher than the national average and unlimited cash back on qualified purchases with a checking account debit card. Members also save more using our checking accounts as we do not charge a fee for using ATMs, we rebate ATM fees charged by other banks, and as there are no monthly maintenance fees, overdraft fees or incoming wire transfer fees. Our checking accounts have also earned official certification by the national Cities for Financial Empowerment Fund as meeting the BankOn National Standards for trust and affordability for consumer transactional accounts. Through these digital marketplace bank products and services, our members can effectively manage their cash flow and meet their financial goals.

Fighting Discrimination

We are committed to fighting discrimination in the financial services industry. For example, we were the first company to express support for “disparate impact” regulation when these anti-discrimination protections were under reconsideration by the federal government. Through comment letters to the Consumer Financial Protection Bureau (the “CFPB”), Federal Trade Commission and the U.S. Department of Housing and Urban Development, we articulated and advocated for the pro-innovation value of disparate impact regulation. We have also worked with the National Community Reinvestment Coalition on a consensus statement from civil rights organizations and fintech companies in support of strengthening these critical anti-discrimination protections. Further, we have supported disparate impact regulation in order to prevent algorithmic discrimination in lending to communities of color.
“The value of disparate impact analysis was recently pointed out, and endorsed by, the largest personal loan company in the country, LendingClub, in its responses to requests for input by the CFPB.”

– Mike Calhoun, President of the Center for Responsible Lending, Senate Testimony 2019

Our loan products also help our members avoid discrimination in the financial services industry. For example, research by the National Consumer Law Center shows that when a consumer finances the purchase of a vehicle at a dealership, auto dealers are twice as likely to add markups to loans of Black borrowers than to White borrowers. Those markups are also routinely two-to-four times higher for Black people. Our auto refinance loans result in savings for all of our members, with our Black members seeing about 12% greater savings than White borrowers because those Black borrowers were more likely to be overcharged by their previous lender.

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2023 PROXY STATEMENT | ENVIRONMENTAL, SOCIAL AND GOVERNANCE

Financial Inclusion

We promote an inclusive financial system in which responsible innovation of products and practices cultivates better financial health outcomes. We strive to lend to those underserved by traditional banks and our digital marketplace allows us to fill credit gaps for consumers where bank branches may be less available, making for a financial system that is more accessible to all Americans. For example, our small business program with Accion Opportunity Fund has seen over 50% of its loans go to minority-owned businesses, as compared to less than 10% of loans by conventional small business lending banks. Further, researchers from the Federal Reserve Bank of Philadelphia have found that our credit model risk ratings have a low correlation with FICO scores while still effectively predicting credit risk at a high level of performance. This means that our digital credit models are able to identify consumers who would be overlooked or overpriced by traditional FICO-based models, providing more consumers with access to lower-priced credit. Additionally, a study by Federal Reserve researchers using LendingClub data found that fintech small business lending can create a more inclusive financial system by allowing small businesses that were less likely to receive credit from traditional lenders to access credit and do so at lower costs.

Researchers from the Federal Reserve Bank of Philadelphia have found that that “LendingClub’s consumer lending activities have penetrated areas that may be underserved by traditional banks, such as in highly concentrated markets and in areas that have fewer bank branches per capita.”

We’ve also advocated for policies that encourage lending to minority-owned small businesses, such as urging the CFPB to implement Section 1071 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which requires lenders to report data on how they are serving minority- and women-owned firms. We believe that such policies will encourage innovation in lending, which may allow better inclusion of minority- and women-owned businesses by the financial services industry.

Helping Small Business

We are focused on supporting small businesses. We’ve partnered with the nonprofit community development financial institution Accion Opportunity Fund to increase small business owners’ access to transparent, affordable, and responsible credit. We believe that our small business lending activities have helped create or sustain over 100,000 jobs, in addition to helping the over 75,000 people that were able to remain employed with the over $870 million of PPP loans we facilitated during the pandemic. Further, a study from the Federal Reserve Bank of Philadelphia using LendingClub data found that fintech lenders, like LendingClub, “have been able to expand credit access to those underserved small business owners who are not likely to receive funding from traditional lenders…and in those areas that face a higher local unemployment rate.”

Through our partnership with Accion Opportunity Fund, we have achieved 5x and 4x the representation of minority-owned and women-owned businesses, respectively, in our small business lending, compared to conventional banks.

We also helped form the Responsible Business Lending Coalition to drive responsible practices in the small business lending sector. With the Responsible Business Lending Coalition, we co-wrote the Small Business Borrowers Bill of Rights, the first cross-sector consensus on responsible small business lending and the rights that small business owners deserve when obtaining a loan. Since its creation, the Small Business Borrowers Bill of Rights has been signed by over 110 nonprofits, community development financial institutions, fintechs and banks and has inspired a wave of small business protection laws across the U.S.

We believe that innovation in the financial services industry can lower prices for small businesses. However, in order for small business customers to identify and benefit from lower prices, they need to be able to easily compare the prices they are being offered. Accordingly, LendingClub and its coalition partners helped lead the passage of the nation’s first small business truth-in-lending law, California Senate Bill 1235, to help protect small businesses from irresponsible lending that disproportionately harms entrepreneurs of color. Similar legislation has since passed in New York and has been introduced in Connecticut, Maryland, New Jersey and North Carolina. Finally, we recently endorsed a bill introduced in the United States House and Senate that would extend the transparency standards of the federal Truth in Lending Act to small business financing.

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2023 PROXY STATEMENT | ENVIRONMENTAL, SOCIAL AND GOVERNANCE

Governance

We are committed to sound and effective corporate governance practices. We have established a strong governance foundation through highly qualified directors, with strong oversight provided by our independent chairman. Further we have instituted significant stock ownership requirements for Board members and executives to promote strong alignment with stockholder interests. We also pursue robust stockholder engagement each year and have been responsive to stockholder feedback on key issues, including Board vote requirements, Board declassification, supermajority voting requirements and executive compensation programs.

We have also established key policies and guidelines that align with responsibly building value for our stockholders, including, among others, the following:

Corporate Governance Guidelines	Business Conduct and Ethics Policy
Our Corporate Governance Guidelines promote the effective functioning of our Board and its committees, promote the interests of our stockholders, ensure a common set of expectations as to how our Board, its committees, individual directors and management should perform their functions, and provide a flexible framework within which the Board may conduct its business.	Our business conduct and ethics policy applies to all our directors, officers, employees and authorized third-party representatives and promotes certain actions, including honest and ethical conduct, compliance with laws, rules and regulations, the protection of LendingClub assets (including corporate opportunities and confidential information), and fair dealing practices, among others.

Officer Stock Ownership Guidelines	Non-Employee Director Ownership Guidelines
Under guidelines adopted by our Compensation Committee, our CEO should hold equity in LendingClub with a value of six times base salary, our CFO should hold equity with a value of three times base salary, and all other Section 16 officers should hold equity with a value of two times base salary. For additional information, see the section titled “Additional Governance Measures — Stock Ownership Guidelines” on page 40.	Each non-employee director should hold an equity in LendingClub equal to at least $400,000 in value. For additional information, see the section titled “Director Compensation — Director Stock Ownership Guidelines” on page 26.

Human Capital/ Diversity & Inclusion

Our success depends, in large part, on our ability to recruit, develop, motivate and retain employees with the skills to execute our strategy. We participate in a competitive market for talent and aim to distinguish ourselves by offering our employees the opportunity to make a meaningful positive impact on the financial health of Americans in an innovative technology-oriented environment. We also offer competitive compensation and benefits. Our compensation programs consist primarily of base salary, corporate bonus and equity awards. Our benefits programs consist of comprehensive health, dental and welfare benefits, including a 401(k) matching program and standalone mental health coverage. We are committed to providing equal pay for equal work. To support this, we’ve instituted pay equity assessments and benchmark ourselves against industry best practices.

On January 12, 2023, we announced a plan to streamline our operations and more closely align our expense structure to loan volume and revenue. The plan included a reduction of our workforce by 225 employees and a reorganization to align responsibilities of the operation and utilization of our investor marketplace and bank balance sheet (the “Workforce Reduction”). For employees impacted by the Workforce Reduction, we offered severance, extended benefits coverage and outplacement assistance.

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2023 PROXY STATEMENT | ENVIRONMENTAL, SOCIAL AND GOVERNANCE

We strive to create a welcoming and empowering environment where our employees feel that they are reaching their full potential, are highly engaged and are doing what they do best every day to accomplish our mission and vision. We support our employees professionally through onboarding programs, on-the-job training, career development sessions and performance check-ins. We monitor employee satisfaction and engagement through semi-annual engagement surveys. Our employee experience has earned a number of external recognitions, including being ranked #38 on Newsweek’s list of the top 100 most loved workplaces for 2022; being named one of the 2022 Best Workplaces in Financial Services & Insurance by Great Place to Work® and Fortune; Top Workplaces USA awards in 2022 and 2023; Top Workplaces awards for our Lehi, Utah office for every year in which we have operated an office there (2019, 2020, 2021, 2022); Greater Bay Area Top Workplaces award for our San Francisco, California office in 2022; a perfect score of 100 in the Human Rights Campaign Foundation’s 2022 Corporate Equality Index; and inclusion on Bloomberg’s Gender-Equality Index in 2022 and 2023.
Leading Workplace
#38 on Newsweek’s Top 100 Most Loved Workplaces 2022

2022 Best Workplaces in Financial Services & Insurance

Top USA Workplaces 2022 & 2023

Lehi, Utah Top Workplaces 2019, 2020, 2021 & 2022

Greater Bay Area Top Workplaces 2022

Human Rights Campaign Foundation’s 2022 Corporate Equality Index

Bloomberg’s 2022 & 2023 Gender-Equality Index

We have always been committed to advancing a safe work environment for our employees. With that principle in mind, in 2020 during the COVID-19 pandemic, we rapidly and effectively implemented a work from home program. In 2022, we reopened our physical offices while periodically calibrating our return to office strategy in public health guidance in combination with the needs of our employees.

We continue to work hard to create a workplace that is welcoming and empowering for all. In addition to anti-racism, inclusive hiring and breaking-bias trainings for all of our employees, we have executive-sponsored programs designed to provide women and under-represented individuals with leadership tools and growth opportunities. Further, we have employee resource groups and an allyship program designed to empower our employees to advocate for the growth of minorities and build a more diverse and inclusive workplace. We have also established a program focused on supplier diversity to encourage contracts and partnerships with minority-owned businesses.

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2023 PROXY STATEMENT | ENVIRONMENTAL, SOCIAL AND GOVERNANCE

We believe that having a diverse and inclusive workplace delivers better outcomes for our members and enables our employees to be their best.

Diversity and inclusion are core to our corporate culture and we continue to strive to improve the diversity of talent within the financial services industry. We also treat diversity as an important consideration when making hiring decisions. We believe that the diversity of our employee base should represent the diversity of our customer base. For open roles at all levels of our workforce, including leadership positions (i.e., VP level and above), we aim for a 50% diverse candidate slate and diverse interview panel. We promote policies and regulations that prevent and/or address discrimination, including with respect to the use of artificial intelligence and fair and responsible lending to communities of color. Our efforts were recognized by Top Workplaces in 2022 as a Diversity, Equity and Inclusion Standout Company, reflecting our employee involvement, hiring processes, development practices and inclusive benefits. We intend to continue undertaking measures to enhance our efforts with respect to diversity and inclusion.

Below is a summary of certain demographic information of our full-time workforce as of December 31, 2022, and specifically those employees that serve in leadership positions (i.e., VP level and above).
Full-Time Workforce

Leadership Workforce

LENDINGCLUB CORPORATION | 14

2023 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

LendingClub Board

Our Board oversees the strategy and overall business affairs of the Company. A key principle of our Company is maintaining the highest level of trust with customers, regulators, stockholders and employees. We have an active and engaged Board that is committed to fulfilling its fiduciary duties to our Company and stockholders, and helping us continue to earn the trust of our stakeholders. Currently all members of our Board also serve on the board of directors of our banking subsidiary, LendingClub Bank, and therefore are entrusted with monitoring and ensuring the safety and soundness of our banking operations as required by applicable banking regulations. Our Board is also responsible, in conjunction and consultation with the Compensation Committee, for periodically reviewing the performance of our CEO and for providing oversight of talent development and retention. Further, our Nominating and Corporate Governance Committee is responsible for providing primary oversight and review of our progress and disclosures with respect to Environmental, Social and Governance (“ESG”) matters.

Our Board currently has nine members and may establish a different number of authorized directors from time to time by resolution. Eight of our current directors are independent within the meaning of the listing standards of the New York Stock Exchange (“NYSE”). Our Board is currently divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the same class whose term is then expiring. Our Board has proposed to phase out the classified board structure subject to stockholder approval of Proposal Four of this Proxy Statement at the Annual Meeting. If that proposal passes, our Board will phase into a structure in which all directors will be up for election each year to serve a term ending at the next annual meeting of stockholders.

Our Class III directors standing for re-election, if elected, will continue to serve as directors until the 2026 Annual Meeting of Stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.

Stockholder Outreach and Feedback

    Our Board believes it is important to maintain an open dialogue with stockholders to understand their views on the Company, its strategy and its governance and compensation practices. Therefore, we engage with stockholders regularly and solicit feedback annually on our compensation and governance practices. Consistent with prior years, members of our management team participated in these conversations, and stockholders were also offered the opportunity to speak with a member of our Board.

This outreach cycle, we filed stockholder outreach presentation materials with the SEC in January 2023. In early 2023, we actively reached out to stockholders representing, in aggregate, an estimated 50% of our then outstanding shares and held meetings with those that requested a discussion, including with the governance departments of some of our largest institutional stockholders. Some stockholders declined our invitation for a discussion, citing a lack of questions or concerns. In addition to our annual stockholder outreach on governance and compensation practices, we maintain ongoing dialogue with many of our stockholders through our investor relations program. In total, since January 1, 2022, we have had conversations with stockholders holding, in aggregate, an estimated 46% of our outstanding shares.

Overall, the stockholders we engaged with expressed support for our strategy and compensation and governance practices, including our efforts to declassify the Board and remove the supermajority voting standard. Stockholders further recognized the inherent social good of the Company’s business model and welcomed the Company’s disclosures on ESG matters. Certain stockholders inquired about the cadence of the Company’s review of its ESG disclosures and supported the Company’s commitment to incrementally evolve and enhance its ESG disclosures. Some stockholders also encouraged the Company to explore more leveraged compensation programs to further incentivize and reward management for outperformance scenarios, as well as explore diversifying the PBRSU program to include an ambitious, but attainable, multi-year operating metric to supplement the existing TSR metric.

Importantly, stockholders also generally expressed support for our proposal to amend and restate our 2014 Equity Incentive Plan, as well as our accompanying commitment to reduce dilution and adopt various best practices. In particular, stockholders noted that the proposal was thoughtful and appreciated the Company’s transparency and the self-awareness it reflected. With respect to dilution, stockholders recognized the significant steps the Company has taken to date and

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2023 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
welcomed the commitment to significantly reduce dilution from the Company’s compensation programs over time. Further, stockholders appreciated that equity compensation is a fundamental component of the Company’s ability to deliver market levels of compensation and that abruptly shifting to and increasing cash compensation to offset unavailability of equity compensation would be disadvantageous in the current economic climate and may also adversely impact the Company’s ability to attract and retain the human capital necessary to execute and advance its strategy. With respect to the timing of the proposal, stockholders recognized that the sooner the Company is provided more time to use its existing share reserve, the more expeditiously and systematically it can begin taking measures to reduce the dilution from its equity compensation program.

Finally, while some stockholders expressed a preference for an equity incentive plan that does not contain an evergreen feature, all stockholders we spoke with appreciated that the Company’s proposal does not include an extension of the evergreen feature and acknowledged that the Company is entitled to the final remaining evergreen tranche in 2024 per the terms of the existing equity incentive plan.

Further details regarding the proposed amendment and restatement of our 2014 Equity Incentive Plan can be found in Proposal Six of this Proxy Statement, beginning on page 70.

Board Leadership

John C. (Hans) Morris serves as the independent Chairman of our Board.

While our Corporate Governance Guidelines do not require the separation of offices of the Chairperson of the Board and the Chief Executive, the Board believes an independent Chairperson reinforces the independence of our Board as a whole and results in an effective balancing of responsibilities, experience and independent perspective that meets the current corporate governance needs and oversight responsibilities of our Board. We believe this structure provides consistent and effective oversight of our management and is currently optimal for us and our stockholders.

In selecting Mr. Morris as the independent Chairman, the Board considered his strong and relevant experience in financial services technology and the financial services industry, ability to provide effective leadership and facilitate open dialogue, and ability to devote sufficient time and attention to the position.

Board Role in Risk Oversight

Management is responsible for assessing and managing risk, subject to Board oversight directly and through its committees. The oversight responsibility of the Board and its committees is informed by reports from our management team, including our Chief Risk Officer and an internal audit team, that are designed to provide visibility to the Board about the identification and assessment of key risks and our risk mitigation strategies. In addition, the Board has requested and has been receiving regular updates from management regarding our response to the recent changes in the macroeconomic environment (including increasing interest rates, elevated inflation and changing market dynamics) and their impacts on us and our customers, employees and other stakeholders, and our efforts to mitigate these impacts.

The Board has delegated to the Operational Risk Committee and Credit Risk and Finance Committee (each comprised of independent directors) primary responsibility for the Board’s oversight of risk management. The Operational Risk Committee is primarily focused on reputational, legal, compliance and operational risk. The Credit Risk and Finance Committee is primarily focused on credit, market, interest rate and liquidity risk. In accordance with their charters, the Operational Risk Committee and Credit Risk and Finance Committee (collectively, the “Risk Committees”) assist our Board in its oversight of our key risks, including credit, technology and security, strategic, legal, regulatory (other than related to our financial reporting), compliance and operational risks, as well as the guidelines, policies and processes for monitoring and mitigating such risks. The Operational Risk Committee meets with members of our information technology department at least once per year to assess information security risks (including cybersecurity risks) and to evaluate the status of our cybersecurity efforts, which include a broad range of tools and training initiatives that are designed to work together to protect the data and systems used in our business. We have also established Management Risk Committees to oversee our enterprise risk management program and provide a central oversight function to identify, measure, monitor, evaluate and escalate key risks (including cybersecurity risk) for oversight at the Board level.

The other standing Board committees oversee risks associated with their respective areas of responsibility. For example, our Audit Committee has the responsibility for overseeing the integrity of our financial reporting, including related policies

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2023 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
and procedures, compliance with legal and regulatory requirements affecting financial reporting, and overseeing our internal audit function. Our Nominating and Corporate Governance Committee seeks to ensure that our Board is properly constituted to meet its statutory, fiduciary and corporate governance oversight obligations, and evaluates risk arising from governance matters. Our Compensation Committee evaluates risks arising from our compensation policies and practices, as more fully described in the section “Executive Compensation – Compensation Discussion and Analysis – Compensation Risk Assessment” below.

Director Independence

Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of the NYSE, a director will only qualify as an “independent director” if, among other things, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has reviewed its composition, the composition of its committees and the independence of each director. Based upon information provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that Faiz Ahmad, Stephen Cutler, Allan Landon, Timothy Mayopoulos, John C. (Hans) Morris, Kathryn Reimann, Erin Selleck and Michael Zeisser, representing eight of our current nine directors (and all of our current non-employee directors), do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing requirements and rules of the NYSE. In making this determination, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Meetings and Attendance

In 2022, the Board held 7 meetings (including regularly scheduled and special meetings) and acted by unanimous written consent 5 times. Each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board on which he or she served during the periods that he or she served. Although we do not have a formal policy regarding annual meeting attendance by members of our Board, we encourage our directors to attend. All then continuing directors attended our 2022 Annual Meeting of Stockholders.

In addition, each member of our Board is also a board member of our banking subsidiary, LendingClub Bank. In 2022, LendingClub Bank held a total of 62 meetings of the board or meetings of committees of the board. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the board of LendingClub Bank during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of the board of LendingClub Bank on which he or she served during the periods that he or she served.

Often, in conjunction with the regularly scheduled meetings of the Board, the independent directors also meet in executive sessions outside the presence of management. The independent Chairman of our Board, among other responsibilities, presides over such meetings.

Board Committees

Our Board has established an Audit Committee, a Compensation Committee, a Credit Risk and Finance Committee, a Nominating and Corporate Governance Committee and an Operational Risk Committee. The current composition and responsibilities of each of the committees of our Board are described below.

Members serve on committees until their resignation or until otherwise determined by our Board. Each of these committees has a written charter, which, along with our Corporate Governance Guidelines, are available on our website at http://ir.lendingclub.com under the heading “Corporate Governance.”

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2023 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Director	Audit Committee	Compensation Committee	Credit Risk and Finance Committee	Nominating and Corporate Governance Committee	Operational Risk Committee
Faiz Ahmad		✓		✓	✓
Stephen Cutler	✓				✓
Allan Landon	Chair	✓	✓
Timothy Mayopoulos			✓		Chair
John C. (Hans) Morris			Chair	✓
Kathryn Reimann	✓				✓
Erin Selleck	✓		✓		✓
Michael Zeisser		Chair		Chair

Audit Committee

The current members of our Audit Committee are Stephen Cutler, Allan Landon (chair), Kathryn Reimann and Erin Selleck. All of the members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. Our Board has determined that Mr. Landon is an Audit Committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. While other members of our Audit Committee may have the expertise to be designated an audit committee financial expert, the Board made a specific finding only as it relates to Mr. Landon.

In addition, Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board or any other committee of the board (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (ii) be an affiliated person of the listed company or any of its subsidiaries.

All of the members of our Audit Committee are independent directors as defined under the applicable rules and regulations of the SEC and the NYSE.

Our Audit Committee oversees financial risk exposures, including monitoring the integrity of our consolidated financial statements, internal controls over financial reporting, our internal audit function and the independence of our independent registered public accounting firm. Our Audit Committee receives internal control-related assessments and reviews and discusses our annual and quarterly consolidated financial statements with management. In fulfilling its oversight responsibilities with respect to compliance matters affecting financial reporting, our Audit Committee meets at least quarterly with management, our internal audit department, our independent registered public accounting firm, our internal legal counsel and compliance department to discuss risks related to our financial risk exposures.

During 2022, our Audit Committee held 12 meetings.

Compensation Committee

The current members of our Compensation Committee are Faiz Ahmad, Allan Landon and Michael Zeisser (chair). All of the members of our Compensation Committee are independent under the applicable rules and regulations of the SEC and the NYSE.

Our Compensation Committee oversees our executive officer and director compensation arrangements, plans, policies and programs and administers our cash-based and equity-based compensation plans and arrangements for employees generally. Our Compensation Committee also oversees our broader compensation philosophy and approach to human capital. From time to time and as it deems appropriate, our Compensation Committee may delegate its authority to subcommittees and, with respect to non-executive officer compensation, to our officers.

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2023 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
During 2022, our Compensation Committee held 6 meetings and acted by unanimous written consent 5 times.

Credit Risk and Finance Committee

The current members of our Credit Risk and Finance Committee are Allan Landon, Timothy Mayopoulos, John C. (Hans) Morris (chair) and Erin Selleck. Our Credit Risk and Finance Committee assists our Board in its oversight of our key risks, including credit, market, interest rate and liquidity risk, as well as the guidelines, policies and processes for monitoring and mitigating such risks. The Credit Risk and Finance Committee assists the Board in monitoring our risk management system, including ensuring that it is commensurate with our size, complexity and risk profile.

During 2022, the Credit Risk and Finance Committee held 4 meetings.

Nominating and Corporate Governance Committee

The current members of our Nominating and Corporate Governance Committee are Faiz Ahmad, John C. (Hans) Morris and Michael Zeisser (chair). All of the members of our Nominating and Corporate Governance Committee are independent under the applicable rules and regulations of the NYSE.

Our Nominating and Corporate Governance Committee seeks to ensure that our Board is properly constituted to meet its statutory, fiduciary and corporate governance oversight. Our Nominating and Corporate Governance Committee will advise our Board on corporate governance matters and board performance matters, including making recommendations regarding director nominations and new appointments, the structure and composition of our Board and Board committees and developing, recommending and monitoring compliance with corporate governance guidelines and policies and our code of conduct and ethics. Our Nominating and Corporate Governance Committee also provides primary oversight and review of our progress and disclosures with respect to ESG matters.

During 2022, our Nominating and Corporate Governance Committee held 3 meetings and acted by unanimous written consent one time.

Operational Risk Committee

The current members of our Operational Risk Committee are Faiz Ahmad, Stephen Cutler, Timothy Mayopoulos (chair), Kathryn Reimann and Erin Selleck. Our Operational Risk Committee assists our Board in its oversight of our key risks, including technology and security (including cybersecurity risk), strategic, legal, regulatory (other than related to our financial reporting), compliance and operational risks, as well as the guidelines, policies and processes for monitoring and mitigating such risks.

During 2022, our Operational Risk Committee held 4 meetings.

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2023 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Director Skills and Experience

Our nominees and continuing directors provide a balanced mix of skills and attributes to best oversee our business. Although the Board currently believes that its members have the necessary skills and expertise, the Board regularly monitors the evolution of the Company and the fintech industry and as part of its refreshment process evaluates its ability to continue to provide necessary skills and experience.

Nominees and Continuing Directors	Faiz Ahmad	Stephen Cutler	Allan Landon	Timothy Mayopoulos	John C. (Hans) Morris Independent Chairman	Kathryn Reimann	Scott Sanborn Chief Executive Officer	Erin Selleck	Michael Zeisser
Skills & Experience
Consumer Banking		✓	✓	✓	✓	✓		✓
Fintech			✓	✓	✓	✓	✓
Consumer Internet	✓				✓		✓		✓
Financial Markets		✓	✓	✓	✓		✓	✓	✓
Legal/Regulatory		✓	✓	✓	✓	✓		✓
Marketing/ PR	✓						✓
Compensation/ Employee Matters			✓		✓		✓		✓
Public Board Experience			✓	✓	✓			✓	✓
Risk Management	✓	✓	✓	✓	✓	✓		✓
Technology/ Product	✓				✓		✓		✓
Cybersecurity	✓							✓

Additional Governance Measures

For information regarding additional governance measures we have implemented in recent years, please see the section titled “Additional Governance Measures” beginning on page 40.

Business Conduct and Ethics Policy

Our Board adopted a business conduct and ethics policy that applies to all of our employees, officers and directors, including our CEO, CFO and our other executive officers. The full text of the business conduct and ethics policy is posted on the investor relations section of our website at http://ir.lendingclub.com under the heading “Corporate Governance.” We intend to disclose future amendments to certain provisions of our business conduct and ethics policy, or waivers of provisions contained therein, on our website or in public filings.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee are or have at any time during the past fiscal year been one of our officers or employees. None of our executive officers currently serve or in the past fiscal year have served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee.

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2023 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Information Regarding Our Directors

The following table sets forth the names, ages and certain other information for each of the directors with terms expiring at the Annual Meeting (and who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our Board:

Director Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated
Kathryn Reimann(1)(2)	III	66	Director	2022	2023	2026
Scott Sanborn	III	53	CEO and Director	2016	2023	2026
Michael Zeisser(3)(4)	III	58	Director	2019	2023	2026
Continuing Directors
Faiz Ahmad(2)(3)(4)	I	51	Director	2022	2024	—
Stephen Cutler(1)(2)	II	61	Director	2023	2025	—
Allan Landon(1)(3)(5)	I	75	Director	2021	2024	—
Timothy Mayopoulos(2)(5)	I	64	Director	2016	2024	—
John C. (Hans) Morris(4)(5)	II	64	Director	2013	2025	—
Erin Selleck(1)(2)(5)	II	66	Director	2021	2025	—

(1)Member of the Audit Committee
(2)Member of the Operational Risk Committee
(3)Member of the Compensation Committee
(4)Member of the Nominating and Corporate Governance Committee
(5)Member of the Credit Risk and Finance Committee

Note that under Proposal Four of this Proxy Statement, we are proposing to amend and restate our Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”), to provide that any director elected to the Board after the date of the Annual Meeting be elected for a term expiring at the next annual meeting of stockholders following his or her election.

Nominees for Director

Kathryn Reimann joined our Board in August 2022. Since September 2021, Ms. Reimann has served as a Senior Advisor at Oliver Wyman specializing in regulatory compliance and risk management, regulatory policy, governance and ethics matters. She has also served as an Adjunct Professor and Senior Fellow in the Program on Corporate Compliance & Enforcement at New York University School of Law since December 2019 and a regulatory advisor to Hummingbird Regtech since January 2020. She previously served as a Senior Managing Director of Treliant from August 2018 to October 2019 and as Chief Compliance Officer and Managing Director for Citibank NA and Citi’s Global Consumer Banking business from August 2006 to July 2018. Earlier, she served as Global Compliance Head and Managing Counsel of American Express and as Chief Compliance Officer at Lehman Brothers. She was elected to the American Law Institute in 2016 and serves as an advisor on their compliance principles project. She holds an A.B. from Princeton University’s Woodrow Wilson School of Public and International Affairs and a J.D. from New York University School of Law. Ms. Reimann was chosen as a member of our Board because of her extensive experience with consumer financial regulation, bank governance and compliance risk management.

Scott Sanborn has served as our Chief Executive Officer and as a member of our Board since June 2016. Mr. Sanborn previously served as our President from April 2016 to May 2017, Chief Operating and Marketing Officer from April 2013 to March 2016 and Chief Marketing Officer from May 2010 to March 2013. From November 2008 to February 2010, Mr. Sanborn served as the Chief Marketing and Revenue Officer for eHealthInsurance, an e-commerce company. Mr. Sanborn holds a B.A. from Tufts University. Mr. Sanborn has significant executive and leadership experience and has been a driver of our strategy and growth for nearly 10 years and instrumental in transforming the Company from a small privately held company to a publicly traded company and industry leader. Mr. Sanborn was chosen as a member of our Board because of

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2023 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
the perspective he brings as Chief Executive Officer and his experience with and knowledge of our Company and the fintech industry.

Michael Zeisser has been a member of our Board since September 2019. Mr. Zeisser currently serves as the Managing Partner of FMZ Ventures, a growth equity investment fund focused on experienced economy and marketplace ecosystems. From 2013 to April 2018, Mr. Zeisser served in a number of capacities for the Alibaba Group, most recently as Chairman, U.S. Investments where he led Alibaba’s strategic investments outside of Asia. From 2003 to 2013, Mr. Zeisser served as Senior Vice President of Liberty Interactive Corporation, where he led investments in digital media, online gaming, and commerce. Prior to joining Liberty Media, Mr. Zeisser was a partner at McKinsey & Company. Mr. Zeisser also serves on the board of directors of Global Technology Acquisition Corp. I and several privately held companies. Previously, Mr. Zeisser served on the board of directors of Shutterfly, Trip Advisor, IAC, TIME Inc. and XO Group. Mr. Zeisser graduated from the University of Strasbourg, France and the J.L. Kellogg Graduate School of Management at Northwestern University. Mr. Zeisser was chosen to serve on our Board because of his extensive experience in corporate development, strategy and consumer marketplaces.

Continuing Directors

Faiz Ahmad joined our Board in August 2022. Since August 2022, Mr. Ahmad has served as Chief Commercial Officer of YETI Holdings, Inc. Prior to joining YETI, Mr. Ahmad was CEO, Direct-to-Consumer from June 2020 to July 2022 and Chief Digital Services Officer from September 2019 to June 2020 at Optum, a subsidiary of United Health Group, where he led the creation and go-to-market strategy for Optum’s direct to consumer digital health marketplace for care and pharmacy needs. He also served as Senior Director and Global Head for the Apple Online Store and Apple Retail Market Development for Apple Inc. from February 2015 to August 2019, where he was responsible for the growth strategy, including customer acquisition and affinity programs, for Apple’s retail markets. He also held leadership positions at Delta Airlines, and, in his last role as Managing Director, managed Delta’s digital and customer facing touch points while overseeing the overall digital strategy, global business development, product roadmaps and experience design. Mr. Ahmad received his Master of Business Administration from Emory University and graduated from the Manipal Institute of Technology in India with a Bachelor of Engineering. Mr. Ahmad was chosen as a member of our Board because of his extensive experience in leveraging technology to transform the customer experience for consumer brands.

Stephen Cutler joined our Board in March 2023. Since January 2023, Mr. Cutler has served as Of Counsel at Simpson Thacher & Bartlett LLP. From April 2018 to January 2023, Mr. Cutler was a Partner at Simpson Thacher & Bartlett LLP, and previously served as Global Head of the firm’s Government and Internal Investigations Practice. Prior to joining Simpson Thacher, Mr. Cutler was Vice Chairman from 2016 to 2018 and General Counsel from 2007 to 2016 of JPMorgan Chase & Co. Earlier in his career, Mr. Cutler served as Director of the SEC’s Division of Enforcement from 2001 to 2005. Mr. Cutler also serves on the board of The Metropolitan Museum of Art and previously served on the boards of the Financial Industry Regulatory Authority (FINRA) and the National Women’s Law Center. Mr. Cutler received his B.A., summa cum laude, from Yale University and his J.D. from Yale Law School, where he was an editor of the Yale Law Journal. Mr. Cutler was chosen to serve on our Board because of his extensive experience in the banking, legal and regulatory sectors.

Allan Landon joined our Board in February 2021. Since June 2011, Mr. Landon has served as Assistant Dean and Adjunct Professor at David Eccles School of Business, University of Utah. His teachings cover business leadership and banking courses and help develop experiential learning programs. He also directs the Utah Center for Financial Services. From July 2011 to July 2018, Mr. Landon was Operating Partner at Community BanCapital and CBC Management GP, an Investment Management company. From 2004 to 2010, Mr. Landon served as Chairman and Chief Executive Officer of Bank of Hawaii. Before joining Bank of Hawaii, Mr. Landon was the Chief Financial Officer of First American Bank. Earlier Mr. Landon was a partner with Ernst & Young, serving public and privately-owned community, regional banks and other financial institutions. Mr. Landon is a member of the Boards of Directors of Whistic, Inc. and Electronic Caregiver, Inc., and, from September 2014 to June 2021, served on the Board of Directors of State Farm Mutual Automobile Insurance. Mr. Landon holds a B.S. from Iowa State University. Mr. Landon was chosen to serve on our Board because of his extensive experience in the banking and financial services industry.

Timothy J. Mayopoulos joined our Board in August 2016. During March 2023, Mr. Mayopoulos served as President and CEO of Silicon Valley Bridge Bank, N.A. From January 2019 to March 2023, Mr. Mayopoulos served as President of Blend Labs, Inc., a publicly traded enterprise software company making consumer lending simpler, faster and safer. From 2012 to 2018, Mr. Mayopoulos served as President and Chief Executive Officer of Fannie Mae, one of the largest providers of

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2023 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
mortgage credit in the United States. Mr. Mayopoulos joined Fannie Mae in 2009 in the wake of the financial crisis. He initially served as Fannie Mae’s General Counsel, and in 2010 was named Chief Administrative Officer. He was promoted to CEO in June 2012, and, in that role, led the company’s support of the U.S. housing market and its efforts to create a better housing finance system for the future. Before joining Fannie Mae, Mr. Mayopoulos was General Counsel of Bank of America, held senior management positions at Donaldson, Lufkin & Jenrette, Credit Suisse, First Boston and Deutsche Bank, and practiced law at Davis Polk & Wardwell. Mr. Mayopoulos is a member of the Boards of Directors of Blend Labs, Inc., Science Applications International Corporation (SAIC), Valon Technologies, Inc. and Bilt Technologies, Inc. He is a graduate of Cornell University and the New York University School of Law. Mr. Mayopoulos was chosen to serve on our Board because of his extensive experience in the financial, legal and regulatory sectors.

John C. (Hans) Morris joined our Board in February 2013. Mr. Morris is the managing partner of Nyca Partners, a venture capital company focused on fintech established in 2014. From January 2010 until January 2014, he served as a managing director and special advisor at General Atlantic, a growth equity firm. Mr. Morris was previously President of Visa, Inc. from 2007 to 2009. Prior to Visa, Mr. Morris spent 27 years at Citigroup, Inc., a banking and financial services company, and its predecessor companies in various leadership positions, with his final position as Chief Financial Officer and Head of Finance, Technology and Operations for Citi Markets and Banking. Mr. Morris also serves on the board of directors of Payoneer Global, Inc. and several privately held companies, and previously served on the board of directors of AvidXchange Holdings, Inc. from 2015 until December 2022. Mr. Morris holds a B.A. in government from Dartmouth College. Mr. Morris was chosen to serve on our Board because of his extensive experience in the banking and financial services industry and his financial expertise.

Erin Selleck joined our Board in February 2021. Prior to her retirement in 2014, Ms. Selleck served as Senior Executive Vice President and Treasurer for MUFG Union Bank, a key subsidiary of Japan’s Mitsubishi UFJ Financial Group (MUFG), one of the world’s largest financial organizations. Her accomplishments at Union Bank include successfully guiding the bank through the 2008 financial crisis, growing the bank’s balance sheet, and navigating an increasingly challenging economic and regulatory environment in the banking industry. Before joining MUFG Union Bank, Ms. Selleck served as Vice President and Manager in Corporate Treasury at Bank of America. Ms. Selleck served on the board of Broadway Financial Corp/Broadway Federal Bank from 2015 until March 2021. Ms. Selleck holds a B.A. in Sociology and an M.B.A. from University of California at Berkeley. Ms. Selleck was chosen to serve on our Board because of her extensive experience in the banking and financial services industry.

Considerations in Evaluating Director Nominees

In its evaluation of director candidates, our Nominating and Corporate Governance Committee considers the current size and composition of our Board and the needs of our Board and the respective committees of our Board. Some of the qualifications that our Nominating and Corporate Governance Committee considers include business experience, diversity characteristics (including gender, race and ethnic background) and the skills set forth in the director skills matrix on page 20.

Exceptional candidates who do not meet all of the above criteria may still be considered. Director candidates must have sufficient time available in the judgment of our Nominating and Corporate Governance Committee to perform all board of director and committee responsibilities. Members of our Board are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in our stockholders’ best interests.

Our Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, it considers diversity characteristics in identifying director nominees, including personal characteristics such as ethnicity and gender, as well as diversity in the perspective, experience and skills that contribute to the Board’s performance of its responsibilities in the oversight of our Company. Additionally, in its efforts to recruit members of the Board, the Nominating and Corporate Governance Committee will specifically direct any individuals or search firms assisting with recruitment to seek out potential candidates with diversity characteristics, including gender and racial diversity, to ensure that the Nominating and Corporate Governance Committee has considered a full array of qualified candidates. In making determinations regarding nominations of directors, our Nominating and Corporate Governance Committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our Nominating and Corporate Governance Committee recommends to our full Board the director nominees for election.

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2023 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating director nominees. Candidates may come to its attention through current members of our Board, professional search firms (which locate qualified candidates that meet the Nominating and Corporate Governance Committee’s criteria), stockholders or other persons. The Board does not distinguish between nominees recommended by stockholders and other nominees. However, stockholders desiring to nominate a director candidate at the Annual Meeting must comply with certain procedures. A stockholder of record can nominate a candidate for election to the Board by complying with the procedures in Article I, Section 1.11 of our Amended and Restated Bylaws (the “Bylaws”). Any eligible stockholder who wishes to submit a nomination should review the requirements in the Bylaws on nominations by stockholders. Any nomination should be sent in writing to the Secretary, LendingClub Corporation, 595 Market Street, Suite 200, San Francisco, California 94105. Submissions must include the full name of the proposed nominee, complete biographical information, a description of the proposed nominee’s qualifications as a director, other information specified in our Bylaws and a representation that the nominating stockholder is a beneficial or record holder of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected, along with an irrevocable resignation, contingent (i) on that nominee not receiving the required vote for election, and (ii) acceptance of that resignation by the Board in accordance with policies and procedures adopted by the Board for such purposes. All candidates are evaluated under the same process which is conducted by our Nominating and Corporate Governance Committee, and may be considered at any point during the year. Stockholders otherwise may recommend persons for the Board to consider for nomination. If any materials are provided by a stockholder in connection with the nomination or recommendation of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee.

All proposals of stockholders (including nominations but excluding proposals under SEC Rule 14a-8) that are intended to be presented by such stockholder at an annual meeting of stockholders must be in writing and notice must be delivered to the Secretary at our principal executive offices no later than the close of business on the 75th day nor earlier than the close of business on the 105th day prior to the first anniversary of the preceding year’s annual meeting. For stockholder proposals under SEC Rule 14a-8, see “QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING – 17. How can I make proposals or nominate a director at next year’s annual meeting?”.

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2023 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Director Compensation

Our non-employee director compensation program is described below. In addition, we reimburse our non-employee directors for reasonable travel and other expenses incurred in connection with attending our board and committee meetings. Employee directors are not eligible to receive additional compensation for their service as directors. Accordingly, Mr. Sanborn, our Chief Executive Officer, and Thomas Casey, our former Chief Financial Officer, received no additional compensation in 2022 for their service as directors. Our non-employee directors do not receive perquisites.

Each member of our Board also concurrently serves as a director of our banking subsidiary, LendingClub Bank. In 2022, members of our Board held 98 meetings (between Company and LendingClub Bank meetings of the board or committees of the board).

Equity Compensation

Under our non-employee director compensation program, each new non-employee member of our Board receives an equity award of RSUs in connection with his or her initial election or appointment to our Board having a grant date fair value equal to $200,000 multiplied by a fraction, the numerator of which is 365 minus the number of days that have elapsed between the date of our most recently completed annual meeting of stockholders and the date the non-employee director becomes a member of our Board, and the denominator of which is 365 (the “Initial Director Award”).

To satisfy stock ownership requirements set forth by the federal banking regulations, the Initial Director Award shall have a grant date fair value equal to at least $1,000 and $1,000 of the Initial Director Award will vest immediately. The remainder of the Initial Director Award, if any, will vest on the one-year anniversary of our most recently completed annual meeting of stockholders. For example, a non-employee director that joins our Board mid-way through the one-year anniversary of our most recently completed annual meeting of stockholders would receive an Initial Director Award having a grant date fair value equal to $100,000 with $1,000 vesting immediately and the remainder vesting on the one-year anniversary of our most recently completed annual meeting of stockholders.

Each continuing non-employee member of our Board receives on the date of our annual meeting of stockholders an equity award of RSUs having a grant date fair value of $200,000 that vests quarterly over one year.

The number of RSUs granted to non-employee directors is determined by dividing the intended target value of the equity award by our stock price on the date of grant.

Cash Compensation

Each non-employee director receives the applicable annual cash retainers listed below based on their board and committee service. Committee chairpersons do not receive the committee member retainer in addition to the chairperson retainer. Our non-executive Board chairperson does receive both the cash retainer as a non-employee director and the cash retainer as non-executive Board chairperson.

Board and Committee Service	2022 Cash Retainer Amounts
All Non-Employee Directors	$40,000/year
Non-Executive Board Chairperson	$25,000/year
Audit Committee Chairperson	$25,000/year
Compensation Committee, Operational Risk Committee and Credit Risk and Finance Committee Chairperson	$17,500/year
Nominating and Corporate Governance Chairperson	$10,000/year
Audit Committee Member	$12,500/year
Compensation Committee, Operational Risk Committee and Credit Risk and Finance Committee Member	$8,000/year
Nominating and Corporate Governance Member	$5,000/year

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2023 PROXY STATEMENT | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Cash retainers are generally paid semi-annually after services are rendered instead of paid in advance. Specifically, non-employee directors typically receive a cash payment in June for services performed from January to June and a cash payment in December for services performed from July to December.

Bank Board Service

Each member of our Board and committee of our Board also concurrently serves as a director of our banking subsidiary, LendingClub Bank (the “Bank Board”) and in a corresponding capacity on the corresponding committee, if any, of the Bank Board. Accordingly, by way of example only, a member of our Board who serves as a member of the Audit Committee of our Board and the chair Operational Risk Committee of our Board, then also concurrently serves as a member of the Bank Board, a member of the Audit Committee of the Bank Board and the chair of the Operational Risk Committee of the Bank Board (such concurrent service, “Concurrent Service”). Our non-employee directors do not receive any additional compensation for Concurrent Service on the Bank Board.

In October 2022, our non-employee director compensation program was revised to provide, effective as of January 1, 2022, a per meeting cash retainer in the amounts described below, subject to a maximum calendar year payment of $25,000, for non-employee directors who serve on a committee of the Bank Board that meets at least three times in the then current calendar year and for which there is no corresponding Board committee (such Bank Board committee, a “Bank Only Committee”).

By way of example only, a Bank Only Committee could include a committee responsible for providing oversight of mergers and acquisitions, legal and regulatory compliance, capital management or a Community Reinvestment Act program. In 2022, there was a single Bank Only Committee that held 13 meetings in 2022 (the “2022 Bank Only Committee”). Ms. Selleck served as chair of the 2022 Bank Only Committee and Messrs. Landon, Mayopoulos and Morris served as members.

Bank Only Committee Service	2022 Cash Retainer Amounts
Chairperson of a Bank Only Committee	$2,000 per meeting
Bank Only Committee Member	$1,000 per meeting

Director Stock Ownership Guidelines

Our director stock ownership guidelines provide that each non-employee director should hold equity (vested shares and/or shares underlying RSU awards) equal to at least $400,000 in value, or ten times the current base cash retainer for non-employee director service, within three years from the date of appointment or election to our Board. Compliance with these guidelines will be considered by our Nominating and Corporate Governance Committee when making recommendations to the Board regarding whether to nominate directors for re-election.

All of our non-employee director nominees and non-employee continuing directors are in compliance with this policy, and either meet the suggested ownership levels currently or have additional time to accumulate equity to meet the ownership levels.

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2022 Director Compensation

The following table provides information regarding the total compensation paid or awarded in 2022 to each of our non-employee directors who served during 2022. Mr. Sanborn and Mr. Casey received no compensation for their 2022 service on our Board because they were employee directors.

Director	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)	Stock Awards ($)(2)	Total ($)
Susan Athey(3)	24,489	—	—	24,489
Faiz Ahmad(4)	23,121	—	159,459	182,580
Allan Landon	94,000	—	200,010	294,010
Timothy Mayopoulos	83,000	—	200,010	283,010
Patricia McCord(5)	39,750	—	200,010	239,760
John C. (Hans) Morris	96,500	—	200,010	296,510
Kathryn Reimann(4)	25,964	—	159,459	185,423
Erin Selleck	93,500	—	200,010	293,510
Michael Zeisser	65,403	—	200,010	265,413

(1)Reflects amounts paid in 2022.
(2)Amounts reflect the aggregate grant date fair value of the RSUs granted in 2022, without regard to forfeitures, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation. Assumptions used in the calculation of this amount are included in “Note 16. Employee Incentive Plans” to the Consolidated Financial Statements included in our Annual Report. This amount does not reflect the actual economic value realized by each director.
(3)Ms. Athey resigned from the Board effective June 2, 2022.
(4)Mr. Ahmad and Ms. Reimann were appointed to the Board effective August 15, 2022.
(5)Ms. McCord resigned from the Board effective September 30, 2022.

Options and RSUs Held

The following table sets forth the aggregate number of options and RSUs held as of December 31, 2022 by each individual who served as a non-employee director during 2022:

	As of December 31, 2022
Director	Total Options Held	Total RSUs Held
Susan Athey(1)	—	—
Faiz Ahmad	—	10,183
Allan Landon	—	18,866
Timothy Mayopoulos	—	6,212
Patricia McCord(2)	—	—
John C. (Hans) Morris	120,758	6,212
Kathryn Reimann	—	10,183
Erin Selleck	—	18,866
Michael Zeisser	—	9,401

(1)    Ms. Athey resigned from the Board and all Committees of the Board effective June 2, 2022.
(2)    Ms. McCord resigned from the Board and all Committees of the Board effective September 30, 2022.

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2023 PROXY STATEMENT | EXECUTIVE OFFICERS

EXECUTIVE OFFICERS
Executive Officers

The following table identifies certain information about our current executive officers. Each executive officer serves at the discretion of our Board and holds office until his or her successor is duly appointed or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Scott Sanborn	53	Chief Executive Officer
Andrew LaBenne	49	Chief Financial Officer
Annie Armstrong	45	Chief Risk Officer
Ronnie Momen	55	Chief Consumer Banking Officer
Brandon Pace	50	Chief Administrative Officer and Corporate Secretary

For biographical information regarding Mr. Sanborn, please refer to the section titled “Information Regarding Our Directors” above.

Andrew LaBenne has served as our Chief Financial Officer since September 2022. From July 2022 to September 2022, Mr. LaBenne served as our Executive Vice President, Finance. From April 2021 to May 2022, Mr. LaBenne served as Executive Vice President and Chief Financial Officer of Bakkt Holdings, Inc. (formerly Bakkt Holdings, LLC) and was responsible for all finance, investor relations and enterprise risk functions. From April 2015 to April 2021, Mr. LaBenne was Chief Financial Officer of Amalgamated Financial Corp. From August 2013 until April 2015, Mr. LaBenne was Chief Financial Officer of Business Banking for JPMorgan Chase & Co. Earlier Mr. LaBenne spent 17 years at Capital One Financial in various senior positions in operations, marketing and finance. Mr. LaBenne holds a bachelor’s degree in engineering from the University of Michigan and an M.B.A. from the University of Virginia.

Annie Armstrong has served as our Chief Risk Officer since March 2020. From September 2018 to March 2020, Ms. Armstrong served as Global Head of Financial Risk at Uber Technologies, Inc. From October 2007 to September 2018, Ms. Armstrong served in various capacities at KPMG, including as Partner, FinTech Practice Leader from September 2015 to September 2018. Ms. Armstrong holds a B.S. degree in Integrated Science and Technology from James Madison University.

Ronnie Momen has served as our Chief Consumer Banking Officer since November 2020. From July 2018 to November 2020, Mr. Momen served as our Chief Lending Officer. From September 2017 to March 2018, Mr. Momen served as Chief Credit Officer of GreenSky, Inc. From November 2015 to September 2017, Mr. Momen served as Executive Vice President, Head of Credit Risk, Consumer Credit Solutions at Wells Fargo & Company. From 1998 to September 2015, Mr. Momen served in various positions at HSBC Holdings, including the last three years as Executive Vice President, Americas Head of Risk for Retail Banking & Wealth Management. Mr. Momen holds a B.A. in engineering and management science from the University of Cambridge.

Brandon Pace has served as our Chief Administrative Officer and Corporate Secretary since November 2020. From March 2019 to November 2020, Mr. Pace served as our General Counsel and Corporate Secretary. Mr. Pace previously served as our Interim General Counsel from December 2018 to February 2019 and Senior Vice President of Legal from December 2016 to November 2018. From April 2010 to December 2016, Mr. Pace served in various legal positions at eBay, Inc., which for many years owned what is now PayPal Holdings, Inc., most recently as Vice President, Deputy General Counsel. Prior to joining eBay, Inc., Mr. Pace spent years in private practice at a number of international law firms representing technology companies. Mr. Pace holds a B.A. in history from Brigham Young University and a J.D. from George Washington University.

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2023 PROXY STATEMENT | EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This section describes our executive compensation philosophy, objectives and design, our compensation-setting process, our executive compensation components and the decisions made in 2022 for our named executive officers (“NEOs”), who were the following during 2022:
•Scott Sanborn, our Chief Executive Officer;
•Andrew LaBenne, our Chief Financial Officer;
•Annie Armstrong, our Chief Risk Officer;
•Ronnie Momen, our Chief Consumer Banking Officer;
•Brandon Pace, our Chief Administrative Officer and Corporate Secretary; and
•Thomas Casey, our former Chief Financial Officer.

The compensation provided to our NEOs for 2022 is set forth in detail in the Summary Compensation Table and other tables and the accompanying footnotes, and the narrative in this section.

Compensation Philosophy and Principles

To successfully execute on our strategy and continue our mission to improve the financial health of millions of Americans, we must hire and retain a highly talented team of professionals with deep experience in technology and financial services to build new products, engage our members, and manage and grow our business. We also expect our executive team to possess and demonstrate exceptional leadership, innovative thinking and prudent risk management. Because we operate in a highly competitive market for talent, our compensation program must be designed to retain our top talent in the face of well-funded, aggressive competitors for talent.

In developing our compensation program, the Compensation Committee reviews market trends and compensation practices with the assistance of its third-party compensation consultant. FW Cook has been retained by the Compensation Committee to assist the Compensation Committee and management to assess and calibrate our executive pay levels and relative mix of cash and equity compensation relative to public company market norms. The Compensation Committee evaluates our executive compensation program at least annually and more frequently if circumstances change related to our business objectives and the competitive environment for talent.

Central to our compensation philosophy is to incentivize and reward the achievement of strategic and financial goals of the Company and correlate compensation to stockholder returns over the longer term. To that end, we believe that competitive compensation packages should include a combination of base salaries, annual cash bonus opportunities and long-term incentive opportunities in the form of equity awards that are earned over a multi-year period. We approach the design and implementation of our executive compensation program with emphasis on the following principles:
•recruit and retain an exceptional executive team;
•incentivize and reward the achievement of strategic and financial goals of the Company, with an emphasis on long-term goals;
•utilize compensation elements that are directly linked to achievement of corporate objectives, stockholder returns and individual performance; and
•align the interests of our executives with those of our other stockholders.

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2023 PROXY STATEMENT | EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
Stockholder Engagement & Feedback

Our Board believes it is important to maintain an open dialogue with stockholders to understand their views on the Company, its strategy and its governance and compensation practices. Therefore, we engage with stockholders regularly and solicit feedback annually on our compensation and governance practices. Consistent with prior years, members of our management team participated in these conversations, and stockholders were also offered the opportunity to speak with a member of our Board.

This outreach cycle, we filed stockholder outreach presentation materials with the SEC in January 2023. In early 2023, we actively reached out to stockholders representing, in aggregate, an estimated 50% of our then outstanding shares and held meetings with those that requested a discussion, including with the governance departments of some of our largest institutional stockholders. Some stockholders declined our invitation for a discussion citing a lack of questions or concerns. In addition to our annual stockholder outreach on governance and compensation practices, we maintain ongoing dialogue with many of our stockholders through our investor relations program. In total, since January 1, 2022, we had conversations with stockholders holding, in aggregate, an estimated 46% of our outstanding shares.

Overall, the stockholders we engaged with expressed support for our strategy and compensation and governance practices, including our efforts to declassify the Board and remove the supermajority voting standard. Stockholders further recognized the inherent social good of the Company’s business model and welcomed the Company’s disclosures on ESG matters. Certain stockholders inquired about the cadence of the Company’s review of its ESG disclosures and supported the Company’s commitment to incrementally evolve and enhance its ESG disclosures. Some stockholders also encouraged the Company to explore more leveraged compensation programs to further incentivize and reward management for outperformance scenarios, as well as explore diversifying the PBRSU program to include an ambitious, but attainable, multi-year operating metric to supplement the existing TSR metric.

Importantly, stockholders also generally expressed support for our proposal to amend and restate our 2014 Equity Incentive Plan, as well as our accompanying commitment to reduce dilution and adopt various best practices. In particular, stockholders noted that the proposal was thoughtful and appreciated the Company’s transparency and the self-awareness it reflected. With respect to dilution, stockholders recognized the significant steps the Company has taken to date and welcomed the commitment to significantly reduce dilution from the Company’s compensation programs over time. Further, stockholders appreciated that equity compensation is a fundamental component of the Company’s ability to deliver market levels of compensation and that abruptly shifting to and increasing cash compensation to offset unavailability of equity compensation would be disadvantageous in the current economic climate and may also adversely impact the Company’s ability to attract and retain the human capital necessary to execute and advance its strategy. With respect to the timing of the proposal, stockholders recognized that the sooner the Company is provided more time to use its existing share reserve, the more expeditiously and systematically it can begin taking measures to reduce the dilution from its equity compensation program.

Finally, while some stockholders expressed a preference for an equity incentive plan that does not contain an evergreen feature, all stockholders we spoke with appreciated that the Company’s proposal does not include an extension of the evergreen feature and acknowledged that the Company is entitled to the final remaining evergreen tranche in 2024 per the terms of the existing equity incentive plan.

Further details regarding the proposed amendment and restatement of our 2014 Equity Incentive Plan can be found in Proposal Six of this Proxy Statement, beginning on page 70.

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2023 PROXY STATEMENT | EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
Enhancements to Performance-Based Restricted Stock Unit Program

In 2019, we engaged in a robust stockholder outreach effort and, in response to stockholder feedback, extensively revised our performance-based restricted stock unit (“PBRSU”) program in 2020. Despite the overwhelmingly positive say-on-pay vote outcomes in 2020 and 2021, we continue to solicit and engage in discussions with our stockholders.

Although the feedback since 2020 has been substantially more limited (reflecting the positive reception to the changes in 2020), the Board has continued to enhance our executive compensation and governance practices. Below is a summary of the enhancements made to the PBRSU program since 2020. The program was and continues to be a focus area for our stockholders and feedback on the current structure of the program from stockholders has been overwhelmingly positive. We closely monitor and evaluate the structure of our PBRSU program and will continue doing so as the Company and the fintech industry matures and evolves.

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2023 PROXY STATEMENT | EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
Executive Compensation Aligned with Corporate Results

We believe that our compensation approach supports our objective of focusing on performance-based compensation, reflecting an opportunity for financial upside based on company and individual performance and no or reduced payouts when we do not meet our performance goals. Our emphasis on equity awards provides a direct link between stockholder interests and the interests of our executive officers, thereby motivating our executive officers to focus on increasing our value over the long term. Below is a summary of our 2022 executive compensation program.

2022 Executive Compensation Program

Element	Form	Description	Performance Link
Base Salary	Cash	Salaries are competitive and appropriate based on the scope, size and complexity of our business, and represent the only element of our compensation program that is not performance-based
Target Annual Cash Bonus	Cash	Cash bonuses reward our executive officers for achieving pre-defined annual financial and operational goals that support our long-term business strategy	Total revenue and GAAP consolidated net income, with no payouts if threshold performance not met; final amounts may be adjusted to reflect individual performance
Target Equity-Based Compensation	RSUs	Long-term equity aligns compensation with stockholders’ long-term interests and promotes retention	Stock price performance over a three-year vesting period
	PBRSUs	Long-term performance-based equity aligns compensation with stockholder returns
PBRSUs earned only if relative total stockholder return (“TSR”) thresholds are met over a three-year performance period, with target performance at the 55th percentile

Maximum achievement cap of 125% of target; cap becomes 100% of target if absolute TSR is negative and relative TSR is below the 75th percentile

Pay Outcomes Demonstrate Strong Alignment between Pay and Performance

Our orientation towards performance-based compensation provides a direct link between stockholder interests and the interests of our executive officers and is intended to result in a reduction from target compensation in the event our performance goals are not met. The below graphic shows the composition of our CEO’s target compensation in 2022 and the percent that is considered performance-based, demonstrating strong alignment in our compensation structure between pay and performance.

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Compensation-Setting Process

Role of Management. The Compensation Committee looks to our CEO to make preliminary recommendations regarding compensation for our executive officers other than himself because of his daily involvement with our executive team. As to the CEO, the Compensation Committee works closely with the Committee’s independent compensation consultant, our Chief People Officer and our legal department to gather data on competitive market practices and to evaluate potential modifications to our compensation program. No executive officer participates directly in the final deliberations or determinations regarding his or her own compensation package.

Role of Our Compensation Committee. Our Compensation Committee oversees all aspects of our compensation program for executive officers, including base salaries, annual cash bonus opportunities and payouts under our annual bonus plan, and the size and design (including the achievement of performance objectives where applicable) of equity awards. The Compensation Committee is also responsible for determining the compensation for our CEO and making recommendations to the Board regarding non-employee director compensation. During 2022, our Compensation Committee held 6 meetings and acted by unanimous written consent 5 times.

Compensation Governance. Our Compensation Committee seeks to ensure sound executive compensation practices to adhere to our pay-for-performance philosophy while appropriately managing risk, supporting retention and aligning our compensation with the creation of long-term value for our stockholders. During 2022, our Compensation Committee:
•was comprised solely of independent directors under the NYSE listing standards;
•conducted an annual review and approved our compensation strategy; and
•retained discretion on annual bonus payouts and certain other compensation arrangements to enable it to respond to unforeseen events and adjust compensation as appropriate.

Role of Compensation Consultant. During 2022, FW Cook provided the following services:
•advised on our non-employee director compensation policies and market practices among publicly-traded companies; and
•advised on our executive compensation policies and market practices among publicly-traded companies.

FW Cook did not provide any services to us other than the services described above. In December 2022, the Compensation Committee assessed the independence of FW Cook pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent FW Cook from independently advising the Compensation Committee.

Use of Comparative Market Data

The Compensation Committee seeks to compensate our executive officers at a level that allows us to successfully retain the best possible talent to manage and grow our business, and drive productivity and efficiency. In setting executive compensation, the Compensation Committee periodically assesses how compensation for our executive officers compares against executives in similar positions at a group of peer companies. Generally, as compared to our peer set, our compensation is less weighted toward cash compensation and more weighted toward equity compensation. Our weighting of cash and equity, including our allocation towards equity and between RSUs and PBRSUs, has been shared with and supported by our stockholders.

In addition to considering compensation data in making compensation decisions, the Compensation Committee also considers the criticality and scope of responsibility of each executive officer, our current practice of maintaining appropriate differentiation in target compensation among our executive officers, as well as the CEO’s and Compensation Committee’s assessment of each executive officer’s performance and impact on the organization. The Compensation Committee believes that the level of target compensation provided to our NEOs was appropriate to attract and retain the exceptional talent required to lead the Company, especially as a regulated banking institution and in the highly competitive San Francisco Bay Area labor market.

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2023 PROXY STATEMENT | EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS
As previously disclosed in the stockholder outreach materials filed with the SEC in January 2023, the Compensation Committee conducted a full review of our peer group in 2022. Specifically, in early Fall 2022, our Compensation Committee selected the following companies to constitute the Company’s executive compensation peer group:

Affirm Holdings, Inc.	Live Oak Bancshares, Inc.
Avantax, Inc. (formally Blucora, Inc.)	MoneyLion, Inc.
Axos Financial, Inc.	Open Lending Corp.
Banc of California, Inc.	Preferred Bank
Blend Labs, Inc.	Silvergate Capital Corporation
Domo, Inc.	SoFi Technologies, Inc.
Enova International, Inc.	The Bancorp, Inc.
Green Dot Corporation	TriCo Bancshares
LendingTree, Inc.	Upstart Holdings, Inc.
The Compensation Committee decided to focus its selection among companies in the banking and fintech sectors. The Compensation Committee considered public companies, with particular attention to several fintech companies that recently became publicly traded, whose business is based in the United States and whose shares are listed on a national securities exchange in the United States, because compensation practices vary widely internationally. Further, the Compensation Committee considered the assets, revenue, revenue growth, net income and market capitalization of these companies, with a focus on companies with significant operations in the San Francisco Bay Area to reflect local conditions and demand for talent. The Compensation Committee also considered the comparability of our business model, employee count and operational complexity. In its final selection, our Compensation Committee believed it appropriate to select peer companies with financial metrics both above and below our own, with the Company placing between the 50th and 75th percentiles, at the time of selection, on a majority of the metrics considered. Below is a summary of the changes to our peer group.
As reflected above, when reviewing and updating the peer group in 2022, the Compensation Committee decided to remove a number of regional banks and add a number of consumer-focused online-oriented banks and newly public companies in the fintech industry to better reflect our business model and the companies with whom we compete with for talent. Accordingly, the allocation of fintech and non-bank financial companies within our peer group increased from 4 companies, or 25% of the peer group, to 11 companies, or 61% of the peer group. The Compensation Committee continued to include a number of banks in our peer group to reflect our operating and regulatory environment. Finally, the

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Compensation Committee removed all non-fintech technology companies to better represent the technology sector that the Company operates and competes within. The allocation of peer companies among industries is as follows:
In March 2023, Silvergate Capital Corporation announced its intent to wind down operations and liquidate Silvergate Bank. The Compensation Committee has not yet determined whether to select another peer company in place of Silvergate Capital Corporation. Our Compensation Committee is committed to conducting periodic reviews of our peer group, typically once every other year, and expects to next conduct a full review of our peer group in 2024.

Role of Stockholder Advisory Vote on Executive Compensation

    At our 2022 annual meeting of stockholders, we held a non-binding advisory vote on the compensation of our NEOs, commonly referred to as a “say-on-pay” vote. Approximately 95% of the votes cast by stockholders, excluding abstentions and broker non-votes, were voted in favor of our say-on-pay proposal. Our Compensation Committee is appreciative of the 2022 say-on-pay vote outcome, and considers the results of the say-on-pay votes as well as any other feedback from stockholders in structuring our executive compensation program and making individual compensation decisions. In particular, as discussed in the section entitled “Stockholder Engagement & Feedback” above on page 30, we recently solicited feedback from stockholders representing, in aggregate, an estimated 50% of our then outstanding shares to, among other things, understand their perspectives on our current executive compensation program. The Compensation Committee will consider the outcome of future say-on-pay votes as we evolve our executive compensation philosophy, objectives and design.

Executive Compensation Elements

Elements of Executive Compensation. Our 2022 NEO compensation packages include:
•base salary;
•annual cash bonus opportunity; and
•equity-based compensation in the form of RSUs and PBRSUs.

We believe that our compensation mix supports our objective of focusing on “at-risk” compensation having significant financial upside based on stockholder return and both Company and individual performance. We expect to continue to emphasize equity awards because of the direct link that equity compensation provides between stockholder interests and the interests of our executive officers, thereby motivating our executive officers to focus on increasing value over the long term.

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Base Salary. We believe that competitive base salaries are a necessary element of overall compensation in order to attract and retain highly qualified executive officers. While we believe that compensation for the executive team should be weighted towards long-term equity compensation, we recognize the need to broadly align salaries with our peers and the companies we compete with for talent. As we have grown and recruited new executive officers for key roles, we have made competitive adjustments. We believe that the base salaries we offer are appropriate for a publicly traded company based in the San Francisco Bay Area and given the sophistication and complexity of our business.

Name	2022 Annualized Base Salary(1)
Scott Sanborn	$500,000
Andrew LaBenne	$425,000
Annie Armstrong	$350,000
Ronnie Momen	$425,000
Brandon Pace	$350,000
Thomas Casey	$425,000
(1)    As of December 31, 2022.

The Compensation Committee reviews base salaries on at least an annual basis and may adjust them from time to time, if needed, to reflect changes in market conditions, or other factors. In 2022, Ms. Armstrong received an increase of $40,000 to her base salary and Mr. Pace received an increase of $25,000 to his base salary. These increases reflect individual performance and market conditions, as well as expanded responsibilities for Mr. Pace.

Annual Cash Bonuses. We typically use cash bonuses to reward our executive officers, including NEOs, for achievement of our annual financial and operational goals. In 2022, our Compensation Committee utilized the quantitative performance metrics disclosed in the Company’s publicly announced financial guidance for 2022, which were total revenue and GAAP consolidated net income. Target levels of performance for each metric were set at the high end of the Company’s publicly announced guidance and therefore required strong in-year performance and significant year-over-year increases.

The funding of the Company-wide annual cash bonus program is based on the achievement of performance metrics, with the Compensation Committee retaining discretion to adjust total funding either above or below the otherwise pre-established funding curve. The allocation of the total funding of the annual cash bonus program to individuals (i.e., individual payouts), including those for NEOs, are discretionary and reflect individual achievement during the year. Therefore actual individual payments may be greater or less than the total funding level of the program.

Our Compensation Committee believed that the achievement of the performance metrics would require excellent leadership, effective management and a clear focus on driving and achieving results. The following table details the quantitative metrics in the 2022 annual cash bonus program, as well as actual achievement. Actual achievement with respect to Total Revenue was 98.9% of target and with respect to GAAP Consolidated Net Income was 193.1% of target. Combined actual achievement was 146% of target, which was well in excess of the 120% achievement level necessary to yield maximum funding under the program and therefore could have supported the Committee exercising discretion to fund the program at a higher level. However, the Committee did not exercise any discretion in funding the 2022 annual cash bonus program, and therefore the program was funded at 125% of target, which was the pre-established maximum. As noted above, all individual payments under the annual cash bonus program are discretionary and reflect individual achievement during the year, and therefore may be different than the 125% total funding level.

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2022 Annual Cash Bonus Program - Achievement Table(1)
Measure / Weighting(2)	Threshold Performance	Satisfactory Performance	Target Performance	Above Target Performance	Maximum Performance	Actual Achievement
Total Revenue (50%)	$0.9 billion	$0.96 billion	$1.2 billion	$1.32 billion	$1.44 billion	$1.187 billion (98.9% of target performance)
GAAP Consolidated Net Income (50%)	$112.5 million	$120 million	$150 million	$165 million	$180 million	$289.7 million (193.1% of target performance)
Funding Percentage	50%	80%	100%	110%	125%	125%
(1)    Straight-line interpolation for achievement between: (i) threshold performance and satisfactory performance, (ii) satisfactory performance and target performance, (iii) target performance and above target performance, and (iv) above target performance and maximum performance. The program is not funded if threshold performance is not met.
(2)    Performance of each metric is calculated individually, then combined to arrive at a blended performance. Such blended performance is then plotted against the payout curve to determine the payout.

Individual Performance Measures. We expect a high level of performance from each of our executive officers in carrying out his or her respective responsibilities and each executive officer is evaluated based on his or her overall performance. Our CEO evaluates each executive officer’s individual performance (other than his own) and compensation level and, for purposes of determining annual cash bonus payouts, makes a recommendation to our Compensation Committee. The Compensation Committee ultimately determines the individual performance for all NEOs. The impact of individual performance on an individual NEO’s bonus amount can modify the amount otherwise payable based on actual corporate achievement. The maximum upward discretionary adjustment is 50% for a total of 150% of the target bonus opportunity amount; however, there is no limitation on the downward discretionary adjustment (i.e., the Compensation Committee retains the discretion to pay an individual NEO zero bonus regardless of corporate achievement).

For 2022, the NEOs showed strong leadership in integrating the Radius business, leveraging our banking capabilities to deliver record financial results, navigating a challenging inflationary and record-breaking increasing interest rate environment, and positioning the business for sustained growth and profitability.

Annual Cash Bonuses for the 2022 Performance Period

Based on performance against the pre-defined financial metrics described above and in recognition of their significant individual contributions in furthering the Company’s performance and strategy, all of our NEOs received a payment under the annual incentive plan at the actual corporate funding level of 125% (i.e., the Compensation Committee did not apply any discretion (upwards or downwards) on the individual bonus payments to our NEOs based on their individual performance).

The following table sets forth the 2022 annual cash bonuses paid in the first quarter of 2023 to each of our NEOs:

Name	Eligible Salary ($)	Bonus Target (%)	Bonus Target ($)	Bonus Achievement (%)	Total Bonus Payout ($)
Scott Sanborn	500,000	150	750,000	125	937,501
Andrew LaBenne	182,396	85	155,037	125	193,796
Annie Armstrong	365,000	75	273,750	125	342,188
Ronnie Momen	425,000	85	361,250	125	451,563
Brandon Pace	368,750	75	276,563	125	345,704
Thomas Casey	425,000	85	361,250	125	451,563

The Compensation Committee reviews bonus targets under the annual cash bonus program on an annual basis and may adjust them from time to time to reflect changes in market conditions, or other factors. In 2022, the Company conducted a review of target bonus opportunity levels across various job grades and raised target bonus opportunity levels for a number of job grades to reflect market conditions. In connection with this review, Ms. Armstrong and Messrs. Momen, Pace and Casey each received a ten-percentile point increase to their target bonus opportunity. Further, in 2022, Mr. Sanborn

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received a fifty-percentile point increase to his target bonus opportunity.

Equity Compensation

Typically, most of our executive officers’ target total direct compensation is delivered through equity awards. This approach aligns our executive team’s contributions with our stockholders’ long-term interests, attracts executives of the highest caliber and retains them for the long term. In granting annual equity awards, the Compensation Committee considers, among other things, the executive officer’s cash compensation, the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value, our financial results, an evaluation of the expected and actual performance of each executive officer, his or her individual contributions and responsibilities and market conditions.

2022 Equity Awards

Based on the results of our internal research and guidance from FW Cook with respect to the practices of our peer group, the recommendations of Mr. Sanborn (who did not participate in discussions regarding his own equity compensation) and the individual performance of each of the NEOs, the Compensation Committee granted equity awards as part of our Company-wide annual equity program, in the form of RSUs and PBRSUs (discussed in more detail below), to each of our NEOs.

Restricted Stock Units

In 2022, all Company employees that were granted RSUs were provided with an intended target value of the RSU award and the number of RSUs subject to the award was determined by dividing the intended target value of the RSU award by our trailing 30-day average stock price as of the date of grant.

On March 13, 2022, the Compensation Committee granted 99,032 RSUs to Mr. Sanborn, 51,350 RSUs to Ms. Armstrong, 123,240 RSUs to Mr. Momen, 51,350 RSUs to Mr. Pace and 102,700 RSUs to Mr. Casey. These RSUs vest over three years, with 1/12th of the RSUs vesting on May 25, 2022, and an additional 1/12th of the RSUs vesting each quarter thereafter, subject to continued service through each vesting date.

In connection with his hiring as Chief Financial Officer in 2022, on August 31, 2022, the Compensation Committee granted 240,055 RSUs to Mr. LaBenne. The RSU award vests over three years, with 1/3rd of the RSUs vesting on August 25, 2023, and an additional 1/12th of the RSUs vesting each quarter thereafter, subject to continued service through each vesting date. The RSUs granted to Mr. LaBenne were intended to recognize the critical role Mr. LaBenne is expected to have in the future success of the Company and were made in light of the competitive recruiting environment and significant unvested equity that he forfeited to join the Company.

Performance-Based Restricted Stock Units

In 2022, all Company employees that were granted PBRSUs were provided with an intended target value of the PBRSU award and the number of target PBRSUs subject to the award was determined by dividing the intended target value of the PBRSU award by the per unit grant date fair value.

On March 13, 2022, the Compensation Committee granted 204,411 target PBRSUs to Mr. Sanborn, 37,166 target PBRSUs to Ms. Armstrong, 89,198 target PBRSUs to Mr. Momen, 37,166 target PBRSUs to Mr. Pace and 74,332 target PBRSUs to Mr. Casey. These awards were structured so that the PBRSUs would become earned only to the extent that certain pre-established performance targets were met over the performance period. The performance metric for the 2022 PBRSUs was our TSR relative to the TSR of the companies comprising the KBW Nasdaq Bank Index (the “KBW Index Companies”), with target performance set at the 55th percentile of the KBW Index Companies. The performance period for the 2022 PBRSUs is January 1, 2022 to December 31, 2024. TSR is defined as stock price performance measured using a 20-day trailing volume weighted average price. If the performance targets are met at the end of the performance period, the resulting earned PBRSUs will immediately vest. Any unearned PBRSUs will be forfeited.

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Other Compensation Information

Return to Office Bonus Payment

Although the Company enables remote work, it also believes there are benefits to culture and collaboration through its hybrid model whereby employees voluntarily elect to return to the Company’s office spaces for a few days a week, subject to certain safety related conditions. To recognize and reward all employees that elected to return to the Company’s office spaces, the Company awarded such employees a one-time cash bonus of $1,000 in Q1 2022 (the “Return to Office Bonus”). Mr. Sanborn, Ms. Armstrong, Mr. Momen, Mr. Pace and Mr. Casey were among the employees eligible for, and that received, a Return to Office Bonus.

Andrew LaBenne Signing Bonus

The Compensation Committee awarded Mr. LaBenne a one-time cash signing bonus in connection with the commencement of his employment with the Company. The Compensation Committee deemed that the cash bonus was warranted to secure Mr. LaBenne’s employment with the Company given the critical role Mr. LaBenne is expected to have in the future success of the Company and in light of the competitive recruiting environment.

Thomas Casey Post-Service Vesting

Each of Mr. Casey’s equity awards granted in and since 2019, provide for up to an additional year of vesting following a termination of service, subject to certain criteria, including a minimum number of years of age and service with the Company and certain transition assistance. In the case of PBRSUs for which his termination of service occurs during a performance period, Mr. Casey is entitled to a pro-rated portion of the earned PBRSU shares determined by adding the additional vesting credit to actual time served during the performance period, and based upon actual achievement of the underlying performance metric(s) upon completion of the performance period. In connection with Mr. Casey’s retirement, the Compensation Committee determined that Mr. Casey satisfied the pre-established criteria, and therefore Mr. Casey remains eligible, per the original terms of his equity awards, to vest into a maximum of 415,540 shares following his termination of service on January 3, 2023.

Benefits Programs

Our employee benefits programs, including our 401(k) plan and health and well-being programs, are designed to provide a competitive level of benefits to our employees, including our executive officers and their families. We adjust our employee benefit programs as needed based on regular monitoring of applicable laws and practices and the competitive market. Our executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as all other full-time employees.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites to our executive team. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive in the performance of his or her duties, to make our executive team more efficient and effective and for recruitment, motivation or retention purposes.

Employment Agreements

We have entered into employment agreements with each of the NEOs. These agreements provide for “at-will” employment and generally include the NEO’s initial base salary, an initial equity award and an indication of eligibility for an annual cash incentive award opportunity. These employment agreements also provide for payments upon a qualifying termination of employment, including in connection with a change in control of our Company. We believe that entering into these arrangements will help our executives maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of our Company. For a summary of the material terms and conditions of these agreements, see “Executive Compensation – Employment Agreements,” below.

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280G Excise Taxes and 409A Deferred Compensation

We have not provided or committed to provide any NEO with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code. Section 280G and related sections of the Internal Revenue Code provide that an executive officer and certain persons who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A of the Internal Revenue Code also imposes additional significant taxes on the individual in the event that an executive officer, director or service provider of certain types receives “deferred compensation” that does not meet the requirements of Section 409A of the Internal Revenue Code.

Accounting Considerations

We account for stock-based compensation in accordance with FASB ASC Topic 718 Compensation – Stock Compensation, which requires us to recognize compensation expense for share-based payments. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, including taking into account FASB ASC Topic 718 in determining the amounts of equity compensation awards granted to executives and employees.

Compensation Risk Assessment

Our management team evaluates and actively mitigates risks that may exist relating to our compensation plans, practices and policies for all employees, including our NEOs. Management assesses all of our executive, sales and broad-based compensation plans to determine if any provisions or practices create undesired or unintentional risk of a material nature. This risk assessment process includes a review of plan design, including business drivers and performance measures. Incentive compensation plan design varies across our business based on differing goals established for particular business functions. Incentive compensation targets are reviewed annually and adjusted as necessary to align with our company performance goals and overall compensation to ensure an appropriate balance between fixed and variable pay components and between short- and long-term incentives. Our management has concluded that these policies and practices do not create risk that is reasonably likely to have a material adverse effect on us.

Additional Governance Measures

Clawback Policy. In September 2017, the Board adopted an Incentive Recoupment Policy (the “Clawback Policy”), which was enhanced in December 2019. The Clawback Policy provides the Board the right to recoup certain executive incentive compensation in the event of an accounting restatement of the Company’s consolidated financial statements resulting from material non-compliance with any financial reporting requirements under the securities laws. Incentive compensation that may be subject to the Clawback Policy includes any compensation that is granted, earned or vested based wholly or in part upon the attainment of any financial reporting measure. In December 2019, the Clawback Policy was enhanced by covering instances of management fraud or misconduct that result in significant reputational harm unrelated to a financial restatement. The Company will further revise the Clawback Policy as necessary to comply with pending changes to the NYSE listing standards to effectuate the SEC’s recently adopted rules on clawback policies.

Stock Ownership Guidelines. The Compensation Committee adopted stock ownership guidelines in December 2017 and enhanced the guidelines in December 2019. Under the guidelines, the CEO should hold equity (vested shares and/or shares underlying RSU awards) with a value of six times base salary; the CFO should hold equity (vested shares and/or shares underlying RSU awards) with a value of three times base salary; and all other Section 16 executives should hold equity (vested shares and/or shares underlying RSU awards) with a value of two times base salary. Executives are permitted five years from the later of the adoption of the enhanced guidelines or the date of hiring to meet the holding requirements. Prior to meeting the holding requirements, such executives are not permitted to sell more than fifty percent of the after-tax value from any equity vesting event. All executives are in compliance with this policy, and either meet the suggested ownership levels currently or have additional time to accumulate equity to meet the ownership levels.

Hedging and Pledging Policy. Our insider trading policy prohibits directors, officers, and other employees from engaging in transactions in publicly-traded options (such as puts and calls) and other derivative securities relating to our common stock. This policy prohibits short sales and extends to cover any hedging or similar transaction designed to

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decrease the risks associated with holding our securities. In addition, our officers and directors are prohibited from pledging any of our securities as collateral for a loan and from holding any of our securities in a margin account.

Option Repricing Policy. Although we have discontinued the use of stock options, a number of stock options remain outstanding and certain of such stock options have per share exercise prices in excess of the current per share price of our common stock. Although we have no intention to reprice these outstanding underwater stock options, in response to stockholder feedback, in December 2019, we amended our stock plans to require a stockholder vote to approve repricing any outstanding stock option.

Gross Up and Minimum Vesting Period Policies: In December 2019, we adopted a number of policies intended to be responsive to stockholder feedback encouraging the Company to evolve certain compensation related policies. In addition to those described above, we adopted: (i) a policy requiring that all new hire employee equity awards have a minimum vesting cliff of at least 1-year, subject to certain limited exceptions, and (ii) a policy prohibiting tax gross-ups for Section 16 executives, other than for imputed income in connection with a relocation.

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Compensation Tables

Summary Compensation Table

The following table provides information regarding the compensation earned by each of our NEOs during the year ended December 31, 2022, and, to the extent required under the SEC executive compensation disclosure rules, the years ended December 31, 2021 and 2020:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Scott Sanborn	2022	500,000	1,000	3,472,723	—	937,501	7,826	4,919,050
Chief Executive Officer	2021	500,000	—	5,805,143	—	625,007	7,949	6,938,099
	2020	400,000	—	5,000,004	—	500,000	6,920	5,906,924

Andrew LaBenne	2022	182,396	183,200	3,137,519	—	193,796	—	3,696,911
Chief Financial Officer

Annie Armstrong(4)	2022	365,000	1,000	1,106,229	—	342,188	7,760	1,822,177
Chief Risk Officer	2021	335,000	—	1,426,691	—	272,192	5,480	2,039,363
	2020	209,375	150,000	3,000,005	—	173,007	—	3,532,387

Ronnie Momen	2022	425,000	1,000	2,654,945	—	451,563	5,000	3,537,508
Chief Consumer Banking Officer	2021	395,000	50,000	2,536,309	—	370,318	5,000	3,356,627
	2020	299,792	—	1,600,008	—	234,813	5,000	2,139,613

Brandon Pace	2022	368,750	1,000	1,106,229	—	345,704	8,652	1,830,335
Chief Administrative Officer and Corporate Secretary	2021	350,000	—	1,585,197	—	284,380	8,294	2,227,871
	2020	291,667	—	1,400,006	—	227,500	5,473	1,924,646

Thomas Casey(5)	2022	425,000	1,000	2,212,458	—	451,563	5,000	3,095,021
Former Chief Financial Officer	2021	425,000	—	3,170,393	—	398,443	5,005	3,998,841
	2020	354,167	100,000	3,000,009	—	318,750	6,230	3,779,156

(1)The amounts reported in this column do not reflect the amounts actually received by our NEOs. The amounts instead reflect the aggregate grant date fair value of RSUs and/or PBRSUs, as applicable, granted during the applicable fiscal year, computed in accordance with the FASB ASC Topic 718. Assumptions used in the calculations for RSUs and PBRSUs granted during 2022 are included in “Note 16. Employee Incentive Plans” to the Consolidated Financial Statements included in our Annual Report. The amounts shown do not reflect that the awards are vested/earned over a 3-year period and exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date fair value for RSUs is measured based on the closing fair market value of our common stock on the date of grant. For Mr. Sanborn, Ms. Armstrong, Mr. Momen, Mr. Pace and Mr. Casey, the amounts reported for 2022 include the grant date fair value of PBRSUs granted in March 2022, incorporating the probability of achieving the performance conditions to which such PBRSUs are subject to. Assuming the maximum level of performance is achieved under the applicable performance measures for the PBRSU awards, the grant date fair value of the PBRSU awards granted to Mr. Sanborn, Ms. Armstrong, Mr. Momen, Mr. Pace and Mr. Casey is $2,578,134, $468,756, $1,125,010, $468,756 and $937,512, respectively. For more information regarding 2022 equity awards, including the PBRSUs, see “Compensation Discussion and Analysis – Executive Compensation Elements – Equity Compensation – 2021 Equity Awards.”
(2)The amounts reported in this column represent annual cash incentives that were earned during the specified year and paid in the following year. For more information regarding the awards for 2022, see “Compensation Discussion and Analysis – Executive Compensation Elements – Annual Cash Bonuses.”
(3)The amounts reported in this column for 2022 include the following:
(a)Matching contributions made by the Company to the Company’s 401(k) savings plan in the amount of $5,000 for each of Mr. Sanborn, Ms. Armstrong, Mr. Momen, Mr. Pace and Mr. Casey;
(b)Parking benefits for Mr. Sanborn, Ms. Armstrong and Mr. Pace; and
(c)Well-fitness benefits for Messrs. Sanborn and Pace, for their participation in a wellness program available to all Company employees.
(4)Ms. Armstrong was a named executive officer in 2020, but not 2021.

LENDINGCLUB CORPORATION | 42

2023 PROXY STATEMENT | EXECUTIVE COMPENSATION – COMPENSATION TABLES
(5)Mr. Casey retired from his role as Chief Financial Officer of the Company and resigned from his position on the Board, each effective August 31, 2022. Mr. Casey remained an employee of the Company in a non-executive capacity from September 1, 2022 through January 3, 2023.

Grants of Plan-Based Awards in 2022

The following table sets forth certain information regarding grants of plan-based awards to our NEOs during 2022.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option Awards ($)(3)
Scott Sanborn	Cash	N/A	375,000	750,000	937,500				—	—
	RSUs	3/13/22	—	—	—				99,032	1,410,216
	PBRSUs	3/13/22	—	—	—	102,206	204,411	255,514	—	2,062,507

Andrew LaBenne	Cash	N/A	77,518	155,037	193,796				—	—
	RSUs	8/31/22	—	—	—				240,055	3,137,519

Annie Armstrong	Cash	N/A	136,875	273,750	342,188				—	—
	RSUs	3/13/22	—	—	—				51,350	731,224
	PBRSUs	3/13/22	—	—	—	18,583	37,166	46,458	—	375,005

Ronnie Momen	Cash	N/A	180,625	361,250	451,563				—	—
	RSUs	3/13/22	—	—	—				123,240	1,754,938
	PBRSUs	3/13/22	—	—	—	44,599	89,198	111,498	—	900,008

Brandon Pace	Cash	N/A	138,281	276,563	345,703				—	—
	RSUs	3/13/22	—	—	—				51,350	731,224
	PBRSUs	3/13/22	—	—	—	18,583	37,166	46,458	—	375,005

Thomas Casey	Cash	N/A	180,625	361,250	451,563				—	—
	RSUs	3/13/22	—	—	—				102,700	1,462,448
	PBRSUs	3/13/22	—	—	—	37,166	74,332	92,915	—	750,010

(1)Awards are granted under the Annual Cash Bonus program. As disclosed in “Compensation Discussion and Analysis – Executive Compensation Elements – Cash Bonuses” above, the non-equity incentive plan for 2022 consisted of two quantitative metrics that are individually calculated and jointly contribute towards the total funding of the Annual Cash Bonus program. “Target” is a dollar value based on the NEO’s target bonus percentage and base salary in 2022 as adjusted for any in-year salary adjustments, which is used to calculate eligible wages under the Annual Cash Bonus program. The threshold amount for the award is 50% of target for all NEOs and the maximum amount for the award is 150% of target for all NEOs. Actual non-equity incentive plan awards received for the fiscal 2022 period was $937,500, $193,796, $342,188, $451,563, $345,703 and $451,562 for Mr. Sanborn, Mr. LaBenne, Ms. Armstrong, Mr. Momen, Mr. Pace and Mr. Casey, respectively. For more information regarding the achievement of these non-equity incentive plan awards, see “Compensation Discussion and Analysis – Executive Compensation Elements – Annual Cash Bonuses.”
(2)Awards are granted under the 2014 Equity Incentive Plan. The indicated threshold, target and maximum amounts correspond to the number of PBRSUs that would be earned in the event that specified threshold, target and maximum levels, respectively, of performance were achieved. For more information regarding the PBRSUs, see “Compensation Discussion and Analysis – Executive Compensation Elements – Equity Compensation – 2022 Equity Awards – Performance-Based Restricted Stock Units.”
(3)The amounts reported in this column represent the aggregate grant date fair value of each award, without regard to forfeitures and computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in “Note 16. Employee Incentive Plans” to the Consolidated Financial Statements included in our Annual Report. Note that the amounts reported in this column reflect the accounting cost for these awards and do not correspond to the actual economic value that may be received by the NEO. The grant date fair value for RSUs is measured based on the closing fair market value of our common stock on the date of grant. The amount reported for 2022 includes the grant date fair value of PBRSUs granted in 2022, incorporating the probability of achieving the performance conditions to which such PBRSUs are subject to. For more information regarding the PBRSUs and RSUs, see “Compensation Discussion and Analysis – Executive Compensation Elements – Equity Compensation – 2022 Equity Awards.”

LENDINGCLUB CORPORATION | 43

2023 PROXY STATEMENT | EXECUTIVE COMPENSATION – COMPENSATION TABLES
2022 Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information regarding outstanding equity awards held by our NEOs that remained outstanding as of December 31, 2022.

		Option Awards					Stock Awards
							Time-Based			Performance-Based
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Scott Sanborn	02/24/2014	270,188	(3)	—	24.95	02/24/2024
	02/26/2016	234,588	(3)	—	42.05	02/26/2026
	03/03/2016	11,899	(3)	—	47.80	03/03/2026
	02/24/2019						9,985	(4)	87,868
	02/26/2020						67,479	(5)	593,815
	07/06/2020						110,177	(6)	969,558
	07/06/2020									295,608	(7)	2,601,346
	03/09/2021						58,790	(8)	517,352
	03/21/2021									172,450	(9)	1,517,560
	03/13/2022						74,274	(10)	653,611
	03/13/2022									102,206	(11)	899,413

Andrew LaBenne	08/31/2022						240,055	(12)	2,112,484

Annie Armstrong	05/26/2020						142,664	(13)	1,255,443
	07/06/2020						36,058	(6)	317,310
	07/06/2020									96,745	(7)	851,356
	03/09/2021						27,436	(8)	241,437
	03/21/2021									28,220	(9)	248,336
	03/13/2022						38,513	(10)	338,914
	03/13/2022									18,583	(11)	163,530

Ronnie Momen	02/24/2019						5,991	(4)	52,721
	02/26/2020						33,590	(5)	295,591
	07/06/2020						19,231	(6)	169,233
	07/06/2020									51,598	(7)	454,062
	03/09/2021						48,774	(8)	429,211
	03/21/2021									50,168	(9)	441,478
	03/13/2022						92,430	(10)	813,384
	03/13/2022									44,599	(11)	392,471

Brandon Pace	02/24/2019						5,692	(4)	50,090
	02/26/2020						29,391	(5)	258,641
	07/06/2020						16,828	(6)	148,086
	07/06/2020									45,148	(7)	397,302
	03/09/2021						30,484	(8)	268,259
	03/21/2021									31,355	(9)	275,924
	03/13/2022						38,513	(10)	338,914
	03/13/2022									18,583	(11)	163,530

LENDINGCLUB CORPORATION | 44

2023 PROXY STATEMENT | EXECUTIVE COMPENSATION – COMPENSATION TABLES

		Option Awards					Stock Awards
							Time-Based			Performance-Based
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Thomas Casey	09/26/2016	207,669	(3)		30.55	09/26/2026
	02/24/2019						8,986	(4)	79,077
	02/26/2020						50,384	(5)	443,379
	07/06/2020						36,058	(6)	317,310
	07/06/2020									96,745	(7)	831,356
	03/09/2021						48,774	(8)	429,211
	03/21/2021									62,710	(9)	551,848
	03/13/2022						34,233	(10)	301,250
	03/13/2022									37,166	(11)	327,061

(1)    Calculated based on the closing price of $8.80 of our common stock on December 30, 2022.
(2)    Represents the maximum, target and threshold level of performance for PBRSUs granted in 2020, 2021 and 2022, respectively.
(3)    Fully vested.
(4)    Becomes fully vested after four years, with 1/16th vesting on May 25, 2019, and 1/16th vesting quarterly thereafter.
(5)    Becomes fully vested after four years, with 1/16th vesting on May 25, 2020 and 1/16th vesting quarterly thereafter.
(6)    Represents an earned portion of PBRSUs granted in 2020. Becomes fully vested after one year, with 1/4th vesting on May 25, 2021, and 1/4th vesting quarterly thereafter.
(7)    Represents the outstanding but unearned portion of PBRSUs granted in 2020.
(8)    Becomes fully vested after three years, with 1/12th vesting on May 25, 2021, and 1/12th vesting quarterly thereafter.
(9)    Represents the outstanding but unearned PBRSUs granted in 2021.
(10)    Becomes fully vested after three years, with 1/12th vesting on May 25, 2022, and 1/12th vesting quarterly thereafter.
(11)    Represents the outstanding but unearned PBRSUs granted in 2022. For more information, see “Compensation Discussion and Analysis – Executive Compensation Elements – Equity Compensation – 2022 Equity Awards – Performance-Based Restricted Stock Units.”
(12)    Becomes fully vested after three years, with 1/3rd vesting on August 25, 2023, and 1/12th vesting quarterly thereafter.
(13)    Becomes fully vested after four years, with 1/4th vesting on May 25, 2021, and 1/16th vesting quarterly thereafter.

LENDINGCLUB CORPORATION | 45

2023 PROXY STATEMENT | EXECUTIVE COMPENSATION – COMPENSATION TABLES
2022 Option Exercises and Stock Vested

The following table sets forth for each of our NEOs the number of shares of our common stock acquired and the aggregate value realized upon the exercise of stock options and the vesting of stock awards during 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Scott Sanborn(3)	80,333	755,132	451,585	5,783,926
Andrew LaBenne	—	—	—	—
Annie Armstrong	—	—	238,067	3,121,841
Ronnie Momen	—	—	212,535	2,852,056
Brandon Pace	—	—	137,155	1,821,002
Thomas Casey	—	—	280,145	3,733,035

(1)    The value realized on exercise represents the difference between the aggregate market price of the shares underlying the options exercised on the date of exercise and the aggregate price of the option.
(2)    The value realized upon the vesting of an RSU or PBRSU represents the aggregate market price of the shares of our common stock on the date of vesting.
(3)    Excludes 53,983 RSUs that were cash settled for a total cash settlement amount of $746,585.

CEO Pay Ratio Disclosure

In accordance with Item 402(u) of Regulation S-K, the Company is providing the following information for fiscal 2022:
•The median of total compensation of all employees, excluding the CEO: $139,053;
•The annual total compensation of the CEO: $4,919,049; and
•The ratio of CEO total compensation to median employee total compensation: 36 to 1.

Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with the SEC pay ratio rules and methods for disclosure. In order to determine the median employee from a compensation perspective, the Company examined annualized cash compensation (salary, wages and cash bonuses) in the 2022 calendar year for all employees, excluding our CEO, employed as of December 31, 2022 (“Determination Date”). On the Determination Date, our employee population consisted of 1,588 individuals, all of whom were located in the United States. This population consisted of our full-time, part-time, and temporary employees.

The Company determined that its median employee from a compensation perspective serves in a bank operations role. While the methodology we used to select the median employee remained the same as last year and there has not been a change in our employee population or compensation arrangements that we believe would significantly change this disclosure, we selected a new median employee this year to ensure the pay ratio accurately reflects the compensation of our median employee based on our 2022 employee population.

To identify the “median employee,” we utilized the amount of base salary, wages and cash bonuses our employees received, as reflected in our payroll records through the Determination Date and annualized such amounts for any individual hired during 2022. Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2022 to determine the median employee total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K and compared such total compensation to the total compensation of our CEO, as reported in the Summary Compensation Table.

LENDINGCLUB CORPORATION | 46

2023 PROXY STATEMENT | EXECUTIVE COMPENSATION – PAY VERSUS PERFORMANCE DISCLOSURE
Pay Versus Performance Disclosure

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s executive compensation philosophy, including how it incorporates and aligns with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”

Pay Versus Performance Table
Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)	Value of Initial Fixed $100 Investment Based On:
					Total Shareholder Return ($)(4)	Peer Group Total Shareholder Return ($)(4)	GAAP Net Income/(Loss) ($ millions)(5)	Total Revenue ($ millions)(5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	4,919,050	(14,595,137)	2,796,390	(3,135,491)	69.73	88.96	289.7	1,187.2
2021	6,938,099	22,811,912	2,922,623	9,069,589	191.60	116.64	18.6	818.6
2020	5,906,924	6,487,065	2,882,104	2,944,255	83.68	86.37	(187.5)	318.1

(1)    The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Sanborn (our Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table. See “Executive Compensation – Executive Compensation Tables – Summary Compensation Table.”
(2)    The dollar amounts reported in column (c) and column (e) represent the: (i) amount of “compensation actually paid” to Mr. Sanborn, our Principal Executive Officer (“PEO”) calculated in accordance with Item 402(v) of Regulation S-K, or (ii) average “compensation actually paid” to the Company’s named executive officers (“NEOs”) as a group, excluding our PEO, calculated in accordance with Item 402(v) of Regulation S-K. The names of each of the NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Andrew LaBenne, Annie Armstrong, Ronnie Momen, Brandon Pace and Thomas Casey, (ii) for 2021, Thomas Casey, Valerie Kay, Ronnie Momen and Brandon Pace, and (iii) for 2020, Thomas Casey, Annie Armstrong, Bahman Koohestani, Ronnie Momen and Steven Allocca. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to total compensation for each year to determine the compensation actually paid:

Year	PEO or Average of Non-PEO NEOs	Reported Summary Compensation Table Total ($)	Reported Value of Equity Awards ($)(a)	Equity Award Adjustments ($)(b)	Reported Change in the Actuarial Present Value of Pension Benefits ($)	Pension Benefits Adjustments ($)	Compensation Actually Paid ($)
2022	PEO	4,919,050	(3,472,723)	(16,041,463)	—	—	(14,595,137)
	Average of Non-PEO NEOs	2,796,390	(2,043,476)	(3,888,405)	—	—	(3,135,491)
2021	PEO	6,938,099	(5,805,143)	21,678,956	—	—	22,811,912
	Average of Non-PEO NEOs	2,922,623	(2,179,648)	8,326,614	—	—	9,069,589
2020	PEO	5,906,924	(5,000,004)	5,580,145	—	—	6,487,065
	Average of Non-PEO NEOs	2,882,104	(2,205,006)	2,267,157	—	—	2,944,255
(a)The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.

LENDINGCLUB CORPORATION | 47

2023 PROXY STATEMENT | EXECUTIVE COMPENSATION – PAY VERSUS PERFORMANCE DISCLOSURE
(b)The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	PEO or Average of Non-PEO NEOs	Year End Fair Value of Equity Awards ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2022	PEO	1,591,858	(12,537,845)	307,494	(5,402,970)	—	—	(16,041,463)
	Average of Non-PEO NEOs	999,347	(3,393,486)	204,083	(1,698,349)	—	—	(3,888,405)
2021	PEO	7,266,661	11,274,035	952,986	2,185,274	—	—	21,678,956
	Average of Non-PEO NEOs	3,001,312	3,410,557	679,442	1,235,303	—	—	8,326,614
2020	PEO	8,082,527	(333,083)	248,186	(1,186,322)	(1,231,163)	—	5,580,145
	Average of Non-PEO NEOs	2,743,592	(168,179)	94,200	(291,656)	(110,800)	—	2,267,157
(3)    The dollar amounts reported in column (d) represent the average of the amounts reported for the NEOs as a group, excluding our PEO, in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Andrew LaBenne, Annie Armstrong, Ronnie Momen, Brandon Pace and Thomas Casey, (ii) for 2021, Thomas Casey, Valerie Kay, Ronnie Momen and Brandon Pace, and (iii) for 2020, Thomas Casey, Annie Armstrong, Bahman Koohestani, Ronnie Momen and Steven Allocca.
(4)    TSR is cumulative (assuming $100 was invested on December 31, 2019) for the measurement periods beginning on December 31, 2019 and ending on December 31 of each of 2022, 2021 and 2020, respectively, calculated in accordance with Item 201(e) of Regulation S-K. The peer group for purposes of this table is the following published industry index: KBW Nasdaq Bank Index.
(5)    The dollar amounts reported represent the amount of “Net income (loss)” or “Total net revenue”, as applicable, reported in the Company’s financial reports on Form 10-K.

Financial Performance Measures

We believe the below unranked list represents the most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year. Total revenue and GAAP consolidated net income were the two measures in our 2022 annual cash bonus program. Relative TSR is the performance metric used in our 2022 PBRSUs.
•Total Revenue
•GAAP Net Income
•Relative TSR (the Company’s TSR as compared to the companies comprising the KBW Nasdaq Bank Index)

LENDINGCLUB CORPORATION | 48

2023 PROXY STATEMENT | EXECUTIVE COMPENSATION – PAY VERSUS PERFORMANCE DISCLOSURE
Relationship between Compensation Actually Paid and Company Performance

Below are graphs showing the relationship of “compensation actually paid” to our PEO and the average “compensation actually paid” to our Non-PEO NEOs in 2022, 2021 and 2020 to (i) the TSR of the Company and the KBW Nasdaq Bank Index, and (ii) the Company’s GAAP net income and total revenue. As illustrated below, the increase in “compensation actually paid” between 2020 and 2021 is correlated to the appreciation in the Company’s stock price during 2021. Similarly, the decrease in “compensation actually paid” between 2021 and 2022 is correlated to the depreciation in the Company’s stock price during 2022. The Company believes that correlation between “compensation actually paid” and TSR reflects that a significant portion of the Company’s executive compensation program is equity denominated. Conversely, changes in “compensation actually paid” are significantly less correlated to the Company’s GAAP net income and total revenue, reflecting the relatively smaller quantum of executive compensation based on the performance of those measures.

Compensation Actually Paid vs. TSR

$30.0
$20.0
$10.0
$0
$(10.0)
$(20.0)
$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
$192
$22.8
$9.1
$117
$6.5
$2.9
$86
$84
$89
$70
$(3.1)
$(14.6)
2020
2021
2022
CEO CAP ($ millions)
Non-CEO NEO CAP ($ millions)
LendingClub TSR ($)
KBW Nasdaq Bank Index TSR ($)

Compensation Actually Paid vs. GAAP Net Income and Total Revenue

$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$0
$(5.0)
$(10.0)
$(15.0)
$(20.0)
$1,250.0
$1,000.0
$750.0
$500.0
$250.0
$0
$(250.0)
$(500.0)
$(750.0)
$(1,000.0)
2020
2021
2022
$6.5
$2.9
$318.1
$(187.5)
$22.8
$9.1
$818.6
$18.6
$1,187.2
$289.7
$(14.6)
$(3.1)
CEO CAP ($ millions)
Non-CEO NEO CAP ($ millions)
Total Revenue ($ millions)
GAAP Net Income ($ millions)

LENDINGCLUB CORPORATION | 49

2023 PROXY STATEMENT | EXECUTIVE COMPENSATION – EMPLOYMENT AGREEMENTS
Employment Agreements

We have entered into employment agreements or offer letters with each of our currently employed NEOs. These agreements provide for at-will employment, a base salary and initial equity award in amounts determined by our Compensation Committee, a cash bonus based on a target percentage of the NEO’s then-current base salary determined by our Compensation Committee and standard employee benefit programs.

If Mr. Sanborn is terminated without cause or for good reason within 12 months following a change in control, he will be entitled to receive (i) a lump sum payment equal to 18 months of his base salary (as in effect immediately prior to the change in control or termination, whichever is greater), (ii) a lump sum payment equal to the greater of 150% of his target bonus or most recent actual bonus payout, (iii) 18 monthly cash payments equal to the monthly COBRA premium at the time of his termination and (iv) accelerated vesting with respect to all of his unvested equity awards. If Mr. Sanborn is terminated without cause or for good reason not within 12 months following a change in control, he will be entitled to receive (i) a lump sum payment equal to 12 months of his base salary, (ii) a lump sum payment of the pro-rated amount of his bonus as if he had been employed through the calendar year, to be determined in our sole discretion and (iii) 12 monthly cash payments equal to the monthly COBRA premium at the time of his termination.

If an NEO other than Mr. Sanborn is terminated without cause or resigns with good reason within 12 months following a change in control, he or she will be entitled to receive (i) a lump sum payment equal to 12 months of the NEO’s base salary (as in effect immediately prior to the change in control or termination, whichever is greater), (ii) a lump sum payment equal to the greater of 100% of the NEO’s target bonus or most recent actual bonus payout, (iii) 12 monthly cash payments equal to the monthly COBRA premium at the time of the NEO’s termination and (iv) accelerated vesting with respect to all of the NEO’s unvested equity awards. If an NEO other than Mr. Sanborn is terminated without cause or for good reason not within 12 months following a change in control, he or she will be entitled to receive (i) a lump sum payment equal to six months of the NEO’s base salary, (ii) a lump sum payment of the pro-rated amount of the NEO’s bonus as if he or she had been employed through the calendar year, to be determined in our sole discretion and (iii) six monthly cash payments equal to the monthly COBRA premium at the time of the NEO’s termination.

All payments upon termination are subject to the NEO’s return of our property and release of claims against us. If the NEO’s employment is terminated either by the Company for cause or by the NEO without good reason, then he or she will not receive any payments upon termination. Under the employment agreements, the NEOs are also subject to covenants regarding confidentiality, invention assignment and prohibition on solicitation of our employees or independent contractors for a period of six months following the termination of employment.

Under the employment agreements, “cause” means: (i) conviction in a criminal proceeding involving fraud, embezzlement, bribery, forgery, counterfeiting, extortion, dishonesty or moral turpitude, or any felony or misdemeanor charge; (ii) any act or omission by the NEO involving dishonesty, disloyalty or fraud; (iii) a breach of fiduciary duty; (iv) substantial, willful or repeated disregard of the lawful and reasonable directives of our Board or (other than for the CEO) our CEO clearly communicated in writing to the NEO, if not remedied within 30 days of the notice from us; (v) a breach of any non-solicitation or other restrictive covenant set forth in any agreement between the NEO and us, if not cured within 30 days of notice from us; (vi) gross negligence or willful misconduct with respect to us or our customers, clients, contractors or vendors; (vii) an order, ruling or determination by a government body, court or self-regulatory organization that imposes a bar or disqualification on the NEO’s employment with us; (viii) violation of our policies against unlawful discrimination and harassment; (ix) repeated alcohol or substance abuse while performing services for us; or (x) abandonment or gross dereliction of work duties.

Under the employment agreements, “change in control” means: (i) any merger or consolidation of us with or into another entity (other than any such merger or consolidation in which our stockholders immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the outstanding capital stock or other ownership interests in the surviving corporation); (ii) any sale, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of our assets; or (iii) any other transaction or series of related transactions pursuant to which a single person or entity (or group of affiliated persons or entities) acquires from us or our stockholders a majority of our outstanding voting power or other ownership interest.

Under the employment agreements, for each currently employed NEO other than Mr. Pace, “good reason” means: (i) a material diminution in base compensation unless the base salary of a majority of other employees at the same level as the NEO is also proportionately reduced; (ii) a change in the geographic location at which the NEO must perform services of

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2023 PROXY STATEMENT | EXECUTIVE COMPENSATION – EMPLOYMENT AGREEMENTS
greater than 50 miles; or (iii) any other action or inaction that constitutes a material breach by us of the employment agreement, subject to certain exceptions. For Mr. Pace, in addition to the matters described above, “good reason” also means a change in circumstances such that he, while remaining the Company’s General Counsel, is no longer the most senior legal officer of a publicly traded corporation reporting directly to the CEO.

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2023 PROXY STATEMENT | EXECUTIVE COMPENSATION – POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Potential Payments Upon Termination or Change in Control

Under the terms of the employment agreements that we entered into with each of our NEOs, they are eligible to receive certain benefits in connection with the termination of their employment, depending on the circumstances, as further described above.

Mr. Casey retired from his role as Chief Financial Officer of the Company and resigned from his position on the Board, each effective August 31, 2022. Mr. Casey remained an employee of the Company in a non-executive capacity from September 1, 2022 through January 3, 2023. Per the original terms of his equity awards, in connection with his retirement, Mr. Casey became eligible to vest into a maximum of 415,540 RSUs and PBRSUs following his termination of service on January 3, 2023. For more information on Mr. Casey’s post-service vesting benefit, see “Compensation Discussion and Analysis – Other Compensation Information – Thomas Casey Post-Service Vesting.” None of our other NEOs are entitled to any benefits in the event of a voluntary termination of employment or a termination of employment due to death or disability.

The actual amounts that would be paid or distributed to our NEOs as a result of a termination event occurring in the future may be different than those set forth below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the NEO’s base salary and the market price of our common stock at the time of the termination event. Additionally, we or an acquirer may mutually agree with the NEOs on severance terms that vary from those provided in pre-existing agreements.

The tables below set forth the value of the benefits that each of our NEOs would be entitled to receive upon a qualifying termination event as of December 31, 2022, in accordance with SEC rules, and is based on the closing price of $8.80 of our common stock on December 30, 2022. As used in the tables below, “involuntary termination” means termination without cause or for good reason, as described above.

Scott Sanborn

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	$500,000	$750,000
Bonus(1)	937,501	750,000
Health, dental and vision benefits	20,152	30,228
Equity acceleration(2)	—	8,219,658
Total potential severance payment	$1,457,653	$9,749,886

(1)    Represents a cash bonus payment equal to Mr. Sanborn’s actual annual cash bonus for the 2022 fiscal year outside a change in control, and 150% of Mr. Sanborn’s target annual cash bonus for the 2022 fiscal year within a change in control.
(2)    Represents the intrinsic value (that is, the value based upon the market price of our common stock on December 31, 2022, and, in the case of stock options, minus the exercise price). With respect to Mr. Sanborn’s outstanding PBRSU awards, the value disclosed includes the acceleration value of 613,347 shares, which is the target number of shares for such PBRSU awards.

Andrew LaBenne

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	$212,500	$425,000
Bonus(1)	193,796	155,037
Health, dental and vision benefits	10,847	21,694
Equity acceleration(2)	—	2,112,484
Total potential severance payment	$417,143	$2,714,215

(1)Represents a cash bonus payment equal to Mr. LaBenne’s actual annual cash bonus for the 2022 fiscal year outside a change in control, and 100% of Mr. LaBenne’s target annual cash bonus for the 2022 fiscal year within a change in control.
(2)Represents the intrinsic value (that is, the value based upon the market price of our common stock on December 31, 2022).

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2023 PROXY STATEMENT | EXECUTIVE COMPENSATION – POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Annie Armstrong

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	$187,500	$375,000
Bonus(1)	342,188	273,750
Health, dental and vision benefits	—	—
Equity acceleration(2)	—	3,409,586
Total potential severance payment	$529,688	$4,058,336

(1)Represents a cash bonus payment equal to Ms. Armstrong’s actual annual cash bonus for the 2022 fiscal year outside a change in control, and 100% of Ms. Armstrong’s target annual cash bonus for the 2022 fiscal year within a change in control.
(2)Represents the intrinsic value (that is, the value based upon the market price of our common stock on December 31, 2022). With respect to Ms. Armstrong’s outstanding PBRSU awards, the value disclosed includes the acceleration value of 142,782 shares, which is the target number of shares for such PBRSU awards.

Ronnie Momen

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	$212,500	$425,000
Bonus(1)	415,563	361,250
Health, dental and vision benefits	12,425	24,850
Equity acceleration(2)	—	3,349,808
Total potential severance payment	$640,488	$4,160,908

(1)Represents a cash bonus payment equal to Mr. Momen’s actual annual cash bonus for the 2022 fiscal year outside a change in control, and 100% of Mr. Momen’s target annual cash bonus for the 2022 fiscal year within a change in control.
(2)Represents the intrinsic value (that is, the value based upon the market price of our common stock on December 31, 2022). With respect to Mr. Momen’s outstanding PBRSU awards, the value disclosed includes the acceleration value of 180,644 shares, which is the target number of shares for such PBRSU awards.

Brandon Pace

	Involuntary Termination
Benefit	No Change in Control	Change in Control
Cash severance	$187,500	$375,000
Bonus(1)	345,704	276,563
Health, dental and vision benefits	12,425	24,850
Equity acceleration(2)	—	1,984,814
Total potential severance payment	$545,629	$2,661,227

(1)Represents a cash bonus payment equal to Mr. Pace’s actual annual cash bonus for the 2022 fiscal year outside a change in control, and 100% of Mr. Pace’s target annual cash bonus for the 2022 fiscal year within a change in control.
(2)Represents the intrinsic value (that is, the value based upon the market price of our common stock on December 31, 2022). With respect to Mr. Pace’s outstanding PBRSU awards the value disclosed includes the acceleration value of 104,639 shares, which is the target number of shares for such PBRSU awards.

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2023 PROXY STATEMENT | EXECUTIVE COMPENSATION – SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes compensation plans under which our equity securities are authorized for issuance as of December 31, 2022.

Plan Category	(a) Total Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (1)	(b) Weighted-average Exercise Price of Outstanding Options, Warrants, and Rights ($)(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(3)	11,636,912	38.16	23,776,112
Equity compensation plans not approved by security holders(4)	40,050	5.32	1,340,438

(1)Prior to our IPO, we granted awards under our 2007 Stock Incentive Plan. Following our IPO, we granted awards under our 2014 Equity Incentive Plan. Includes RSUs and PBRSUs, with the number of outstanding PBRSUs calculated at 100% of the target number of shares subject to each award.
(2)The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs or PBRSUs, since RSUs and PBRSUs have no exercise price.
(3)Includes our 2007 Stock Incentive Plan, 2014 Equity Incentive Plan and 2014 Employee Stock Purchase Plan. Our 2014 Equity Incentive Plan provides for automatic increases in the number of shares available for issuance under it on January 1 of each year by the lesser of 5% of the number of shares of common stock issued and outstanding on each December 31 immediately prior to the date of increase or the number determined by our Board. Similarly, on January 1 of each year, the aggregate number of shares of our common stock reserved for issuance under our 2014 Employee Stock Purchase Plan shall be increased automatically by the number of shares equal to 1% of the total number of outstanding shares of our common stock on the immediately preceding December 31st. As of December 31, 2022, 17,473,925 shares are available for issuance under the 2014 Equity Incentive Plan and 6,302,187 shares are available for issuance under the 2014 Employee Stock Purchase Plan.
(4)Reflects the Radius Bancorp, Inc. 2016 Omnibus Incentive Plan.

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2023 PROXY STATEMENT | REPORT OF THE COMPENSATION COMMITTEE
REPORT OF THE COMPENSATION COMMITTEE

This report of the Compensation Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (Securities Act), or under the Securities Exchange Act of 1934, as amended (Exchange Act), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report.

THE COMPENSATION COMMITTEE

Faiz Ahmad
Allan Landon
Michael Zeisser (Chair)

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2023 PROXY STATEMENT | SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 11, 2023, by:
•each of our directors;
•each of our named executive officers;
•each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; and
•all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options and warrants that are exercisable within 60 days after April 11, 2023. Except as otherwise indicated in the footnotes to the table below, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

We calculated percentage ownership based on 107,467,181 shares of common stock outstanding as of April 11, 2023 (not including treasury shares). In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to RSUs, options or other securities convertible into common stock held by that person that are scheduled to vest or are exercisable or convertible within 60 days of April 11, 2023. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to the table below, addresses of named beneficial owners are in care of LendingClub Corporation, 595 Market Street, Suite 200, San Francisco, California 94105.

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2023 PROXY STATEMENT | SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Beneficially Owned
Named Executive Officers and Directors:
Scott Sanborn(1)	1,743,880	1.61%
Andrew LaBenne(2)	25,848	*
Annie Armstrong(3)	239,681	*
Ronnie Momen(4)	237,755	*
Brandon Pace(5)	195,437	*
Thomas Casey(6)	381,633	*
Faiz Ahmad(7)	10,248	*
Stephen Cutler(8)	5,790	*
Allan Landon(9)	60,470	*
Timothy Mayopoulos(10)	101,174	*
John C. (Hans) Morris(11)	289,072	*
Kathryn Reimann(12)	10,248	*
Erin Selleck(13)	26,970	*
Michael Zeisser(14)	82,238	*
All executive officers and directors as a group (13 persons)(15)	3,028,811	2.80%

5% Stockholders:
Entities Affiliated with Vanguard Group Inc.(16)	14,214,601	13.23%
Entities Affiliated with BlackRock, Inc.(17)	8,188,147	7.62%
Entities Affiliated with Jackson Square Partners, LLC(18)	7,852,733	7.31%
Entities Affiliated with ARK Investment Management LLC(19)	7,455,162	6.94%
Entities Affiliated with Rubric Capital Management LP and David Rosen(20)	5,826,128	5.42%

*    Represents beneficial ownership of less than one percent of the outstanding shares of common stock.
(1)    Represents (i) 1,178,755 shares held by Mr. Sanborn, (ii) 516,675 shares underlying stock options held by Mr. Sanborn exercisable within 60 days of April 11, 2023, and (iii) 48,450 RSUs vesting within 60 days of April 11, 2023 held by Mr. Sanborn.
(2)    Represents (i) 15,000 shares held by Mr. LaBenne, and (ii) 10,848 RSUs vesting within 60 days of April 11, 2023 held by Mr. LaBenne.
(3)    Represents (i) 198,390 shares held by Ms. Armstrong, and (ii) 41,291 RSUs vesting within 60 days of April 11, 2023 held by Ms. Armstrong.
(4)    Represents (i) 197,065 shares held by Mr. Momen, and (ii) 40,690 RSUs vesting within 60 days of April 11, 2023 held by Mr. Momen.
(5)    Represents (i) 171,436 shares held by Mr. Pace, and (ii) 24,001 RSUs vesting within 60 days of April 11, 2023 held by Mr. Pace.
(6)    Represents (i) 1,910 shares held by Mr. Casey, (ii) 346,376 shares held by SJC 2021 Irrevocable Trust and (iii) 33,347 RSUs vesting within 60 days of April 11, 2023 held by Mr. Casey.
(7)    Represents (i) 65 shares held by Mr. Ahmad and (ii) 10,183 RSUs vesting within 60 days of April 11, 2023 held by Mr. Ahmad.
(8)    Represents (i) 149 shares held by Mr. Cutler and (ii) 5,641 RSUs vesting within 60 days of April 11, 2023 held by Mr. Cutler.
(9)    Represents (i) 55,958 shares held by Mr. Landon and (ii) 4,512 RSUs vesting within 60 days of April 11, 2023 held by Mr. Landon.
(10)    Represents (i) 98,068 shares held by Mr. Mayopoulos and (ii) 3,106 RSUs vesting within 60 days of April 11, 2023 held by Mr. Mayopoulos.
(11)    Represents (i) 165,208 shares held by Mr. Morris, (ii) 120,758 shares underlying stock options held by Mr. Morris exercisable within 60 days of April 11, 2023, and (iii) 3,106 RSUs vesting within 60 days of April 11, 2023 held by Mr. Morris.
(12)    Represents (i) 65 shares held by Ms. Reimann and (ii) 10,183 RSUs vesting within 60 days of April 11, 2023 held by Ms. Reimann.
(13)    Represents (i) 22,458 shares held by Ms. Selleck and (ii) 4,512 RSUs vesting within 60 days of April 11, 2023 held by Ms. Selleck.
(14)    Represents (i) 79,132 shares held by Mr. Zeisser and (ii) 3,106 RSUs vesting within 60 days of April 11, 2023 held by Mr. Zeisser.
(15)    Represents (i) 2,181,749 shares, (ii) 637,433 shares underlying stock options exercisable within 60 days, and (iii) 209,629 RSUs vesting within 60 days of April 11, 2023 held by our executive officers and directors as a group.
(16)    Based on the Schedule 13G/A filed on February 9, 2023. Represents 14,214,601 shares held and beneficially owned by The Vanguard Group Inc., and certain of its subsidiaries. The address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.

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2023 PROXY STATEMENT | SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
(17)    Based on the Schedule 13G/A filed on January 30, 2023. Represents 8,188,147 shares held and beneficially owned by BlackRock Inc., and certain of its subsidiaries. The address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10055.
(18)    Based on the Schedule 13G/A filed on February 10, 2023. Represents 7,852,733 shares held and beneficially owned by Jackson Square Partners, LLC. The address of Jackson Square Partners, LLC is One Letterman Drive, Building A, Suite A3-200, San Francisco, CA 94129.
(19)    Based on the Schedule 13G/A filed on February 16, 2021. Represents 7,455,162 shares held and beneficially owned by ARK Investment Management LLC, and certain of its subsidiaries. The address of ARK Investment Management LLC is 3 East 28th Street, 7th Floor, New York, NY 10016.
(20)    Based on the Schedule 13G/A filed on February 10, 2023. Represents 5,826,128 shares held and beneficially owned by Rubric Capital Management LP, and David Rosen, the managing member of Rubric Capital Management GP LLC, the general partner of Rubric Capital Management LP. The address of Rubric Capital Management LP and David Rosen is 155 East 44th Street, Suite 1630, New York, NY 10017.

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2023 PROXY STATEMENT | RELATED PARTY TRANSACTIONS
RELATED PARTY TRANSACTIONS

Related party transactions must be reviewed and approved by our Audit Committee when not conducted in the ordinary course of business subject to the standard terms of our online marketplace or certificate investment program. Related party transactions may include any transaction between entities under common control or with a related person occurring since the beginning of our latest fiscal year, or any currently proposed transaction involving us where the amount involved exceeds $120,000. This review also includes any material amendment or modification to an existing related party transaction. We have defined related persons as members of the Board, executive officers, 5% or greater owners of our outstanding stock and any immediate family members of each such related persons, as well as any other person or entity with significant influence over our management or operations.

As previously disclosed, on December 31, 2020, the Company ceased offering and selling Member Payment Dependent Notes, as such term is defined in its Form S-3 filed with the SEC on August 9, 2019 (the “Retail Notes”). In connection with the cessation of the Retail Notes program, we ceased deposits to the program. From January 1, 2022 to December 31, 2022, Mr. Sanborn received $7,228 in withdrawals from his Retail Notes program account in connection with the wind-down of the program. These transactions were made in the ordinary course of business and were transacted on terms and conditions that were not more favorable than those obtained by similarly situated third-party investors.

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2023 PROXY STATEMENT | REPORT OF THE AUDIT COMMITTEE
REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by, any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2022 with management and with Deloitte & Touche LLP.

The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee also has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence from us.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report for filing with the SEC.

THE AUDIT COMMITTEE*

Allan Landon (Chair)
Timothy Mayopoulos
Kathryn Reimann
Erin Selleck

* The listed membership of the Audit Committee is as of the date our audited financial statements for the year ended December 31, 2022 were filed with the SEC.

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2023 PROXY STATEMENT | SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and the rules of the SEC require our directors, executive officers and persons who own more than 10% of our common stock to, among other things, file reports of their ownership and changes in ownership of our common stock with the SEC and to furnish us with copies of all Section 16(a) reports that they file.

Based solely on our review of the reports furnished to us during 2022 and questionnaires from our directors and executive officers, we determined that no director, executive officer or beneficial owner of more than 10% of our common stock failed to file a report on a timely basis during 2022, except for one Form 4 for Annie Armstrong, which was due on June 9, 2022, but was filed on June 10, 2022.

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2023 PROXY STATEMENT | COMMUNICATIONS WITH THE LENDINGCLUB BOARD
COMMUNICATIONS WITH THE LENDINGCLUB BOARD

Stockholders and interested parties wishing to communicate with our Board or with an individual member or members of our Board may do so by writing to our Board or to the particular member or members of our Board and mailing the correspondence to our Corporate Secretary at LendingClub Corporation, 595 Market Street, Suite 200, San Francisco, California 94105. Each communication from a stockholder should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the stockholder of record and beneficially by the beneficial owner.

Our Corporate Secretary, in consultation with appropriate members of our Board as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our Board, or if none is specified, to the Chairman of our Board.

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2023 PROXY STATEMENT | PROPOSAL ONE: ELECTION OF DIRECTORS
PROPOSAL ONE:
ELECTION OF DIRECTORS

Our Board is currently comprised of nine members. In accordance with our Restated Certificate of Incorporation, our Board is divided into three staggered classes of directors. At the Annual Meeting, three Class III directors will be elected for a three-year term to succeed the same class whose term is then expiring.

The following individuals, each of whom is currently serving on our Board as a Class III director, were nominated by our Board for election at the Annual Meeting, each to serve until the 2026 Annual Meeting of Stockholders and until his or her successor has been elected and qualified or his or her earlier death, resignation or removal:
•Kathryn Reimann;
•Scott Sanborn; and
•Michael Zeisser.

Our Bylaws require that in an uncontested election each director will be elected by the vote of the majority of the votes cast. A majority of votes cast means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. A share that is otherwise present at the meeting but for which there is an abstention, or to which a stockholder gives no authority or direction, shall not be considered a vote cast.

Each nominee has consented to being named in this Proxy Statement and to serve if elected. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as our Board may determine.

Each nominee has agreed to resign if they do not receive a majority of votes cast.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

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2023 PROXY STATEMENT | PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL TWO:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Exchange Act, we are providing our stockholders with a non-binding advisory vote on the compensation of our named executive officers as described above under the heading “Executive Compensation.” This non-binding advisory vote is commonly referred to as a “say-on-pay” vote. The non-binding advisory vote on the compensation of our named executive officers, as disclosed in this Proxy Statement, will be determined by the affirmative vote of a majority of the shares cast for or against the matter at the Annual Meeting.

Stockholders are urged to read the “Executive Compensation – Compensation Discussion and Analysis” section of this Proxy Statement, which discusses our executive compensation philosophy, policies and practices, and contains tabular information and narrative discussion about the compensation of our named executive officers. The Compensation Committee believes that these policies and procedures are effective in advancing our compensation philosophy and in achieving our goals.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and procedures described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, which is non-binding, “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to LendingClub Corporation’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Proxy Statement relating to its 2023 Annual Meeting of Stockholders, is hereby APPROVED.”

The vote on our named executive officer compensation is an advisory vote only and will not be binding on us. However, our Compensation Committee, which is responsible for designing and administering our executive compensation, values the opinions expressed by stockholders, and will consider the outcome of the vote when making future compensation decisions.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

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2023 PROXY STATEMENT | PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL THREE:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP to be our independent registered public accounting firm for the year ending December 31, 2023 and recommends that the stockholders vote for ratification of such appointment. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2023 will be determined by the affirmative vote of a majority of the votes cast for or against the matter at the Annual Meeting. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We expect representatives of Deloitte & Touche LLP to be present at the Annual Meeting, to have the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Audit and Related Fees

The following table sets forth the aggregate fees for audit and other services provided by Deloitte & Touche LLP for the years ended December 31, 2022 and 2021:

	2022	2021
Audit fees(1)	$3,715,861	$3,371,212
Audit-related fees(2)	40,171	592,191
Tax fees	—	—
All other fees	—	—
Total fees	$3,756,032	$3,963,403

(1)Audit fees consist of the aggregate fees billed for professional services rendered for the audit of our annual financial statements included in our Annual Report and a review of financial statements included in our Quarterly Reports on Form 10-Q.
(2)Audit-related fees include (i) agreed upon procedures related to compliance with regulatory guidelines, (ii) review of SEC filings, (iii) services that are normally provided in connection with statutory and regulatory filings or engagements for those years, and (iv) services provided in connection with matters concerning financial accounting and reporting standards.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date.

All of the services of Deloitte & Touche LLP for 2022 and 2021 described above were pre-approved by the Audit Committee.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

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2023 PROXY STATEMENT | PROPOSAL FOUR: DECLASSIFICATION OF THE BOARD

PROPOSAL FOUR:
DECLASSIFICATION OF THE BOARD

The Board has unanimously approved and recommends that our stockholders approve amending certain sections of our Restated Certificate of Incorporation that would phase in the declassification of our Board (the “Declassification Amendment”), as described below and set forth on Annex I of this Proxy Statement.

Background of the Proposal

The Nominating and Governance Committee and the Board regularly review our corporate governance practices to ensure that such practices, including the procedures for the election of directors, remain in the best interests of the Company and our stockholders. The Board believes that its classified structure, which was implemented in 2014 when we became a publicly traded company, promotes continuity, stability, and encourages the Board to plan for long-term goals.

As stated earlier in this Proxy Statement, we conducted meetings with the governance teams from a number of significant stockholders during which we solicited input on governance issues and priorities. During these meetings, a number of our largest stockholders expressed a preference that, over the course of time, we should consider declassifying our Board. While the Board believes there are important benefits to a classified board structure, the Board recognizes the growing sentiment among certain stockholders and members of the investment community in favor of annual elections and the benefit of providing stockholders an annual opportunity to express their views on the individual performance of each director and on the entire board of directors more frequently than with a classified board structure.

Ultimately, after weighing the various factors, the Board determined that it would be in the best interests of the Company and our stockholders to amend and restate our Restated Certificate of Incorporation to declassify the Board. Accordingly, since 2018, we have proposed to amend Sections 3, 4 and 5 of Article VI of our Restated Certificate of Incorporation in order to phase in the declassification of our Board. Per Article X of our Restated Certificate of Incorporation, amending certain Articles of our Restated Certificate of Incorporation, including Article VI, requires the affirmative vote of the holders of at least two-thirds of the voting power of all of our then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. The 2018, 2019, 2020, 2021 and 2022 proposals each failed, receiving approximately 61.0%, 60.7%, 46.8%, 56.7% and 57.6%, respectively, of the affirmative vote of our then-outstanding shares of capital stock. Of those shares that voted for this proposal at each annual meeting in 2018, 2019, 2020, 2021 and 2022, the overwhelming majority voted in favor of the proposal.

In light of the strong stockholder support this proposal has received in prior years and because the Board continues to believe in the merits of declassifying our Board, in March 2023, the Board approved, subject to stockholder approval, the Declassification Amendment. The Board also approved certain conforming changes to our Bylaws, which changes will go in effect if the Declassification Amendment is approved by our stockholders.

Please note that the Declassification Amendment requires the affirmative vote of the holders of at least two-thirds of all outstanding shares of the Company’s capital stock to pass.

Current Classified Board Structure

Under Article VI, Section 3 of our Restated Certificate of Incorporation, the Board is currently separated into three classes equal in size. Absent the earlier resignation or removal of a director, each year the stockholders are asked to elect the directors comprising one of the classes for a three-year term. The term of the current Class III directors is set to expire at the Annual Meeting. The term of the Class I directors is set to expire at the 2024 Annual Meeting and the term of the Class II directors is set to expire at the 2025 Annual Meeting. Under the current classified board structure, stockholders may only elect one-third of the Board each year.

Proposed Amendment to Restated Certificate of Incorporation

Currently, members of our Board are elected for staggered terms of three years. If the Declassification Amendment is approved, commencing immediately after the date of the Annual Meeting, any director elected to the Board shall be elected for a term expiring at the next annual meeting of stockholders. The directors who are elected or appointed on or prior to the date of the Annual Meeting, including the directors standing for election under Proposal One, will continue to hold office until the end of the terms for which they were elected or appointed to serve. In all cases, each director will hold office until

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2023 PROXY STATEMENT | PROPOSAL FOUR: DECLASSIFICATION OF THE BOARD

his or her successor has been elected and qualified or until such director’s earlier death, retirement, resignation or removal.

This description of the proposed Declassification Amendment is only a summary of the proposed amendments to our Restated Certificate of Incorporation and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of Article VI of our Restated Certificate of Incorporation, as proposed to be amended, a copy of which is attached to this Proxy Statement as Annex I.

If our stockholders approve the proposed Declassification Amendment, we intend to file with the Secretary of State of the State of Delaware a Second Amended and Restated Certificate of Incorporation incorporating the Declassification Amendment, which will become effective upon filing.

If our stockholders approve the proposed Declassification Amendment and the Supermajority Voting Amendment (as defined below) described in Proposal Five, we intend to file with the Secretary of State of the State of Delaware a Second Amended and Restated Certificate of Incorporation incorporating both the Declassification Amendment and the Supermajority Voting Amendment, which will become effective upon filing.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL AND ADOPTION OF THE DECLASSIFICATION AMENDMENT.

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2023 PROXY STATEMENT | PROPOSAL FIVE: REMOVAL OF THE SUPERMAJORITY VOTING REQUIREMENT
PROPOSAL FIVE:
REMOVAL OF THE SUPERMAJORITY VOTING REQUIREMENT TO AMEND THE COMPANY’S GOVERNING DOCUMENTS

The Board has unanimously approved and recommends that our stockholders approve amending Articles V and X of our Restated Certificate of Incorporation to remove the supermajority voting requirements to amend our Restated Certificate of Incorporation or for our stockholders to amend our Bylaws (the “Supermajority Voting Amendment”), as described below and set forth on Annex II of this Proxy Statement.

Background of the Proposal

Article V of our Restated Certificate of Incorporation provides that our stockholders may adopt, amend or repeal any provision of the Bylaws if the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the Company’s capital stock entitled to vote generally in the election of directors, voting together as a single class, vote to adopt, amend or repeal any provision of the Bylaws. Likewise, Article X of our Restated Certificate of Incorporation requires the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the Company’s capital stock entitled to vote generally in the election of directors, voting together as a single class, to amend or repeal Article V, Article VI, Article VII, Article VIII or Article X, which relate to:
•the amendment of our Bylaws;
•the powers, size, election, term, vacancies and removal of members of the Board;
•the Company’s classified board structure;
•director exculpation from liability;
•the requirement that stockholder action be taken at an annual or special meeting of stockholders and not by written consent and specifications as to who has authority to call a special meeting of the stockholders;
•the advance notice requirements for stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders; and
•amendment of our Restated Certificate of Incorporation.

We refer to these supermajority voting requirements of the Restated Certificate of Incorporation as the “Supermajority Provisions”.

The Supermajority Provisions were included in the Restated Certificate of Incorporation in 2014 when we became a publicly traded company and are similar to supermajority voting requirements found in the governing documents of many publicly traded companies. In 2019, certain stockholders and proxy advisory firms requested that we remove the Supermajority Provisions in our Restated Certificate of Incorporation. Our Board carefully considered the views of our stockholders, and evaluated how our corporate governance practices would be affected if the Supermajority Provisions were removed from our Restated Certificate of Incorporation. In response, the Board committed to putting forth an amendment to remove the Supermajority Provisions in our Restated Certificate of Incorporation no later than 2023.

As part of our ongoing review of our corporate governance practices, the Board and the Nominating and Corporate Governance Committee reviewed the Supermajority Provisions, and have determined that removing the Supermajority Provisions is in the best interests of the Company and our stockholders. The Supermajority Provisions were intended to provide corporate governance stability, protect against self-interested action on the part of large stockholders, reduce the likelihood that third parties institute corporate governance changes that may be inconsistent with the best interest of, or otherwise harmful to, the Company and its stockholders and require that a broad base of stockholder support exists before certain governance matters are approved and implemented. While the Board understands these important benefits, the Board also recognizes that the Supermajority Provisions may have the effect of reducing the Board’s accountability to stockholders and can limit stockholder participation in our corporate governance. The Board also acknowledges that many other public companies have transitioned away from similar supermajority voting requirements. Therefore, after careful consideration, the Board believes that the benefits of removing the Supermajority Provisions to provide more accountability to stockholders and promote stronger corporate governance outweigh the benefits of retaining such supermajority voting requirements. Further, by putting forth this Proposal Five, we are fulfilling our 2019 commitment to our stockholders to remove these Supermajority Provisions.

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2023 PROXY STATEMENT | PROPOSAL FIVE: REMOVAL OF THE SUPERMAJORITY VOTING REQUIREMENT
Because the Board believes in the merits of removing the supermajority voting requirements in our Restated Certificate of Incorporation to amend our Restated Certificate of Incorporation or Bylaws, in March 2023, the Board approved, subject to stockholder approval, the Supermajority Voting Amendment.

Please note that the Supermajority Voting Amendment requires the affirmative vote of the holders of at least two-thirds of all outstanding shares of the Company’s capital stock to pass.

Proposed Amendment to Restated Certificate of Incorporation

Currently, our Restated Certificate of Incorporation requires a supermajority vote to amend our Restated Certificate of Incorporation and for our stockholders to amend the Bylaws. If the Supermajority Voting Amendment is approved and becomes effective, then the supermajority voting requirements to amend our governing documents in our Restated Certificate of Incorporation would be deleted. As a result, the standard for stockholder approval of any future amendments to the Restated Certificate of Incorporation (including Articles V, VI, VII, VIII or X) or of any future stockholder amendments to our Bylaws would be by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Company’s capital stock entitled to vote generally in the election of directors, voting together as a single class.

This description of the proposed Supermajority Voting Amendment is only a summary of the proposed amendments to our Restated Certificate of Incorporation and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of Articles V and X of our Restated Certificate of Incorporation, as proposed to be amended, a copy of which is attached to this Proxy Statement as Annex II.

If our stockholders approve the proposed Supermajority Voting Amendment, we intend to file with the Secretary of State of the State of Delaware a Second Amended and Restated Certificate of Incorporation incorporating the Supermajority Voting Amendment, which will become effective upon filing.

If our stockholders approve the proposed Supermajority Voting Amendment and the Declassification Amendment described in Proposal Four, we intend to file with the Secretary of State of the State of Delaware a Second Amended and Restated Certificate of Incorporation incorporating both the Supermajority Voting Amendment and the Declassification Amendment, which will become effective upon filing.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL AND ADOPTION OF THE SUPERMAJORITY VOTING AMENDMENT

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2023 PROXY STATEMENT | PROPOSAL SIX: EXTEND THE EXPIRATION OF THE 2014 EQUITY INCENTIVE PLAN

PROPOSAL SIX:
EXTEND THE EXPIRATION OF THE EQUITY INCENTIVE PLAN BY FOUR YEARS FROM DECEMBER 2024 TO DECEMBER 2028

The Board has unanimously approved and recommends that our stockholders approve amending and restating our 2014 Equity Incentive Plan (the “Plan”) to extend the expiration by four years from December 2024 to December 2028 and to adopt certain best practices to the Plan (the “Equity Plan Amendment”), as described below and set forth on Annex III of this Proxy Statement.

Key Highlights of the Proposal and Related Commitments

✓    No additional shares requested

✓    Extend the life of the Plan by four years to provide additional time to prudently use existing shares

✓    No extension of the evergreen provision, which will expire in January 2024 per its original term

✓    Significantly reduce dilution from our equity compensation program over the term of the Plan, with targets for overhang and annual utilization rate of below 20% and 4%, respectively

✓    Enable short-term cash preservation during an uncertain economic environment

✓    Not issue any of the remaining 1.34m shares available for grant under the 2016 Radius incentive plan

✓    Implement 1-year holding period on vested awards, net of taxes, for executive officers

✓    Adopt equity plan best practices, including limitation on ability to accelerate awards and prohibition on dividends (or equivalent) on unvested awards

Background of the Proposal

The Plan became effective on December 9, 2014, immediately prior to our initial public offering. The purpose of the Plan is to provide incentives to attract, retain and motivate selected employees, consultants and directors whose current and potential contributions are important to the success of the Company. The Plan provides for the grant of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock awards, RSUs, performance-based stock awards, cash awards and other forms of equity and cash compensation.

The key differences between the terms of the Plan and the Plan, as amended and restated by the Equity Plan Amendment, are as follows:
•The Equity Plan Amendment extends the term of the Plan from December 9, 2024 to December 9, 2028.
•The Equity Plan Amendment provides that the Compensation Committee can only accelerate the vesting requirements of an equity award in the event of certain corporate transactions or if a participant’s service terminates for any reason except for cause.
•The Equity Plan Amendment provides that participants will not be entitled to receive dividends, dividend equivalent rights and other distributions on an equity award until such award vests.
•The Equity Plan Amendment removes certain limitations on equity grants that are no longer necessary under applicable tax laws.

Importantly, please note that:

1.    We are not seeking an increase in the number of shares available for issuance under the Plan; and

2.    We are not seeking an extension to the existing evergreen provision under the Plan, which will sunset per its original terms in 2024.

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2023 PROXY STATEMENT | PROPOSAL SIX: EXTEND THE EXPIRATION OF THE 2014 EQUITY INCENTIVE PLAN

If stockholders approve this proposal and the Equity Plan Amendment, the amended and restated Plan will become effective as of the date of stockholder approval and expire on December 9, 2028, unless sooner terminated in accordance with the terms of the amended and restated Plan. If stockholders do not approve this proposal, the Plan will expire on December 9, 2024.

Timing of the Proposal

Although the Plan does not expire until December 2024, given the proposal does not request any new shares, we believe it is prudent to request stockholder approval for an extension in 2023 to provide greater predictability regarding the timeline over which the Company has to utilize its existing share reserve under the Plan. An extension of that timeline, as is being requested under this proposal, reflects and facilitates the Company’s desire to spread the existing share reserve over a longer period of time and thereby enables the Company to more proactively and expeditiously begin undertaking measures to reduce the dilution from its equity compensation program.

Reasons to Adopt the Proposal

The Board believes that there are a number of reasons and benefits to adopting the Equity Plan Amendment.

Extension of the Plan Will Facilitate Substantial Reductions in Overall Dilution

The use of the Plan as part of our equity compensation program has resulted in dilution for our stockholders, and we are committed to reducing the level of dilution. In particular, given we are requesting a multi-year extension of the Plan but not requesting any additional shares for issuance under the Plan, if the Equity Plan Amendment is approved we will reduce annual dilution by spreading the usage of our existing available share reserve over a significantly longer period of time than if the Equity Plan Amendment is not approved.

If the Equity Plan Amendment is approved, the Company expects to significantly reduce equity utilization through a combination of higher stock price, operation changes, prudent use of equity and/or steady shift towards cash-based awards/compensation. Specifically, the Company will target reducing the overhang and annual utilization rate from its equity compensation program to below 20% and 4%, respectively, by the end of 2027.

Notably, outside of the Equity Plan Amendment, we’ve undertaken a number of efforts to mitigate the dilution from our equity compensation program. These recent efforts include:

•Reduced Award Sizes. We’ve adjusted our internal guidelines to reduce target equity award sizes by 25%, even as our financial performance has improved.
•Cliff Vesting. All equity awards to new hire employees have a one-year cliff before vesting begins.
•PBRSU Program Updates. Our PBRSU program has been significantly refreshed and expanded since its initial implementation to emphasize long term and at-risk compensation, with final payouts aligned with performance. As discussed in this Proxy Statement, in 2022, 55% of the equity awards granted to our CEO, and 30% of the equity awards granted to our other NEOs, were comprised of PBRSUs. Performance for each PBRSU granted in 2022 is based on relative total-stockholder return (“TSR”), with target performance at the 55th percentile. The performance period is three years for the entire PBRSU award. The maximum achievement possible for each PBRSU award is 125% of target, with a cap in 2022 of 100% of target if absolute TSR is negative and relative TSR is below the 75th percentile. The remaining 45% of the equity awards granted to our CEO, and 70% of the equity awards granted to our other NEOs, were comprised of time-based RSUs that vest over a three-year period.
•Cash-Choice Program. We created a “cash-choice” program where non-executive employees can elect to receive a portion of their long-term incentive award in the form of a fixed value cash award in lieu of equity.
•Stock Options. We’ve discontinued our use of stock options for equity awards, and instead award RSUs and PBRSUs to our employees and executives as long-term incentive awards.
•Tax Withholding for Equity Awards. The vesting of RSUs and PBRSUs results in compensatory income to our employees and a corresponding tax withholding obligation for the Company. We recently changed our withholding practices in order to recapture shares that would have been sold into the market. For example, in 2023, we expect to satisfy up to $30 million of the Company’s tax withholding obligation by holding back a portion of the newly vested shares and remitting cash from our treasury accounts to the tax authorities. This will significantly reduce dilution by recapturing up to approximately 2.9 million shares in 2023 that would otherwise be sold into the market as a result of our equity compensation program.

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2023 PROXY STATEMENT | PROPOSAL SIX: EXTEND THE EXPIRATION OF THE 2014 EQUITY INCENTIVE PLAN

While we expect these efforts will continue to help reduce the dilution, we are committed to further reducing dilution from the operation of our equity compensation program. The Board believes that adopting the Equity Plan Amendment and extending the expiration of the Plan will provide the Company with the necessary time to prudently adopt additional measures to reduce dilution, including a holistic review of the Company’s compensation programs and the potential implementation of new cash-based compensation structures. As our current equity compensation program is critical to attract, retain and motivate employees, adoption of the Equity Plan Amendment and extending the Plan’s expiration will provide the Company with time to reduce overall dilution in a systematic manner that avoids abrupt changes in the Company’s compensation practices that could impact the Company’s operations and profitability.

Extending the Plan Will Enable Us to Continue to Grant Long-Term Equity

If not extended, the Plan will expire on December 9, 2024. Our Board believes that our success depends on the ability to attract and retain the best available personnel and that the ability to grant equity awards is crucial to recruiting and retaining the services of such individuals. Our employees are our most valuable assets and we strive to provide them with compensation packages that are competitive, reward personal and company performance, and help meet our retention needs. Our Board believes that equity awards, the value of which depends on our stock performance and which require continued service over time before any value can be realized, help achieve these objectives and are a key element our compensation program.

In addition, our Board believes that equity awards align the interests of our employees and other service providers with the interests of our stockholders by giving our employees and other service providers an ownership stake in the Company, motivate our employees and other service providers to achieve outstanding performance, and provide an effective means of rewarding service providers for their contributions to our success. If stockholders do not approve the Equity Plan Amendment, we will be unable to use the Plan after it expires in December 2024, which could make it significantly more difficult for us to attract and retain the highly skilled talent we need to operate our business and execute against our intermediate and long-term strategic objectives.

Further, our Board believes that adopting the Equity Plan Amendment will enable us to maintain a broad-based equity compensation program, while working over the remaining life of the Plan to reduce the dilution from our equity compensation program in a systematic manner.

Finally, continued use of the Plan will enable short-term cash preservation while the Company navigates the uncertain economic environment and fund corporate initiatives intended to support longer-term stockholder value, such as retaining additional loans to drive revenue and sustained profitability.

Extension of the Plan is Reasonable and Required to Meet our Forecasted Needs

Our Board believes it is necessary to extend the term of the Plan to meet our future equity compensation needs. Our Board is not requesting stockholder approval to increase the number of shares reserved for issuance under the Plan. In determining not to increase the number of shares subject to the Plan, our Board considered the following factors:

•Number of Shares Remaining under the Plan. As of April 11, 2023, 20,641,322 shares remained available for issuance.
•Historical Practice. Our Board considered the number of shares granted under our Plan in each of our last three fiscal years. In the fiscal years ended December 31, 2020, 2021 and 2022, we granted 12,861,391, 6,374,539 and 6,072,493 shares, respectively, under the Plan. Adjusted for all shares returned to the Plan during the applicable fiscal year, the net shares granted under the Plan for the fiscal years ended December 31, 2020, 2021 and 2022, was 6,194,608, 3,161,058 and 3,955,688 shares, respectively.
•Forecasted Grants. Our Board anticipates that the remaining shares available for issuance under the Plan will be sufficient for us to continue granting equity awards under the Plan until at least 2027. We are unable to predict our actual utilization rate which will depend on a number of factors including the competitive dynamics for attracting, retaining and motivating our current and future employees, our future stock price, the impact of any adjustments in compensation design, future acquisitions we may make, our withholding methodology in connection with RSU/PBRSU vesting events and other factors.

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2023 PROXY STATEMENT | PROPOSAL SIX: EXTEND THE EXPIRATION OF THE 2014 EQUITY INCENTIVE PLAN

The Equity Plan Amendment Includes Compensation Best Practices

The Plan, as amended and restated, includes provisions that are considered compensation best practices. These provisions protect our stockholders’ interest, as follows:

•Expiration of Evergreen. The Plan was approved by stockholders in 2014 with an evergreen provision that expires in 2024. The Plan, as amended and restated, does not extend the evergreen provision and instead retains the original 2024 expiration date of the evergreen provision.
•Administration. The Plan will continue to be administered by the Compensation Committee, which consists entirely of independent non-employee directors.
•Repricing or Exchange Programs are Not Allowed. The Plan will continue to prohibit outstanding options or stock appreciation rights to be repriced or exchanged for other awards or cash without stockholder approval.
•Limited Transferability. Unless determined otherwise by the administrator, the Plan will continue to generally limit the ability of wards to be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution.
•No Single-Trigger Vesting Acceleration upon a Change of Control. The Plan, as amended and restated, provides that only in the event an award is not continued, assumed, replaced or settled for full value will vesting accelerate on a change of control.
•No Tax Gross-ups. The Plan will continue to not provide for gross-up payments or other compensation from the Company for any excise taxes.
•No Dividends on Unvested Awards. The Plan, as amended and restated, provides that a participant has no right to receive dividends on any equity awards until the vesting conditions lapse.

Adoption of Stockholder Friendly Commitments

If stockholders approve the Equity Plan Amendment, the Company will adopt a number of commitments that it believes are favorable for stockholders. These commitments are as follows:

•Forfeit 1.34 Million Shares under the 2016 Radius Incentive Plan. In connection with the acquisition of Radius in 2021, the Company inherited the Radius Bancorp Inc. 2016 Omnibus Incentive Plan (the “2016 Radius Incentive Plan”). Since the acquisition, the Company has not issued any awards under the 2016 Radius Incentive Plan. Further, the Company will not issue any awards for the duration of the remaining term of the 2016 Radius Incentive Plan, which results in the effective forfeiture of all 1,340,438 shares available for issuance under the 2016 Radius Incentive Plan as of December 31, 2022.
•1-Year Holding Period Following Vesting on Executive Awards. The Company will adopt a policy requiring a one-year holding period on equity awards granted to its executive officers on or after January 1, 2024. Under this policy, the alignment between executive officers and stockholders would be strengthened by requiring executive officers to retain, and therefore be subject to changes in stock price, vested/earned RSU and PBRSU (net of any shares withheld for taxes) for at least one year after the date the applicable underlying shares are vested/earned, subject to certain limited exceptions.

For additional details regarding the Equity Plan Amendment and the Plan, as amended and restated, please see the summary of the amended and restated Plan below.

Please note that the Equity Plan Amendment requires the affirmative vote of at least a majority of the votes cast during the Annual Meeting to pass.

Interest of Certain Persons in this Proposal

Our directors, executive officers and other employees may be considered as having an interest in the approval of this proposal and the Equity Plan Amendment because they are eligible to receive equity awards under the Plan (including as amended and restated).

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2023 PROXY STATEMENT | PROPOSAL SIX: EXTEND THE EXPIRATION OF THE 2014 EQUITY INCENTIVE PLAN

Description of the Amended and Restated 2014 Equity Incentive Plan

The essential features of the Plan, as amended and restated, are summarized below. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Plan, as amended and restated, which is attached as Annex III.

General. The purpose of the Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company (including any parents or subsidiaries of the Company that exist now or in the future) by offering them an opportunity to participate in the Company’s future performance through the grant of equity awards.

Shares Available for Issuance. Subject to adjustment for changes in our capitalization and annual increase described below in 2024, the maximum aggregate number of shares of common stock available for issuance under the Plan is currently 20,641,322 shares of common stock. In addition, the following shares will again be available for grant and issuance under the Plan:

•shares subject to options or stock appreciation rights granted under the Plan that cease to be subject to the option or stock appreciation right for any reason other than exercise of the option or stock appreciation right;
•shares subject to awards granted under the Plan that are subsequently forfeited or repurchased by the Company at the original issue price;
•shares subject to awards granted under the Plan that otherwise terminate without shares being issued;
•shares surrendered, cancelled or exchanged for cash or a different award (or combination thereof);
•shares used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award;
•shares subject to stock options or other awards under the Company’s 2007 Stock Incentive Plan that cease to be subject to those options or other awards by forfeiture or otherwise;
•shares issued pursuant to the exercise of options under the Company’s 2007 Stock Incentive Plan that are forfeited after the effective date of the Plan;
•shares issued under the Company’s 2007 Stock Incentive Plan that are repurchased by the Company at the original issue price; and
•shares subject to awards under the Company’s 2007 Stock Incentive Plan that are used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award.

The number of shares reserved for issuance under the Plan will automatically increase on January 1, 2024 by the lesser of (i) 5% of the total issued and outstanding shares of our common stock and common stock equivalents (including options, RSUs, warrants and the pool of available shares under the Plan) as of December 31, 2023 or (ii) a number determined by the Board. This automatic increase is made pursuant to the terms of the Plan as originally adopted and will not continue beyond the January 2024 increase.

In addition, to the extent an award under the Plan is paid out in cash rather than shares, such cash payment will not result in a reduction of the number of shares available for issuance under the Plan.

Administration. The Plan is administered by the Compensation Committee, all of the members of which are non-employee directors, or by the Board acting in place of the Compensation Committee. The Compensation Committee has the authority to, among other things, select persons to receive equity awards under the Plan; determine the form and terms and conditions of any awards granted under the Plan; determine the number of shares or other consideration subject to equity awards granted under the Plan; construe and interpret the Plan, any award agreement and any other agreement or document executed pursuant to the Plan; and make all other determinations necessary or advisable for the administration of the Plan. Notwithstanding the foregoing, the Board shall establish the terms for the grant of an equity award to our non-employee directors.

Plan Term. Unless previously terminated by the Board, the Plan is currently set to expire on December 9, 2024. As amended and restated, the term of the Plan would be extended until December 9, 2028, unless terminated earlier by the Board. Our Board also has the authority to suspend or terminate the Plan at any time provided that such action does not impair the existing rights of any participant.

Eligibility. The Plan provides that awards may be granted to the Company’s employees, consultants, directors and non-employee directors. However, incentive stock options may only be granted to eligible employees. As of April 11, 2023,

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there were approximately 1,299 employees (including our executive officers), 8 non-employee directors and 11 consultants who were eligible to participate in the Plan. Additionally, the aggregate number of shares subject to equity awards granted to a non-employee director in any calendar year shall not exceed 300,000.

Performance Awards. The Plan permits the grant of performance stock awards and performance cash awards that may qualify as performance-based compensation that is not subject to the $1.0 million limitation on the income tax deductibility of compensation paid per covered executive officer imposed by Section 162(m) of the Code (“performance awards”). To help ensure that the compensation attributable to performance awards will so qualify, the Compensation Committee can structure such awards so that stock will be issued or paid pursuant to such award only upon the achievement of certain pre-established performance goals during a designated performance period. Awards may be made under the Plan that are based on performance criteria but are not performance awards, as defined in the Plan.

Restricted Stock Awards. Restricted stock awards are granted pursuant to restricted stock award agreements. A restricted stock award is an offer by the Company to sell shares of our common stock subject to restrictions. The price, if any, of a restricted stock award will be determined by the Compensation Committee. Shares of common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option or forfeiture restriction in our favor in accordance with a vesting schedule to be determined by the Compensation Committee. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested will be forfeited or subject to repurchase upon the participant’s cessation of continuous service for any reason.

Restricted Stock Unit Awards. RSU awards are granted pursuant to RSU award agreements. RSUs represent the right to receive shares of our common stock at a specified date in the future, subject to forfeiture of that right because of termination of the holder’s services to us or the holder’s failure to achieve certain performance conditions. If an RSU has not been forfeited, then on the date specified in the RSU agreement, we may deliver to the holder of the RSU whole shares of our common stock, which may be subject to additional restrictions, cash or a combination of our common stock and cash. The Compensation Committee may also permit the holder of an RSU to defer payment to a date or dates after the RSU is earned, provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code.

Stock Appreciation Rights. Stock appreciation rights are granted pursuant to stock appreciation rights agreements. Stock appreciation rights provide for a payment, or payments, in cash or shares of our common stock, to the holder based upon the increase in the fair market value of our common stock on the date of exercise from the stated exercise price (subject to any maximum number of shares as may be specified in the award agreement). The payment may occur upon the exercise of a stock appreciation right or deferred with such interest or dividend equivalent, if any, as the Compensation Committee determines, provided that the terms of the stock appreciation right and any deferral satisfy the requirements of Section 409A of the Code. The Compensation Committee will determine the exercise price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Stock appreciation rights may vest based on time or achievement of performance conditions. Stock appreciation rights expire under the same rules that apply to stock options.

Stock Options. Incentive and non-statutory stock options are granted pursuant to incentive and non-statutory stock option agreements, and are exercisable for shares of the Company’s common stock. The Compensation Committee determines the exercise price for a stock option within the terms and conditions of the Plan, provided that the exercise price of a stock option cannot be less than 100% of the fair market value of our common stock on the date of grant, except where a higher exercise price is required in the case of certain incentive stock options, as described below.

Options may vest based on time or achievement of performance conditions. The Compensation Committee determines the number of shares of common stock issuable upon exercise of a stock option and may provide for options to be exercised only as they vest or to be immediately exercisable with any shares issued on exercise being subject to the Company’s right of repurchase that lapses as the shares vest. The maximum term of options granted under the Plan will be 10 years. The Compensation Committee will determine the term of stock options granted under the Plan, up to a maximum of 10 years, except in the case of certain incentive stock options, as described below. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s relationship with the Company, or any of our affiliates, ceases for any reason other than for cause, disability or death, the optionholder may exercise any vested options for a period of 90 days following the cessation of service. If an optionholder’s service relationship with the Company is terminated for cause, then the option terminates immediately or at such later time as determined by the Compensation Committee. If an optionholder’s service relationship with the Company or any of our affiliates ceases due to disability or death, or an optionholder dies within the period (if any) specified in the award agreement or the Plan following cessation of service, the optionholder or a beneficiary may exercise any vested options for a period of 12 months. The option term may be extended in the event that

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exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its maximum term.

As of April 11, 2023, the aggregate market value of the total number of shares underlying all outstanding options under the Plan is $0.

Limitations on Incentive Stock Options. Incentive stock options may be granted only to the Company’s employees (including employees of the Company’s parents, subsidiaries or affiliates). An employee’s option shall only be treated as an incentive stock option if the aggregate fair market value (determined at the time of grant) of shares of common stock subject to any incentive stock options that are exercisable for the first time during any calendar year under all of our equity plans does not exceed $100,000. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock comprising more than 10% of our total combined voting power or that of any parent or subsidiary of the Company unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (ii) the term of the incentive stock option does not exceed five years from the date of grant.

Other Stock Awards. Our Compensation Committee may grant other stock awards based in whole or in part on our common stock. Our Compensation Committee will set the number of shares under the stock award and all other terms and conditions of such stock awards.

Cash-Choice Awards. Our Compensation Committee may grant various types of cash awards under the terms of the Plan. Currently, the Company has a “cash-choice” program whereby non-executive employees can elect to receive a portion of their equity award in the form of a fixed value cash award in lieu of RSUs (such cash award, a “Cash-Choice Award”). Cash-Choice Awards are earned and paid incrementally as the time-based vesting conditions are satisfied.

Changes to Capital Structure. In the event that there is a specified type of change in our capital structure, such as a stock split, appropriate adjustments will be made to (i) the maximum number of shares reserved under the Plan, (ii) the maximum number of shares subject to options, stock appreciation rights and performance stock awards that can be granted in a calendar year, (iii) the maximum number of shares that may be issued upon exercise of incentive stock options, (iv) the maximum number of shares that may be awarded to a member of our Board and (v) the number of shares and exercise price, if applicable, of all outstanding stock awards.

Payment for Share Purchases. Acceptable consideration for the purchase of common stock pursuant to the Plan will be determined by the Compensation Committee and may include (i) cash or check, (ii) cancellation of the Company’s indebtedness to the Plan participant, (iii) surrender of shares of common stock held by the Plan participant that have a fair market value equal to the aggregate exercise price, (iv) waiver of compensation due to the Plan participant for services rendered or to be rendered to the Company, (v) consideration received pursuant to a broker-assisted or other form of cashless exercise program, (vi) any combination of the foregoing, or (vii) any other method of payment permitted by law and approved by the Compensation Committee.

Corporate Transactions. The Plan provides that, in the event of a sale, transfer or other disposition of all or substantially all of our assets or specified types of mergers or consolidations (corporate transaction), outstanding awards under the Plan shall be treated in one of the following ways: (i) the awards may be continued by the Company (if the Company is the successor entity); (ii) the awards may be assumed by any surviving or acquiring corporation; (iii) the surviving or acquiring corporation may substitute equivalent awards for those outstanding under the Plan; (iv) the outstanding awards may have their exercisability or vesting fully accelerated; (v) outstanding awards may be settled for the full value of such outstanding award (whether or not then vested or exercisable) in cash or securities of the successor entity, and such payment may be made in installments and may be deferred until the date or dates the award would have become exercisable or vested; or (vi) outstanding awards may be terminated for no consideration. The Board and the Compensation Committee each have the authority to have the exercisability or vesting of an award fully accelerated if the successor or acquiring entity refuses to assume, convert, replace or substitute awards under the Plan. In the event of a corporate transaction, the vesting of all awards granted to non-employee directors shall accelerate and such awards shall become exercisable (as applicable) in full prior to the consummation of the corporate transaction.

No Repricing. The Plan prohibits option or stock appreciation right repricing, including by way of an exchange for another award or for cash or by providing a cash bonus or grant of an additional equity award at the time of exercise.

Non-Transferability of Awards. Unless determined otherwise by the Compensation Committee, awards under the Plan may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the

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laws of descent or distribution, or pursuant to a domestic relations order. An optionholder may, however, designate a beneficiary who may exercise the option following the optionholder’s death. If the Compensation Committee makes an award granted under the Plan transferable, such award shall contain such additional terms and conditions as the Compensation Committee deems appropriate.

Acceleration of Vesting. The Compensation Committee may only accelerate the vesting requirements of an equity award in the event of a corporate transaction or the termination of a participant’s service for any reason except for cause (as such term is defined in the Plan).

Dividend Equivalent Right Restrictions. Participants are not entitled to receive dividends, dividend equivalent rights or other distributions on an equity award until such award vests.

Tax Gross-Ups. The Plan does not provide for gross-up payments or other compensation from the Company for any excise taxes.

Incorporation of Prior Reverse Stock Split. The share numbers in the Plan, as amended and restated, reflects the impact of our July 2019 1-for-5 reverse stock split.

Federal Tax Information

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of awards granted under the Plan. Tax consequences for any particular individual may be different.

Incentive Stock Options. The grant of an incentive stock option will not be a taxable event for the participant or for the Company. An optionholder will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of common stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the optionholder holds the shares of common stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). The Company will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

For the exercise of an option to qualify for the foregoing tax treatment, except in the case of the death or disability of the optionholder, the optionholder generally must be our employee or an employee of a subsidiary from the date the option is granted through a date within three months before the date of exercise of the option.

If the holding period requirement mentioned above is not met, the optionholder will recognize ordinary income upon the disposition of the common stock in an amount generally equal to the excess of the fair market value of the common stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. Subject to limitations under Section 162(m) and 280G of the Internal Revenue Code, we generally will be allowed a business expense tax deduction to the extent the ordinary income is properly reported by the Company in accordance with applicable tax laws.

Non-Qualified Options. The grant of a non-qualified option will not be a taxable event for the optionholder or the Company. Upon exercising a non-qualified option, an optionholder will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the optionholder will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of common stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised). Subject to limitations under Section 162(m) and 280G of the Internal Revenue Code, we generally will be entitled to a business expense tax deduction in the same amount as the grantee recognizes ordinary income.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the fair market value of any shares of our common stock received and/or the amount of cash received. Any taxable income recognized in connection with exercise of a stock appreciation right by a participant who is also our employee will be subject to tax withholding by the Company and applicable payroll taxes. Any additional gain or loss recognized upon any later disposition of the shares of common stock would be a capital gain or loss.

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Restricted Stock Awards, Restricted Stock Unit Awards, and Performance-Based Restricted Stock Units. A participant will not have taxable income upon grant (unless, with respect to restricted stock, the participant elects to be taxed at that time). Instead, the participant will recognize ordinary income at the time of vesting (in the case of restricted stock) or delivery of shares or cash (in the case of restricted stock units and performance-based restricted stock units) equal to the fair market value of the vested shares or cash received minus any amount paid for the shares of vested common stock. Any taxable income recognized in connection with an award of restricted stock, RSU, and performance award by a participant who is also our employee will be subject to tax withholding by us. Subject to limitations under Section 162(m) and 280G of the Internal Revenue Code, we will generally be entitled to a business expense tax deduction in the same amount as the grantee recognizes ordinary income.

Cash Choice Awards. No taxable income is reportable when a Cash-Choice Award is granted to a participant. Upon payment, the participant will recognize ordinary income in an amount equal to the amount of cash received. Any taxable income recognized in connection with a Cash-Choice Award by a participant who is also our employee will be subject to tax withholding by the Company. Subject to limitations under Section 162(m) and 280G of the Internal Revenue Code, we will generally be entitled to a business expense tax deduction in the same amount as the grantee recognizes ordinary income.

Tax Effect for the Company. With respect to awards granted to employees, we will generally be subject to a tax withholding obligation on the taxable ordinary income resulting from the award, and we will be responsible for the employer-portion of applicable payroll (social security and Medicare) taxes. We generally will be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, the exercise of a non-qualified stock option). Special rules limit the deductibility of compensation paid to our covered employees. Under Section 162(m), the annual compensation paid to any of these specified employees will be deductible only to the extent that it does not exceed $1,000,000. Additionally, Section 280G of the Internal Revenue Code, which limits a corporate tax deduction for certain payments made in connection with a change in control transaction, could also limit the deduction we would otherwise be able to claim with respect to awards under the Plan.

Section 409A of the Code. Section 409A of the Code imposes certain requirements on non-qualified deferred compensation arrangements. These include requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A of the Code also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A of the Code imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A of the Code requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Awards granted under the Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award will recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A of the Code fails to comply with the provisions of Section 409A of the Code, Section 409A of the Code imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as possible interest charges and penalties. Certain states have enacted laws similar to Section 409A of the Code which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. We will also have reporting requirements with respect to such amounts, and will have certain withholding requirements.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH A SERVICE PROVIDER MAY RESIDE.

Registration with the SEC

The Company previously filed registration statements on Form S-8 with the SEC to register the shares of common stock currently available for issuance under the Plan. We intend to file with the SEC a registration statement on Form S-8 to cover new shares reserved for issuance under the Plan pursuant to the Plan’s evergreen provision.

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New Plan Benefits

The benefits that will be awarded or paid under the amended and restated Plan cannot currently be determined. The amount, timing, and value of awards granted under the Plan (including as amended and restated) are at the discretion of the Compensation Committee and therefore not determinable in advance. As described above, pursuant to the Director Compensation Program, new non-employee directors receive an equity award of RSUs having a grant date fair value equal to $200,000 (subject to adjustment to reflect the number of days that have elapsed between the date of our most recently completed annual meeting of stockholders and the date the non-employee director becomes a member of our Board) and each continuing non-employee director receives an equity award of RSUs having a grant date fair value of $200,000 on the date of our annual meeting of stockholders. However, the number of shares subject to these future awards of RSUs to non-employee directors is subject to the fair market value of our common stock on the date the RSUs are granted. As of April 11, 2023, the closing price of a share of the Company’s common stock was $7.15.

Existing Plan Benefits

Pursuant to SEC rules, the following table lists the aggregate number of PBRSUs (at target), RSUs and stock options granted under the Plan during the life of the Plan (whether or not outstanding, vested or forfeited, as applicable) as of April 11, 2023.

Name and Position	Options	PBRSUs	RSUs
Scott Sanborn Chief Executive Officer and Director Nominee	246,487	1,743,817	1,339,382
Andrew LaBenne Chief Financial Officer	—	68,898	370,236
Annie Armstrong Chief Risk Officer	—	336,227	590,617
Ronnie Momen Chief Consumer Banking Officer	—	346,151	793,298
Brandon Pace Chief Administrative Officer and Corporate Secretary	—	251,513	497,387
Thomas Casey Former Chief Financial Officer	207,669	466,297	817,623
All current executive officers as a group	246,487	2,746,606	3,590,920
All current directors who are not executive officers as a group	120,758	—	351,898
Kathryn Reimann Director Nominee	—	—	10,248
Michael Zeisser Director Nominee	—	—	68,090
Each associate of any of such directors, executive officers or nominees	—	—	—
Each other person who received or is to receive 5% of such options, warrants or rights	—	—	—
All employees as a group, excluding all current executive officers	1,298,120	843,470	51,520,412
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL AND ADOPTION OF THE EQUITY PLAN AMENDMENT

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QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1.What is the purpose of the proxy materials?

The proxy materials are intended to provide you information to help you decide how to vote on the proposals we will be making at the LendingClub 2023 Annual Meeting of Stockholders (the “Annual Meeting”). The materials include the Notice of Internet Availability of Proxy Materials (the “Notice”), Proxy Statement, form of proxy and Annual Report on Form 10-K for the year ended December 31, 2022 (the “Annual Report”), which contain information about the Annual Meeting of LendingClub Corporation, a Delaware corporation (the “Company,” “LendingClub,” “we,” “us,” or “our”), and will be used to solicit proxies from you, our stockholders, on behalf of the Board for the matters to be voted on at the Annual Meeting as described in this Proxy Statement.

The Notice, Proxy Statement, form of proxy and Annual Report will be first distributed and made available to stockholders on or about April [XX], 2023. As a stockholder, you are invited to participate in the Annual Meeting via the Internet by visiting www.virtualshareholdermeeting.com/LC2023 and to vote on the items of business described in this Proxy Statement. The Annual Meeting will be held on June 8, 2023 at 11:00 am Pacific Time.

2.Who is entitled to vote at the Annual Meeting?

Only stockholders of record of our common stock at the close of business on April 11, 2023, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on the record date, we had 107,467,181 shares of common stock outstanding and entitled to vote. Holders of our common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. A quorum is present if stockholders holding at least a majority of the voting power of the shares of our common stock entitled to vote are present at the Annual Meeting or represented by proxy. Dissenters’ rights are not applicable to any of the matters being voted upon at the Annual Meeting.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record of those shares, and the Notice was provided to you. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Beneficial Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and the Notice was forwarded to you by your broker or nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares. Beneficial owners are also invited to participate in the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares electronically at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

3.How do I vote?

By Internet

You may vote via the Internet by going to www.proxyvote.com and following the instructions on the screen. Have your Notice, proxy card (for stockholders of record) or voting instruction card (for holders of shares in street name) available when you access the web page.

By Phone

You may vote by phone by calling the toll-free phone number on the proxy card (800) 690-6903, which is available 24 hours a day, and following the prerecorded instructions. Have your Notice or proxy card available when you call. If you hold your shares in street name, your broker, bank, trustee or other nominee may provide additional instructions to you regarding voting your shares by phone.

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By Mail

If you received your proxy materials by mail, you may vote by completing the enclosed proxy card, dating and signing it and returning it in the postage-paid envelope provided.

By Attending the Annual Meeting

If you are a stockholder of record or hold your shares in street name, you can participate in the Annual Meeting online at www.virtualshareholdermeeting.com/LC2023 and vote your shares during the Annual Meeting (street name holders must obtain a legal proxy from their broker or other nominee to vote shares at the Annual Meeting). You will need the 16-digit control number included with these proxy materials to participate in the Annual Meeting.

Time for Voting Your Shares By Internet, By Phone or By Mail

You may vote via the Internet or by phone up until 11:59 PM Eastern Time on June 7, 2023. If you vote by mail, your proxy card must be received by June 7, 2023.

4.    Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

To cause less harm to our environment and to save costs, we utilize the Internet as the primary means of furnishing proxy materials to stockholders following rules established by the SEC. The Notice to our stockholders has instructions on how to access the proxy materials over the Internet or request a printed copy of the materials, and for voting over the Internet. If you received a Notice, you will not receive a printed copy of the proxy materials unless you request one.

5.    How can I access the proxy materials over the Internet?

You can easily access our proxy materials by clicking the Annual Meeting tab at http://ir.lendingclub.com. In addition, the Notice provides instructions regarding all the ways you can view our proxy materials for the Annual Meeting online. As explained in greater detail in the Notice, to vote your shares, you will need to visit www.proxyvote.com and have available your 16-digit control number(s) contained on your Notice.

If you received printed copies of the proxy materials this year, we encourage you to take advantage of the availability of proxy materials on the Internet to help reduce the environmental impact of our annual meetings, and reduce our costs associated with the printing and mailing of materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. You can terminate your election to receive proxy materials by email at any time.

6.    How can I participate in the Annual Meeting?

You will be able to participate in the Annual Meeting online and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/LC2023. If you are a stockholder of record, you will also be able to vote your shares electronically at the Annual Meeting. If you are a beneficial owner of shares held of record by a broker, bank or other nominee, you may vote electronically at the Annual Meeting only if you obtain a legal proxy from the broker, bank or other nominee as described in the section “Who is entitled to vote at the Annual Meeting?” above.

7.    Why is the Annual Meeting being held only online?

We are excited to embrace the latest technology to provide expanded access, improved communication and cost savings for our stockholders and the Company. We believe that hosting a virtual Annual Meeting will enable increased stockholder participation since stockholders can participate from any location around the world. During our virtual annual meetings in prior years, the technology performed as expected and we had a number of stockholders participate and submit questions, each of which were answered during the meeting. Further in light of the COVID-19 pandemic, holding our Annual Meeting virtually is especially prudent.

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8.    How does the Board recommend I vote?

The Board recommends that you vote as follows:

“FOR” the election of Kathryn Reimann, Scott Sanborn and Michael Zeisser as Class III directors (see Page 63);

“FOR” the approval, on an advisory basis, of the compensation of our named executive officers as described under “Executive Compensation” (see Page 64);

“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (see Page 65);

“FOR” a management proposal to amend and restate our Restated Certificate of Incorporation to phase in the declassification of our Board (see Page 66);

“FOR” a management proposal to amend and restate our Restated Certificate of Incorporation to remove the supermajority voting requirements to amend our governing documents (see Page 68); and

“FOR” a management proposal to amend and restate our 2014 Equity Incentive Plan to extend the expiration of the 2014 Equity Incentive Plan by four years from December 2024 to December 2028 (see Page 70).

If you properly submit a proxy without giving specific voting instructions, the individuals named as proxy holders will vote in accordance with the recommendations of the Board set forth above.

The Board is not aware of any other matter that will be presented at the Annual Meeting. If any other matter is properly presented at the Annual Meeting, the persons named on the accompanying proxy card will, in the absence of stockholder instructions to the contrary, vote such proxy in their discretion.

9.    What votes are required to approve each of the proposals?

Proposal	Vote Required for Approval	How are “Broker Non-Votes” Treated?	How are “Abstentions” Treated?
Proposal One: Election of Class III directors	Votes cast “FOR” such nominee exceed the votes cast “AGAINST” such nominee	Do not count	Do not count
Proposal Two: Advisory vote to approve the compensation of our named executive officers	Majority of votes cast	Do not count	Do not count
Proposal Three: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2023 fiscal year	Majority of votes cast	Brokers have discretion to vote	Do not count
Proposal Four: Management proposal to amend and restate the Company’s Restated Certificate of Incorporation to phase in the declassification of our Board	Two-thirds of shares outstanding	Vote Against	Vote Against
Proposal Five: Management proposal to amend and restate the Company’s Restated Certificate of Incorporation to remove the supermajority voting requirements to amend our governing documents	Two-thirds of shares outstanding	Vote Against	Vote Against
Proposal Six: Management proposal to amend and restate the Company’s 2014 Equity Incentive Plan to extend the expiration of the 2014 Equity Incentive Plan by four years from December 2024 to December 2028
	Majority of votes cast	Do not count	Vote Against

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2023 PROXY STATEMENT | QUESTIONS AND ANSWERS
10.    What is a broker non-vote?

If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will not have authority to vote your shares on any matters that are considered “non-routine.” That is referred to as a “broker non-vote.” Even if you have not given your broker instructions, the broker will nevertheless have discretion to vote your shares on our sole “routine” matter – Proposal Three: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2023 fiscal year. Your broker or nominee will not have discretion to vote on Proposals One, Two, Four, Five and Six, each of which is a “non-routine” matter, unless you tell your broker how you want to vote.

11.    What happens if a director standing for election fails to receive an affirmative vote from a majority of the votes cast?

In the event a director standing for re-election fails to receive (x) a number of affirmative votes cast by the holders of the outstanding shares of our common stock present or represented by proxy and entitled to vote that exceeds (y) the votes against such nominee cast by the holders of the outstanding shares of common stock present or represented by proxy and entitled to vote in an uncontested election, then such nominee shall be a hold over director and have his or her resignation considered by our Nominating and Corporate Governance Committee.

Our Nominating and Corporate Governance Committee shall consider such tendered resignation and shall make a recommendation to our Board concerning the acceptance or rejection of such resignation within 45 days following the date of the stockholders’ meeting at which the election of directors occurred. In determining its recommendation to our Board, our Nominating and Corporate Governance Committee shall consider all factors deemed relevant by the members of the Nominating and Corporate Governance Committee including, without limitation, the reason or reasons why stockholders voted against such director’s re-election, the qualifications of the director, the director’s experience with and knowledge of the Company and expected future contributions to the Company, and whether the director’s resignation from our Board would be in the best interests of the Company and its stockholders.

Our Board shall then take formal action on our Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting at which the election of directors occurred. In considering the Nominating and Corporate Governance Committee’s recommendation, our Board shall consider the information, factors and alternatives considered by the committee and such additional information, factors and alternatives as our Board deems relevant. Following our Board’s decision, we will publicly disclose, in a Form 8-K filed with the SEC, our Board’s decision.

12.    Why do Proposal Four and Proposal Five each require an affirmative vote from at least two-thirds of the shares outstanding to pass and what happens if either proposal does not pass?

In order to phase in the declassification of our Board, we are proposing to amend Sections 3, 4 and 5 of Article VI of our Restated Certificate of Incorporation. Per Article X of our Restated Certificate of Incorporation, amending certain Articles of our Restated Certificate of Incorporation, including Article VI, requires the affirmative vote of the holders of at least two-thirds of the voting power of all of our then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. In the event Proposal Four fails to receive the required affirmative vote, our existing classified board structure will remain intact.

Similarly, in order to remove the supermajority voting requirements to amend our governing documents, we are proposing to amend Articles V and X of our Restated Certificate of Incorporation. Per Article X of our Restated Certificate of Incorporation, amending certain Articles of our Restated Certificate of Incorporation, including Articles V and X, requires the affirmative vote of the holders of at least two-thirds of the voting power of all of our then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. In the event Proposal Five fails to receive the required affirmative vote, our existing supermajority voting requirements to amend our governing documents will remain intact.

For additional information about the proposed declassification of our Board and removal of our supermajority voting requirements, see “Proposal Four: Declassification of the Board” and “Proposal Five: Removal of the Supermajority Voting Requirement to Amend the Company’s Governing Documents,” respectively.

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2023 PROXY STATEMENT | QUESTIONS AND ANSWERS
13.    The proposal to declassify your Board (Proposal Four) was in your 2018, 2019, 2020, 2021 and 2022 Proxy Statements. Why is it again in your 2023 Proxy Statement?

Since 2018, in response to stockholder feedback, we proposed to amend Sections 3, 4 and 5 of Article VI of our Restated Certificate of Incorporation in order to phase in the declassification of our Board. As stated above, per Article X of our Restated Certificate of Incorporation, amending certain Articles of our Restated Certificate of Incorporation, including Article VI, requires the affirmative vote of the holders of at least two-thirds of the voting power of all of our then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

The 2018, 2019, 2020, 2021 and 2022 proposals each failed, receiving approximately 61.0%, 60.7%, 46.8%, 56.7% and 57.6%, respectively, of the affirmative vote of our then-outstanding shares of capital stock. Of those shares that voted for this proposal at each annual meeting in 2018, 2019, 2020, 2021 and 2022, the overwhelming majority voted in favor of the proposal. Accordingly, the proposal did not pass in prior years because voter turn-out was not sufficient.

In light of the strong stockholder support this proposal has received in prior years and because the Board continues to believe in the merits of declassifying our Board, it has included the proposal again for consideration and recommends that stockholders vote in favor of the proposal.

14.    How will my proxy be voted?

All signed, returned proxies that are not revoked will be voted in accordance with the instructions provided. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be voted “for” such proposal, or in the case of the election of directors, voted “for” election of all nominees presented by the Board.

15.    How do I change or revoke my proxy?

Any person who provides a proxy by voting via the Internet, by phone or by submitting a proxy card has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy delivered before or during the Annual Meeting, by voting again on a later date on the Internet or by phone (only your latest Internet or phone proxy submitted prior to the Annual Meeting will be counted) or by participation at the Annual Meeting and voting at the Annual Meeting via the Internet. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must obtain a legal proxy from the broker, as described in the section “Who is entitled to vote at the Annual Meeting?” above.

16.    Who will count the votes?

We have designated a representative of Broadridge Financial Solutions, Inc. as the Inspector of Elections who will count the votes.

17.    How can I make proposals or nominate a director at next year’s annual meeting?

You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our Bylaws, as applicable. In order for a stockholder proposal to be considered for inclusion in our Proxy Statement and form of proxy relating to our annual meeting of stockholders to be held in 2023 pursuant to SEC Rule 14a-8, the proposal must be received by us at our principal executive offices no later than December [XX], 2023. Stockholders wishing to bring a proposal or nominate a director before the annual meeting to be held in 2024 (but not include it in our proxy materials) must provide written notice of such proposal to our Secretary at our principal executive offices received between February 24, 2024 and March 25, 2024, and comply with the other provisions of our Bylaws. In addition, any notice of a director nomination must include the additional information required by Rule 14a-19(b) under the Exchange Act.

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2023 PROXY STATEMENT | QUESTIONS AND ANSWERS
18.    Who pays for the expenses of solicitation?

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by us. Following the original mailing of the proxies and other soliciting materials, we or our agents may also solicit proxies in person, by phone or email. Following the original mailing of the proxies and other soliciting materials, we will request that banks, brokers, custodians, nominees and other stockholders of record of our common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers, custodians, nominees and other stockholders of record for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

We have engaged D.F. King & Co., Inc., a professional proxy solicitation firm, to assist us in distributing proxy materials and soliciting proxies for a fee of $12,500, plus reasonable out-of-pocket expenses.

If you vote using the Internet or by phone, you may incur data or telephone usage charges from Internet access providers and phone companies. We do not reimburse those costs.

19.    I share an address with another stockholder. Why did we receive only one copy of the proxy materials and how may I obtain an additional copy of the proxy materials?

When two or more stockholders share the same address, the SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for a Notice of Internet Availability of Proxy Materials or other Annual Meeting materials by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials to that shared address. This process, which is commonly referred to as “householding,” is intended to be convenient for stockholders and companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice, you may notify your broker. Additionally, upon written or oral request, we will undertake to promptly deliver a separate copy of the Notice and, if applicable, our Annual Report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice and, if applicable, Annual Report and other proxy materials, you may write or email Investor Relations at 595 Market Street, Suite 200, San Francisco, California 94105, Attn: Investor Relations, email address IR@lendingclub.com.

Stockholders who have multiple accounts in their names or who share an address with other stockholders can request “householding” and authorize your broker to discontinue mailings of multiple annual reports and Proxy Statements by contacting your broker or us at the address or telephone number identified above.

20.    How do I request paper copies of the proxy materials, including the annual report?

You may request paper copies of the 2023 proxy materials by following the instructions listed at www.proxyvote.com, by telephoning (800) 579-1639 or by sending an e-mail to sendmaterial@proxyvote.com.

Additionally, we will mail without charge, upon written request, a copy of our Annual Report, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to 595 Market Street, Suite 200, San Francisco, California 94105, Attn: Investor Relations. The Annual Report is also available at http://ir.lendingclub.com.

21.    Will a list of stockholders be made available?

We will make a list of record holders available ten days prior to the Annual Meeting, at our offices located at 595 Market Street, Suite 200, San Francisco, California 94105. Please contact us at (415) 632-5600 if you wish to inspect the list of stockholders prior to the Annual Meeting.

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2023 PROXY STATEMENT | OTHER BUSINESS
OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to it, no matters are to be brought before the Annual Meeting except as specified in the notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to participate in the Annual Meeting via the Internet, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope, or vote via the Internet or by phone, so that your shares may be represented at the Annual Meeting.

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2023 PROXY STATEMENT | ANNEX I
ANNEX I

Amendments to the Restated Certificate of Incorporation to Declassify the Board

If Proposal Four is passed, then Sections 3, 4 and 5 of Article VI of our Restated Certificate of Incorporation shall be amended as follows:

ARTICLE VI: MATTERS RELATING TO THE BOARD OF DIRECTORS

* * * * * * * * * * *

3. ~~Classified~~ Board Election. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board may assign members of the Board already in office to the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board, with the number of directors in each class to be divided as nearly equal as reasonably possible. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the closing of the Corporation’s initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, relating to the offer and sale of Common Stock to the public (the “Initial Public Offering”), the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the closing of the Initial Public Offering and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the closing of the Initial Public Offering. At each annual meeting of stockholders following the closing of the Initial Public Offering, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors elected after the date of the annual meeting of stockholders to be held in 2023 shall stand for election as a director at the next annual meeting of stockholders and shall, if elected, hold office until the next annual meeting of stockholders and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. At and after the annual meeting of stockholders to be held in 2026, the directors shall no longer be classified with respect to the time for which they hold office.

4. Term and Removal. Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted in the Corporation’s Bylaws. ~~Subject~~Until the annual meeting of stockholders to be held in 2026, subject to the rights of the holders of any series of Preferred Stock, no director may be removed except for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of capital stock of the Corporation then entitled to vote at an election of directors voting together as a single class. From and after the annual meeting of stockholders to be held in 2026, holders of a majority of the shares then entitled to vote at an election of directors voting together as a single class may remove any director or the entire Board with or without cause. No decrease in the authorized number of directors constituting the Board shall shorten the term of any incumbent director.

5. Board Vacancies. Subject to the rights of the holders of any series of Preferred Stock, any vacancy occurring in the Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the next annual meeting of stockholders (or, if so elected prior to the annual meeting of stockholders to be held in 2026, for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires ~~or~~) and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal.
* * * * * * * * * * *

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2023 PROXY STATEMENT | ANNEX II
ANNEX II

Amendments to the Restated Certificate of Incorporation to the Remove Supermajority Voting Requirements

If Proposal Five is passed, then Articles V and X of our Restated Certificate of Incorporation shall be amended as follows:

ARTICLE V: AMENDMENT OF BYLAWS

The Board shall have the power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board shall require the approval of a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation (including any Preferred Stock issued pursuant to a Certificate of Designation), the affirmative vote of the holders of at least ~~two-thirds~~ a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.

ARTICLE X: AMENDMENT OF CERTIFICATE OF INCORPORATION

If any provision of this Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Certificate of Incorporation shall be enforceable in accordance with its terms.

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation~~; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article X or Article V, Article VI, Article VII or Article VIII~~.

* * * * * * * * * * *

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2023 PROXY STATEMENT | ANNEX III
ANNEX III

Amendment and Restatement of 2014 Equity Incentive Plan to Extend Term

If Proposal Six is passed, then the Company’s 2014 Equity Incentive Plan shall be amended and restated as follows:

LENDINGCLUB CORPORATION
2014 EQUITY INCENTIVE PLAN
As Amended and Restated on ________, 2023

1. PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents and Subsidiaries that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards. Capitalized terms not defined elsewhere in the text are defined in Section 28.

2. SHARES SUBJECT TO THE PLAN.

2.1. Number of Shares Available. Subject to Sections 2.6 and 21 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan as of the date of adoption of the Plan by the Board, is seven million (7,000,000) Shares, plus (i) any reserved shares not issued or subject to outstanding grants under the Company’s 2007 Stock Incentive Plan (the “Prior Plan”) on the Effective Date (as defined below), (ii) shares that are subject to stock options or other awards granted under the Prior Plan that cease to be subject to such stock options or other awards by forfeiture or otherwise after the Effective Date, (iii) shares issued under the Prior Plan before or after the Effective Date pursuant to the exercise of stock options that are, after the Effective Date, forfeited, (iv) shares issued under the Prior Plan that are repurchased by the Company at the original issue price and (v) shares that are subject to stock options or other awards under the Prior Plan that are used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award.

2.2. Lapsed, Returned Awards. Shares subject to Awards, and Shares issued under the Plan under any Award, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares: (a) are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR; (b) are subject to Awards granted under this Plan that are forfeited or are repurchased by the Company at the original issue price; (c) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued; or (d) are surrendered pursuant to an Exchange Program. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Shares used to pay the exercise price of an Award or withheld to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. For the avoidance of doubt, Shares that otherwise become available for grant and issuance because of the provisions of this Section 2.2 shall not include Shares subject to Awards that initially became available because of the substitution clause in Section 21.2 hereof.

2.3. Minimum Share Reserve. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan.

2.4. Automatic Share Reserve Increase. The number of Shares available for grant and issuance under the Plan shall be automatically increased January 1 of each of the calendar years 2015 through 2024, by the lesser of (i) five percent (5%) of the number of shares of Common Stock and Common Stock equivalents (including options, RSUs, warrants and the pool of available Shares under the Plan) issued and outstanding on each December 31 immediately prior to the date of increase or (ii) such number of Shares determined by the Board.

2.5. Limitations. No more than seventy million (70,000,000) Shares shall be issued pursuant to the exercise of ISOs.

2.6. Adjustment of Shares. If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then (a) the number of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1, (b) the Exercise Prices of and number of Shares subject to outstanding Options and SARs, (c) the number of

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2023 PROXY STATEMENT | ANNEX III
Shares subject to other outstanding Awards, (d) the maximum number of shares that may be issued as ISOs set forth in Section 2.5, and (e) the maximum number of Shares that may be issued to an individual or to a new Employee in any one calendar year set forth in Section 3 or to a Non-Employee Director in Section 12 shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.

3. ELIGIBILITY. ISOs may be granted only to eligible Employees. All other Awards may be granted to Employees, Consultants, Directors and Non-Employee Directors; provided such Consultants, Directors and Non-Employee Directors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction.

4. ADMINISTRATION.

4.1. Committee Composition; Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan, except, however, the Board shall establish the terms for the grant of an Award to Non-Employee Directors. The Committee will have the authority to:

(a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b) prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(c) select persons to receive Awards;

(d) determine the form and terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may vest and be exercised (which may be based on performance criteria) or settled, any vesting acceleration or waiver of forfeiture restrictions, the method to satisfy tax withholding obligations or any other tax liability legally due, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine;

(e) determine the number of Shares or other consideration subject to Awards;

(f) determine the Fair Market Value and interpret the applicable provisions of this Plan and the definition of Fair Market Value in connection with circumstances that impact the Fair Market Value, if necessary;

(g) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

(h) grant waivers of Plan or Award conditions;

(i) determine the vesting, exercisability and payment of Awards;

(j) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(k) determine whether an Award has been earned;

(l) determine the terms and conditions of any, and to institute any Exchange Program;

(m) reduce or waive any criteria with respect to Performance Factors;

(n) adjust Performance Factors to take into account changes in law and accounting or tax rules as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code with respect to persons whose compensation is subject to Section 162(m) of the Code;

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(o) adopt terms and conditions, rules and/or procedures (including the adoption of any subplan under this Plan) relating to the operation and administration of the Plan to accommodate requirements of local law and procedures outside of the United States;

(p) make all other determinations necessary or advisable for the administration of this Plan; and

(q) delegate any of the foregoing to a subcommittee consisting of one or more executive officers pursuant to a specific delegation as permitted by applicable law, including Section 157(c) of the Delaware General Corporation Law.

4.2. Committee Interpretation and Discretion. Any determination made by the Committee with respect to any Award shall be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Award under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant or Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and the Participant. The Committee may delegate to one or more executive officers the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and the Participant.

4.3. Section 162(m) of the Code and Section 16 of the Exchange Act. When necessary or desirable for an Award to qualify as “performance-based compensation” under Section 162(m) of the Code the Committee shall include at least two persons who are “outside directors” (as defined under Section 162(m) of the Code) and at least two (or a majority if more than two then serve on the Committee) such “outside directors” shall approve the grant of such Award and timely determine (as applicable) the Performance Period and any Performance Factors upon which vesting or settlement of any portion of such Award is to be subject. When required by Section 162(m) of the Code, prior to settlement of any such Award at least two (or a majority if more than two then serve on the Committee) such “outside directors” then serving on the Committee shall determine and certify in writing the extent to which such Performance Factors have been timely achieved and the extent to which the Shares subject to such Award have thereby been earned. Awards granted to Participants who are subject to Section 16 of the Exchange Act must be approved by a committee consisting solely of two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act). With respect to Participants whose compensation is subject to Section 162(m) of the Code, and provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code, the Committee may adjust the performance goals to account for changes in law and accounting and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships, including without limitation (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles.

4.4. Documentation. The Award Agreement for a given Award, the Plan and any other documents may be delivered to, and accepted by, a Participant or any other person in any manner (including electronic distribution or posting) that meets applicable legal requirements.

4.5. Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws and practices in other countries in which the Company and its Subsidiaries and Affiliates operate or have employees or other individuals eligible for Awards, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries and Affiliates shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan which may include individuals who provide services to the Company, Subsidiary or Affiliate under an agreement with a foreign nation or agency; (iii) modify the terms and conditions of any Award granted to individuals outside the United States or foreign nationals to comply with applicable foreign laws, policies, customs and practices; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Committee determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 2.1 hereof; and (v) take any action, before or after an Award is made, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, or any other applicable law.

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2023 PROXY STATEMENT | ANNEX III
4.6. Acceleration of Vesting. After an Award is granted, the Committee may only accelerate the vesting requirements of the Award pursuant to the terms of or in connection with a Corporate Transaction (as specified in Section 21 of the Plan) or if the Participant’s Service terminates for any reason except for Cause.

5. OPTIONS. An Option is the right but not the obligation to purchase a Share, subject to certain conditions, if applicable. The Committee may grant Options to eligible Employees, Consultants and Directors and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may vest and be exercised, and all other terms and conditions of the Option, subject to the following:

5.1. Option Grant. Each Option granted under this Plan will identify the Option as an ISO or an NSO. An Option may be, but need not be, awarded upon satisfaction of such Performance Factors during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the Option is being earned upon the satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each Option; and (y) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to Options that are subject to different performance goals and other criteria.

5.2. Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, or a specified future date. The Award Agreement will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3. Exercise Period. Options may be vested and exercisable within the times or upon the conditions as set forth in the Award Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a person who, at the time the ISO is granted, directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company (“Ten Percent Stockholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

5.4. Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (i) the Exercise Price of an Option will be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant and (ii) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 11 and the Award Agreement and in accordance with any procedures established by the Company.

5.5. Method of Exercise. Any Option granted hereunder will be vested and exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 2.6 of the Plan. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(a) Termination of Service. If the Participant’s Service terminates for any reason except for Cause or the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates no later than ninety (90) days after the date Participant’s Service terminates (or such shorter or longer time period as may be determined by the

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Committee, with any exercise beyond three (3) months after the date Participant’s Service terminates deemed to be the exercise of an NSO), but in any event no later than the expiration date of the Options.

(b) Death. If the Participant’s Service terminates because of the Participant’s death (or the Participant dies within ninety (90) days after Participant’s Service terminates other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates and must be exercised by the Participant’s legal representative, or authorized assignee, no later than twelve (12) months after the date Participant’s Service terminates (or such shorter or longer time period as may be determined by the Committee), but in any event no later than the expiration date of the Options.

(c) Disability. If the Participant’s Service terminates because of the Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than twelve (12) months after the date Participant’s Service terminates (with any exercise beyond (a) three (3) months after the date Participant’s employment terminates when the termination of Service is for a Disability that is not a “permanent and total disability” as defined in Section 22(e)(3) of the Code, or (b) twelve (12) months after the date Participant’s employment terminates when the termination of Service is for a Disability that is a “permanent and total disability” as defined in Section 22(e)(3) of the Code, deemed to be exercise of an NSO), but in any event no later than the expiration date of the Options.

(d) Cause. If the Participant is terminated for Cause, then Participant’s Options shall expire on such Participant’s date of termination of Service, or at such later time and on such conditions as are determined by the Committee, but in any event no later than the expiration date of the Options. Unless otherwise provided in the Award Agreement, Cause shall have the meaning set forth in the Plan.

5.6. Limitations on Exercise. The Committee may specify a minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent any Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.7. Limitations on ISOs. With respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NSOs. For purposes of this Section 5.7, ISOs will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

5.8. Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code. Subject to Section 18 of this Plan, by written notice to affected Participants, the Committee may reduce the Exercise Price of outstanding Options without the consent of such Participants; provided, however, that the Exercise Price may not be reduced below the Fair Market Value on the date the action is taken to reduce the Exercise Price.

5.9. No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

6. RESTRICTED STOCK AWARDS. A Restricted Stock Award is an offer by the Company to sell to an eligible Employee, Consultant, or Director Shares that are subject to restrictions (“Restricted Stock”). The Committee will determine to whom an offer will be made, the number of Shares the Participant may purchase, the Purchase Price, the restrictions under which the Shares will be subject and all other terms and conditions of the Restricted Stock Award, subject to the Plan.

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6.1. Restricted Stock Purchase Agreement. All purchases under a Restricted Stock Award will be evidenced by an Award Agreement. Except as may otherwise be provided in an Award Agreement, a Participant accepts a Restricted Stock Award by signing and delivering to the Company an Award Agreement with full payment of the Purchase Price, within thirty (30) days from the date the Award Agreement was delivered to the Participant. If the Participant does not accept such Award within thirty (30) days, then the offer of such Restricted Stock Award will terminate, unless the Committee determines otherwise.

6.2. Purchase Price. The Purchase Price for a Restricted Stock Award will be determined by the Committee and may be less than Fair Market Value on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 11 of the Plan, and the Award Agreement and in accordance with any procedures established by the Company.

6.3. Terms of Restricted Stock Awards. Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law. These restrictions may be based on completion of a specified number of years of service with the Company or upon completion of Performance Factors, if any, during any Performance Period as set out in advance in the Participant’s Award Agreement. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

6.4. Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).

7. STOCK BONUS AWARDS. A Stock Bonus Award is an award to an eligible Employee, Consultant, or Director of Shares for Services to be rendered or for past Services already rendered to the Company or any Parent or Subsidiary. All Stock Bonus Awards shall be made pursuant to an Award Agreement. No payment from the Participant will be required for Shares awarded pursuant to a Stock Bonus Award.

7.1. Terms of Stock Bonus Awards. The Committee will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon. These restrictions may be based upon completion of a specified number of years of service with the Company or upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Stock Bonus Agreement. Prior to the grant of any Stock Bonus Award the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Stock Bonus Award; (b) select from among the Performance Factors to be used to measure performance goals; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and different performance goals and other criteria.

7.2. Form of Payment to Participant. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment, as determined in the sole discretion of the Committee.

7.3. Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).

8. STOCK APPRECIATION RIGHTS. A Stock Appreciation Right (“SAR”) is an award to an eligible Employee, Consultant, or Director that may be settled in cash, or Shares (which may consist of Restricted Stock), having a value equal to (a) the difference between the Fair Market Value on the date of exercise over the Exercise Price multiplied by (b) the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement). All SARs shall be made pursuant to an Award Agreement.

8.1. Terms of SARs. The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect of the Participant’s termination of Service on each SAR. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted, and may not be

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less than Fair Market Value. A SAR may be awarded upon satisfaction of Performance Factors, if any, during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the SAR is being earned upon the satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each SAR; and (y) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Factors and other criteria.

8.2. Exercise Period and Expiration Date. A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR. The SAR Agreement shall set forth the expiration date; provided that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Service terminates (unless determined otherwise by the Committee). Notwithstanding the foregoing, the rules of Section 5.6 also will apply to SARs.

8.3. Form of Settlement. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times (ii) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code.

8.4. Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).

9. RESTRICTED STOCK UNITS. A Restricted Stock Unit (“RSU”) is an award to an eligible Employee, Consultant, or Director covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). All RSUs shall be made pursuant to an Award Agreement.

9.1. Terms of RSUs. The Committee will determine the terms of an RSU including, without limitation: (a) the number of Shares subject to the RSU; (b) the time or times during which the RSU may be settled; (c) the consideration to be distributed on settlement; and (d) the effect of the Participant’s termination of Service on each RSU. An RSU may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Participant’s Award Agreement. If the RSU is being earned upon satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Factors to be used to measure the performance, if any; and (z) determine the number of Shares deemed subject to the RSU. Performance Periods may overlap and participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria.

9.2. Form and Timing of Settlement. Payment of earned RSUs shall be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle earned RSUs in cash, Shares, or a combination of both. The Committee may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code.

9.3. Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).

10. PERFORMANCE AWARDS. A Performance Award is an award to an eligible Employee, Consultant, or Director of a cash bonus or an award of Performance Shares denominated in Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). Grants of Performance Awards shall be made pursuant to an Award Agreement solely pursuant to this Section 10.

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10.1. Terms of Performance Shares. The Committee will determine, and each Award Agreement shall set forth, the terms of each Performance Award including, without limitation: (a) the amount of any cash bonus, (b) the number of Shares deemed subject to an award of Performance Shares; (c) the Performance Factors and Performance Period that shall determine the time and extent to which each award of Performance Shares shall be settled; (d) the consideration to be distributed on settlement, and (e) the effect of the Participant’s termination of Service on each Performance Award. In establishing Performance Factors and the Performance Period the Committee will: (x) determine the nature, length and starting date of any Performance Period; (y) select from among the Performance Factors to be used; and (z) determine the number of Shares deemed subject to the award of Performance Shares. Prior to settlement the Committee shall determine the extent to which Performance Awards have been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Awards that are subject to different Performance Periods and different performance goals and other criteria. No Participant will be eligible to receive more than $10,000,000 in Performance Awards in any calendar year under Section 10 of this Plan.

10.2. Value, Earning and Timing of Performance Shares. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant. After the applicable Performance Period has ended, the holder of Performance Shares will be entitled to receive a payout of the number of Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Factors or other vesting provisions have been achieved. The Committee, in its sole discretion, may pay earned Performance Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Shares at the close of the applicable Performance Period) or in a combination thereof.

10.3. Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Service terminates (unless determined otherwise by the Committee).

11. PAYMENT FOR SHARE PURCHASES. Payment from a Participant for Shares purchased pursuant to this Plan may be made in cash or by check or, where approved for the Participant by the Committee and where permitted by law (and to the extent not otherwise set forth in the applicable Award Agreement):

(a) by cancellation of indebtedness of the Company to the Participant;

(b) by surrender of shares of the Company held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;

(c) by waiver of compensation due or accrued to the Participant for services rendered or to be rendered to the Company or a Parent or Subsidiary of the Company;

(d) by consideration received by the Company pursuant to a broker-assisted or other form of cashless exercise program implemented by the Company in connection with the Plan;

(e) by any combination of the foregoing; or

(f) by any other method of payment as is permitted by applicable law.

12. GRANTS TO NON-EMPLOYEE DIRECTORS. Non-Employee Directors are eligible to receive any type of Award offered under this Plan except ISOs. Awards pursuant to this Section 12 may be automatically made pursuant to policy adopted by the Board, or made from time to time as determined in the discretion of the Board. The aggregate number of Shares subject to Awards granted to a Non-Employee Director pursuant to this Section 12 in any calendar year shall not exceed 300,000.

12.1. Eligibility. Awards pursuant to this Section 12 shall be granted only to Non-Employee Directors. A Non-Employee Director who is elected or re-elected as a member of the Board will be eligible to receive an Award under this Section 12.

12.2. Vesting, Exercisability and Settlement. Except as set forth in Section 21, Awards shall vest, become exercisable and be settled as determined by the Board. With respect to Options and SARs, the exercise price granted to Non-Employee Directors shall not be less than the Fair Market Value of the Shares at the time that such Option or SAR is granted.

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12.3. Election to Receive Awards in Lieu of Cash. A Non-Employee Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash or Awards or a combination thereof, as determined by the Committee. Such Awards shall be issued under the Plan. An election under this Section 12.3 shall be filed with the Company on the form prescribed by the Company.

13. WITHHOLDING TAXES.

13.1. Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan or the applicable tax event occurs, the Company may require the Participant to remit to the Company, or to the Parent, Subsidiary or Affiliate employing the Participant, an amount sufficient to satisfy applicable U.S. federal, state, local and international withholding tax requirements or any other tax or social insurance liability legally due from the Participant (as determined without regard to any potential application of Section 83(c)(3) of the Code) prior to the delivery of Shares pursuant to exercise or settlement of any Award. Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable U.S. federal, state, local and international withholding tax and social insurance requirements or any other tax liability legally due from the Participant.

13.2. Stock Withholding. The Committee, or its delegate(s), as permitted by applicable law, in its sole discretion and pursuant to such procedures as it may specify from time to time and to limitations of local law, may require or permit a Participant to satisfy such tax withholding obligation or any other tax liability legally due from the Participant, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or, if applicable, such other withholding amount as mutually agreed upon by the Company and the Participant (provided, in the case of an Insider, that such other amount is approved in advance by the Committee), (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or, if applicable, such other withholding amount as mutually agreed upon by the Company and the Participant (provided, in the case of an Insider, that such other amount is approved in advance by the Committee), or (iv) withholding from the proceeds of the sale of otherwise deliverable Shares acquired pursuant to an Award either through a voluntary sale or through a mandatory sale arranged by the Company. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld or, in the sole discretion of the Company (determined, in the case of any Insider, solely by the Committee), the date immediately prior to the date that taxes are required to be withheld.

14. TRANSFERABILITY.

14.1. Transfer Generally. Unless determined otherwise by the Committee or pursuant to Section 14.2, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. If the Committee makes an Award transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or by domestic relations order to a Permitted Transferee, such Award will contain such additional terms and conditions as the Committee deems appropriate. All Awards shall be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, or (B) the Participant’s guardian or legal representative; (ii) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees; and (iii) in the case of all awards except ISOs, by a Permitted Transferee.

14.2. Award Transfer Program. Notwithstanding any contrary provision of the Plan, the Committee shall have all discretion and authority to determine and implement the terms and conditions of any Award Transfer Program instituted pursuant to this Section 14.2 and shall have the authority to amend the terms of any Award participating, or otherwise eligible to participate in, the Award Transfer Program, including (but not limited to) the authority to (i) amend (including to extend) the expiration date, post-termination exercise period and/or forfeiture conditions of any such Award, (ii) amend or remove any provisions of the Award relating to the Award holder’s continued service to the Company or its Parent or any Subsidiary, (iii) amend the permissible payment methods with respect to the exercise or purchase of any such Award, (iv) amend the adjustments to be implemented in the event of changes in the capitalization and other similar events with respect to such Award, and (v) make such other changes to the terms of such Award as the Committee deems necessary or appropriate in its sole discretion.

15. PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.

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15.1. Voting and Dividends. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant, except for any dividend equivalent rights permitted by an applicable Award Agreement. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant’s Purchase Price or Exercise Price, as the case may be, pursuant to Section 15.2. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is outstanding, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirement(s) to the extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied.

15.2. Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right to repurchase (a “Right of Repurchase”) a portion of any or all Unvested Shares held by a Participant following such Participant’s termination of Service at any time within ninety (90) days (or such longer or shorter time determined by the Committee) after the later of the date Participant’s Service terminates and the date the Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Purchase Price or Exercise Price, as the case may be.

16. CERTIFICATES. All Shares or other securities whether or not certificated, delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable U.S. federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted and any non-U.S. exchange controls or securities law restrictions to which the Shares are subject.

17. ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of the Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, the Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

18. REPRICING; EXCHANGE AND BUYOUT OF AWARDS. Notwithstanding anything to the contrary in the Plan, except in connection with an adjustment in Section 2.6, the Committee will not, without the further approval of the stockholders of the Company, authorize the amendment of any outstanding Option or SAR to reduce the Exercise Price; no Option or SAR will be cancelled and replaced with awards having a lower Exercise Price, or for another award, or for cash, without further approval of the stockholders of the Company, except in connection with an adjustment in Section 2.6; furthermore, no Option or SAR will provide for the payment, at the time of exercise, of a cash bonus or grant of Options, SARs, or other awards, without further approval of the stockholders of the Company. The foregoing sentence is intended to prohibit the repricing of “underwater” Options or SARs without approval of the stockholders of the Company and will not be construed to prohibit the adjustments provided for in Section 2.6.

19. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable U.S. and foreign federal and state securities and exchange control laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or

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deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any foreign or state securities laws, exchange control laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

20. NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent, Subsidiary or Affiliate or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate to terminate Participant’s employment or other relationship at any time.

21. CORPORATE TRANSACTIONS.

21.1. Assumption or Replacement of Awards by Successor. In the event that the Company is subject to a Corporate Transaction, outstanding Awards acquired under the Plan shall be subject to the documentation evidencing the Corporate Transaction, which need not treat all outstanding Awards in an identical manner. Such agreement, without the Participant’s consent, shall provide for one or more of the following with respect to all outstanding Awards as of the effective date of such Corporate Transaction.

(a) The continuation of an outstanding Award by the Company (if the Company is the successor entity).

(b) The assumption of an outstanding Award by the successor or acquiring entity (if any) of such Corporate Transaction (or by its parents, if any), which assumption, will be binding on all selected Participants; provided that the exercise price and the number and nature of shares issuable upon exercise of any such option or stock appreciation right, or any award that is subject to Section 409A of the Code, will be adjusted appropriately pursuant to Section 424(a) of the Code.

(c) The substitution by the successor or acquiring entity in such Corporate Transaction (or by its parents, if any) of equivalent awards with substantially the same terms for such outstanding Awards (except that the exercise price and the number and nature of shares issuable upon exercise of any such option or stock appreciation right, or any award that is subject to Section 409A of the Code, will be adjusted appropriately pursuant to Section 424(a) of the Code).

(d) The full acceleration of exercisability or vesting and accelerated expiration of an outstanding Award and lapse of the Company’s right to repurchase or re-acquire shares acquired under an Award or lapse of forfeiture rights with respect to shares acquired under an Award.

(e) The settlement of the full value of such outstanding Award (whether or not then vested or exercisable) in cash, cash equivalents, or securities of the successor entity (or its parent, if any) with a Fair Market Value equal to the required amount, followed by the cancellation of such Awards; provided however, that such Award may be cancelled if such Award has no value, as determined by the Committee, in its discretion. Subject to Section 409A of the Code, such payment may be made in installments and may be deferred until the date or dates the Award would have become exercisable or vested. Such payment may be subject to vesting based on the Participant’s continued service, provided that the vesting schedule shall not be less favorable to the Participant than the schedule under which the Award would have become vested or exercisable. For purposes of this Section 21.1(e), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

The Board shall have full power and authority to assign the Company’s right to repurchase or re-acquire or forfeiture rights to such successor or acquiring corporation. In addition, in the event such successor or acquiring corporation refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, the Committee will notify the Participant in writing or electronically that such Award will be exercisable to the extent exercisable or vested at that time, after giving effect to any acceleration approved by the Board or Committee or pursuant to an agreement governing the Award, for a period of time determined by the Committee in its sole discretion, and such Award will terminate upon the expiration of such period. Awards need not be treated similarly in a Corporate Transaction.

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2023 PROXY STATEMENT | ANNEX III
21.2. Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Purchase Price or the Exercise Price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price. Substitute Awards shall not reduce the number of Shares authorized for grant under the Plan or authorized for grant to a Participant in a calendar year.

21.3. Non-Employee Directors’ Awards. Notwithstanding any provision to the contrary herein, in the event of a Corporate Transaction, the vesting of all Awards granted to Non-Employee Directors shall accelerate and such Awards shall become exercisable (as applicable) in full prior to the consummation of such event at such times and on such conditions as the Committee determines.

22. ADOPTION AND STOCKHOLDER APPROVAL. This Plan shall be submitted for the approval of the Company’s stockholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board.

23. TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will become effective on the Effective Date and will terminate fourteen (14) years from the date this Plan is adopted by the Board. This Plan and all Awards granted hereunder shall be governed by and construed in accordance with the laws of the State of Delaware (excluding its conflict of laws rules).

24. AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval; provided further, that a Participant’s Award shall be governed by the version of this Plan then in effect at the time such Award was granted.

25. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

26. INSIDER TRADING POLICY. Each Participant who receives an Award shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers and/or directors of the Company.

27. ALL AWARDS SUBJECT TO COMPANY CLAWBACK OR RECOUPMENT POLICY. All Awards, subject to applicable law, shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment or other service with the Company that is applicable to executive officers, employees, directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law, may require the cancellation of outstanding Awards and the recoupment of any gains realized with respect to Awards.

28. DEFINITIONS. As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:

28.1. “Affiliate” means (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee, whether now or hereafter existing.

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2023 PROXY STATEMENT | ANNEX III
28.2. “Award” means any award under the Plan, including any Option, Restricted Stock, Stock Bonus, Stock Appreciation Right, Restricted Stock Unit or award of Performance Shares.

28.3. “Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award and country-specific appendix thereto for grants to non-U.S. Participants, which shall be in substantially a form (which need not be the same for each Participant) that the Committee (or in the case of Award agreements that are not used for Insiders, the Committee’s delegate(s)) has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.

28.4. “Award Transfer Program” means any program instituted by the Committee which would permit Participants the opportunity to transfer any outstanding Awards to a financial institution or other person or entity approved by the Committee.

28.5. “Board” means the Board of Directors of the Company.

28.6. “Cause” means (i) Participant’s willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Participant’s willful breach of any of his or her obligations under any written agreement or covenant with the Company. The determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time as provided in Section 20 above, and the term “Company” will be interpreted to include any Subsidiary or Parent, as appropriate. Notwithstanding the foregoing, the foregoing definition of “Cause” may, in part or in whole, be modified or replaced in each individual employment agreement or Award Agreement with any Participant, provided that such document supersedes the definition provided in this Section 28.6.

28.7. “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

28.8. “Committee” means the Compensation Committee of the Board or those persons to whom administration of the Plan, or part of the Plan, has been delegated as permitted by law.

28.9. “Common Stock” means the common stock of the Company.

28.10. “Company” means LendingClub Corporation, or any successor corporation.

28.11. “Consultant” means any person, including an advisor or independent contractor, engaged by the Company or a Parent, Subsidiary or Affiliate to render services to such entity.

28.12. “Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that for purposes of this subclause (i) the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Corporate Transaction; (ii) the consummation of the sale, transfer or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; (iv) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company) or (v) a change in the effective control of the Company that occurs on the date that a

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2023 PROXY STATEMENT | ANNEX III
majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (v), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Corporate Transaction. For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would become payable under this Plan by reason of a Corporate Transaction, such amount shall become payable only if the event constituting a Corporate Transaction would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time.

28.13. “Director” means a member of the Board.

28.14. “Disability” means in the case of incentive stock options, total and permanent disability as defined in Section 22(e)(3) of the Code and in the case of other Awards, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

28.15. “Effective Date” means the day immediately prior to the date of the underwritten initial public offering of the Company’s Common Stock pursuant to a registration statement that is declared effective by the SEC.

28.16. “Employee” means any person, including officers and Directors, providing services as an employee to the Company or any Parent, Subsidiary or Affiliate. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

28.17. “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

28.18. “Exchange Program” means a program pursuant to which (i) outstanding Awards are surrendered, cancelled or exchanged for cash, the same type of Award or a different Award (or combination thereof) or (ii) the exercise price of an outstanding Award is increased or reduced.

28.19. “Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares issuable upon exercise of an Option and with respect to a SAR, the price at which the SAR is granted to the holder thereof.

28.20. “Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(b) if such Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(c) in the case of an Option or SAR grant made on the Effective Date, the price per share at which shares of the Company’s Common Stock are initially offered for sale to the public by the Company’s underwriters in the initial public offering of the Company’s Common Stock pursuant to a registration statement filed with the SEC under the Securities Act; or

(d) if none of the foregoing is applicable, by the Board or the Committee in good faith.

28.21. “Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.

28.22. “IRS” means the United States Internal Revenue Service.

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2023 PROXY STATEMENT | ANNEX III

28.23. “Non-Employee Director” means a Director who is not an Employee of the Company or any Parent or Subsidiary.

28.24. “Option” means an award of an option to purchase Shares pursuant to Section 5.

28.25. “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

28.26. “Participant” means a person who holds an Award under this Plan.

28.27. “Performance Award” means cash or stock granted pursuant to Section 10 or Section 12 of the Plan.

28.28. “Performance Factors” means any of the factors selected by the Committee and specified in an Award Agreement, from among the following objective measures, either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or Subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the performance goals established by the Committee with respect to applicable Awards have been satisfied:

(a) Profit before tax;

(b) Billings;

(c) Revenue;

(d) Net revenue;

(e) Earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings, or as otherwise adjusted);

(f) Operating income;

(g) Operating margin;

(h) Operating profit;

(i) Controllable operating profit, or net operating profit;

(j) Net profit;

(k) Gross margin;

(l) Operating expenses or operating expenses as a percentage of revenue;

(m) Net income;

(n) Earnings per share;

(o) Total stockholder return;

(p) Market share;

(q) Return on assets or net assets;

(r) The Company’s stock price;

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2023 PROXY STATEMENT | ANNEX III

(s) Growth in stockholder value relative to a pre-determined index;

(t) Return on equity;

(u) Return on invested capital;

(v) Cash Flow (including free cash flow or operating cash flows);

(w) Cash conversion cycle;

(x) Economic value added;

(y) Individual confidential business objectives;

(z) Contract awards or backlog;

(aa) Overhead or other expense reduction;

(bb) Credit rating;

(cc) Strategic plan development and implementation;

(dd) Succession plan development and implementation;

(ee) Improvement in workforce diversity;

(ff) Customer indicators;

(gg) New product invention or innovation;

(hh) Attainment of research and development milestones;

(ii) Improvements in productivity;

(jj) Bookings;

(kk) Attainment of objective operating goals and employee metrics; and

(ll) Any other metric that is capable of measurement as determined by the Committee.

The Committee may, in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules, provide for one or more equitable adjustments (based on objective standards) to the Performance Factors to preserve the Committee’s original intent regarding the Performance Factors at the time of the initial award grant. It is within the sole discretion of the Committee to make or not make any such equitable adjustments.

28.29. “Performance Period” means the period of service determined by the Committee, not to exceed five (5) years, during which years of service or performance is to be measured for the Award.

28.30. “Performance Share” means an Award granted pursuant to Section 10 or Section 12 of the Plan.

28.31. “Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Employee, any person sharing the Employee’s household (other than a tenant or employee), a trust in which these persons (or the Employee) have more than 50% of the beneficial interest, a foundation in which these persons (or the Employee) control the management of assets, and any other entity in which these persons (or the Employee) own more than 50% of the voting interests.

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2023 PROXY STATEMENT | ANNEX III

28.32. “Person” shall have the meaning as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

28.33. “Plan” means this LendingClub Corporation 2014 Equity Incentive Plan, as amended and restated.

28.34. “Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option or SAR.

28.35. “Restricted Stock Award” means an award of Shares pursuant to Section 6 or Section 12 of the Plan, or issued pursuant to the early exercise of an Option.

28.36. “Restricted Stock Unit” means an Award granted pursuant to Section 9 or Section 12 of the Plan.

28.37. “SEC” means the United States Securities and Exchange Commission.

28.38. “Securities Act” means the United States Securities Act of 1933, as amended.

28.39. “Service” shall mean service as an Employee, Consultant, Director or Non-Employee Director, to the Company or a Parent, Subsidiary or Affiliate of the Company, subject to such further limitations as may be set forth in the Plan or the applicable Award Agreement. An Employee will not be deemed to have ceased to provide Service in the case of (i) medical leave, (ii) military leave, or (iii) any other leave of absence approved by the Company. In the case of any Employee on an approved leave of absence or a reduction in hours worked (for illustrative purposes only, a change in schedule from that of full-time to part-time), the Company may make such provisions respecting suspension of or modification of vesting of the Award while on leave from the employ of the Company or a Parent, Subsidiary or Affiliate or during such change in working hours as it may deem appropriate, pursuant to formal policy adopted from time to time by the Company, except that in no event may an Award be exercised after the expiration of the term set forth in the applicable Award Agreement. In the event of military leave, if required by applicable laws, vesting shall continue for the longest period that vesting continues under any other statutory or Company approved leave of absence and, upon a Participant’s returning from military leave (under conditions that would entitle him or her to protection upon such return under the Uniform Services Employment and Reemployment Rights Act), he or she shall be given vesting credit with respect to Awards to the same extent as would have applied had the Participant continued to provide services to the Company throughout the leave on the same terms as he or she was providing services immediately prior to such leave. Except as set forth in this Section 28.39, an employee shall have terminated employment as of the date he or she ceases to provide services (regardless of whether the termination is in breach of local employment laws or is later found to be invalid) and employment shall not be extended by any notice period or garden leave mandated by local law, provided however, that a change in status from an employee to a consultant or advisor shall not terminate the service provider’s Service, unless determined by the Committee, in its discretion. The Committee will have sole discretion to determine whether a Participant has ceased to provide Services and the effective date on which the Participant ceased to provide Services.

28.40. “Shares” means shares of the Common Stock and the common stock of any successor security.

28.41. “Stock Appreciation Right” means an Award granted pursuant to Section 8 or Section 12 of the Plan.

28.42. “Stock Bonus” means an Award granted pursuant to Section 7 or Section 12 of the Plan.

28.43. “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

28.44. “Treasury Regulations” means regulations promulgated by the United States Treasury Department.

28.45. “Unvested Shares” means Shares that have not yet vested or are subject to a right of repurchase in favor of the Company (or any successor thereto).

* * * * * * * * * * *

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2023 PROXY STATEMENT | PROXY CARDS

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2

1 1

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VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 7, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to **www.virtualshareholdermeeting.com/LC2023**
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NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

CONTROL # → 0000000000000000

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

02 0000000000

The Board of Directors recommends you vote FOR the following:

1. Election of Class III Directors

Nominees	For	Against	Abstain
1a. Kathryn Reimann	☐	☐	☐
1b. Scott Sanborn	☐	☐	☐
1c. Michael Zeisser	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4, 5 and 6.

	For	Against	Abstain
2. Approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in the Proxy Statement.	☐	☐	☐
3. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	☐	☐	☐
4. Approval of an amendment and restatement of our Restated Certificate of Incorporation (the Declassification Amendment) that would phase in the declassification of our Board.	☐	☐	☐
5. Approval of an amendment and restatement of our Restated Certificate of Incorporation (the Supermajority Voting Amendment) that would remove the supermajority voting requirements to amend our Restated Certificate of Incorporation or our Bylaws.	☐	☐	☐
6. Approval of an amendment and restatement of our 2014 Equity Incentive Plan (the Equity Plan Amendment) that would extend the expiration of the 2014 Equity Incentive Plan to December 2028.	☐	☐	☐

NOTE: Transact such other business as may properly come before the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000609822_1 R1.0.0.6

2023 PROXY STATEMENT | PROXY CARDS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Annual Report Wrap are available at www.proxyvote.com

LENDINGCLUB CORPORATION
Annual Meeting of Stockholders
June 8, 2023, 11:00AM Pacific Time
This proxy is solicited by the Board of Directors

The undersigned stockholder hereby appoints Scott Sanborn and Andrew LaBenne or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of LENDINGCLUB CORPORATION that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, Pacific Time on June 8, 2023 held via a live webcast at www.virtualshareholdermeeting.com/LC2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000609822_2 R1.0.0.6

Continued and to be signed on reverse side